UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
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6333 North State Highway 161, 4th Floor
Irving, Texas 75038

To My Fellow Shareholders,

The year 2018 was terrific for Blucora as we delivered on our financial and strategic objectives while positioning the company for strong future growth. I am incredibly proud of what the Blucora team accomplished during the year, including:

•	Growing total revenue by 10%;

•	Growing net income by 87%;

•	Growing adjusted EBITDA* by almost double the rate at which we grew revenue, or 19%;

•	Growing non-GAAP earnings* by an even stronger 30% and approaching $2 per share;

•	Generating nearly $100 million in free cash flow*;

•	Further strengthening the balance sheet by paying down $80 million in debt and reducing our net leverage ratio* to 1.5 times from 2.8 times; and

•	Last but not least, bringing great new talent in to the organization up to and including the management team and our Board of Directors.

This performance helped us deliver a 21% return in 2018 for our shareholders, which is at the top of our industry peer group. Our strong results in the year build on our established track record of execution and demonstrated success. Over the past 5 years we have now, on an average annual basis, grown revenue by 8%, net income from negative $45.5 million to positive $50.6 million, Adjusted EBITDA* by 12% and Non-GAAP EPS* by 28%. On any objective basis, this is top-tier performance. We have generated hundreds of millions in free cash flow and strengthened our balance sheet, reducing net leverage* to 1.5x from a high of 6.3x.

We achieved these impressive results thanks to a focused set of strategies executed by a great team, of whom I am very proud.

This is my fourth opportunity to share our progress and our vision for the company. My thoughts go back to my first letter in early 2016, when we faced a remarkable set of challenges - including divesting non-core businesses, driving growth, de-levering and delivering strong earnings and cash flow. This was our 4D’s strategy and it served us well in enabling what one of our shareholders commented was perhaps the most significant business transformation they’d ever seen.

Last year I wrote in this letter about the next evolution of the strategy that focused our team on:

•	A - Accelerating Growth.

•	B - Building Tax-Smart Leadership.

•	C - Creating One Blucora.

•	D - Delivering Results.

Based on our financial results and the actions we took in 2018, much of which I highlight below, I am proud to say we made great progress on this strategy.

Like every effective growth strategy, ours is built around core beliefs that motivate our entire team. We believe that taxes are the key to better outcomes and that consumers are currently not well-served by the traditional tax preparation and wealth management industries that focus either on maximizing a once-a-year refund, in the case of the former, or ignore taxes altogether, in the case of the latter. These outdated approaches have left consumers without a holistic service approach to their financial future. Blucora bridges the gap between tax and wealth management and is leading the next major innovation in financial management - maximizing after-tax financial returns. In reality, this is what we all will live off of - day to day and in our retirement. This belief motivates our entire team, and we are more inspired than ever about what we can do for our clients - and do better than others.

Wealth Management

In wealth management, our HD Vest unit had an excellent 2018 despite the market volatility we saw late in the year. For the year, revenue grew by 7% and we achieved nearly $1 billion of net flows into advisory assets, setting a new record for our team. More importantly, this was a year of positioning for HD Vest, laying the groundwork for future growth.

We seek to build long term value by driving increased total client assets and increased monetization of those assets through the adoption of advisory services and maximizing the capture of the economics of client cash. Our approach is straightforward: adopt best practices, provide the best tools and services that enable advisors to maximize their productivity practices and extend our unique reason-to-win around the creation of tax alpha. In 2018, we made substantial progress in setting the stage for step-function increases in client, advisor and shareholder value, and we expect to build on each of these in 2019.
A few areas where we demonstrated great success during the year, include:

•
Recruiting. In 2018 we recruited more than $700 million in total new client assets, roughly double what we did in 2017. This included about 120 tax professionals that we have recruited and trained as wealth managers as well as nearly 75 established advisors.

•
Advisory growth. We achieved record net flows at HD Vest, including nearly $1 billion into advisory. This helped advisory assets as a percentage of total client assets end the year at a new high-water mark at approximately 30%. As advisory assets continue to grow faster than the total, it is one component, along with trailing commissions and sweep revenue, that further reduces our dependence on transactions and increases our recurring revenue rate.

•
Clearing conversion. In September 2018 we went live with our ambitious conversion project which had begun more than 15 months prior. The conversion, which was essentially multiple conversions in one, when considering the clearing platform and new advisor technologies, has created a transformed advisor experience. This new advisor experience was enabled with next generation technology and new capabilities like highly integrated business processing, data aggregation, and a world-class client portal. We believe we now have one of the best commercial grade advisor platforms in the industry and will be making improvements to further improve our advisors’ experience and capabilities over time. We are already seeing strong adoption of the new tools as well as new advisors joining our platform who simply would not have come to us without this industry-leading technology and platform.

The conversion was also an important financial driver. Excluding the potential benefits from increased productivity, the clearing portion alone is expected to generate more than $120 million in incremental segment income over the 10-year contract duration. This will further enable us to provide end-customers with higher interest income over time, fund growth initiatives and enhance bottom-line earnings.

•
Advisor Productivity. Our initiatives to increase advisor effectiveness and productivity continue to bear fruit. At the front end of the process, our introduction of predictive models to assess advisors and bring on those with the highest potential has led to new advisors reaching early productivity milestones in a fraction of our historical average, at 120 days versus the prior 800.

At the other end of the spectrum, last year we actively pruned the advisor base by setting engagement requirements, which led to the termination of hundreds of advisors.  This has created more capacity for our team to focus on our highly-engaged advisors while enhancing our ability to support our most productive advisors and teams.  Overall, our average production per advisor was up 20% in 2018, and we believe we are just in the early stages in this regard.

•
Tax Smart Innovation. We also made great progress in our Tax Smart Innovation incubator. The first innovation, which is already in beta testing, is a new proprietary tax-smart investing software platform to help advisors systematically capture tax-alpha for clients. This is significant as investors give up one to two percentage points of performance each year due to taxes. The beta was oversubscribed within 24 hours of launch, and is now in testing with about 150 advisors. We are in the very early stages here, but the reaction and the results to date are very encouraging, and indicate we may be on the cusp of commercializing truly disruptive technology. With this beta and as we expand beyond it, we believe we can create a far more useful set of capabilities than are currently available in the marketplace, giving our advisors an incredible edge in driving incremental value for clients.

Subsequent Event - Acquisition of 1st Global

In early 2019 we announced the acquisition of HD Vest’s largest competitor in the tax-focused wealth management space, 1st Global. 1st Global has about 850 advisors and roughly $18 billion in total client assets, a full 50% of which is in advisory, which compares to about 30% for HD Vest. This acquisition aligns well with our strategy of accelerating growth, building tax-smart leadership and delivering results. This deal has important attributes that make it both strategically and financially attractive. I would point you to four main takeaways:

1.
This is a classic consolidating acquisition that adds significant scale to our wealth management business with a nationwide community of tax-focused financial advisors that combined is nearly 4,500 advisors strong and entrusted with overseeing approximately $60 billion in total client assets, with nearly $22 billion, or 36%, in fee-based advisory assets and creates greater capacity to invest in supporting our advisors. Scale drives both substantial revenue and cost synergies. 1st Global is also located in the Dallas metropolitan area and utilizes similar key service partners, including Fidelity, eMoney and Envestnet. With this and with the inherent geographic and vendor overlap, we can lower the relative risk of the transaction and make integration, cost savings and synergies easier to achieve. In fact, the majority of external scale synergies are already contracted, further mitigating risk.

2.
The businesses are also complementary in that 1st Global has a focus and strong position in large, multi-partner accounting firms, with HD Vest leading in, and primarily focused on, individual advisors. This accelerates our push into the institutional and multi-partner accounting firm market, which is under penetrated and furthers our competitive advantage in the market.

3.
The combined business will feature strengthened capabilities in several important areas, including growth drivers like recruiting, on-boarding, and advisor development; as well as proprietary research, in-house portfolio management and proprietary technology.

4.
This expands our established tax-aware investing footprint by creating by far the largest and most capable tax-focused wealth manager. We share a common vision, believing that clients are only truly well-served when advisors are focused on minimizing taxes and maximizing after-tax returns. The combined advisor community will have access to the tools we are now in the process of developing that enable the systematic capture of tax alpha, through creation of a holistic Tax-Smart Investing software suite.

I’m very excited about this transaction and the benefits we expect it will bring to Blucora. 1st Global has an impressive advisor base, team and business model, and a culture very similar to our own. In the near-term this transaction gives us greater scale and new opportunities to leverage efficiencies, capabilities and technology to better serve our combined advisor base. We will also be able to better to reinvest in our business and take advantage of the “best of breed” across both platforms. Longer-term, we expect our advisors will be able to use their capabilities to increase the share of client assets in advisory accounts where appropriate, potentially also including bringing more directly held assets onto our platform. Both opportunities can create additional value as advisors and clients take advantage of the breadth of our combined capabilities.

So in summarizing wealth management, we demonstrated excellent results in 2018. Net flows have been strong, the shift to advisory continues and sweep revenue run-rate has never been higher for HD Vest - these are the major drivers of value, and they are our focus. Perhaps even more important than our near-term results, were the foundational elements we put in place to drive future growth. We’re bringing in great new advisor talent, arming them with a powerful set of technology and productivity tools, we’re rolling out new training and support as well as developing the next-generation of tax-smart tools to drive even greater client value and maximize after-tax returns. And with the new acquisition, we’ll be doing this with a larger group of like-minded employees and advisors, for even more clients.

Our future potential is unbounded.

Tax Preparation

As we look at the tax preparation side of our business in 2018, we unveiled several advances and new benefits for customers, as part of a multi-year effort to improve the client experience, to make the tax filing experience easier and more rewarding. A few of these for tax year 2018 included:

•
Enhanced Customer Experience. Starting with a newly refreshed and improved website that enables customers to quickly identify the product that best fits their needs. We also provided an upgraded mobile experience, with the TaxAct app earning a 4.5-star rating in Apple’s app store, up from 4 stars. We also launched ten-minute taxes, a streamlined and intuitive process to guide certain filers with simple returns to complete their returns in under ten minutes so they can get back to the things that matter most to them. 2018 also saw the launch of our refund marketplace which rewards filers with a bonus amount on a gift card, up to a maximum of $599, when they allocate a portion of their refund to gift cards from an assortment of top national retailers. This bonus can make the tax filing process ‘better than free’ where the filer can end up walking away from TaxAct filing experience with more bonus money than they paid us to file. While we are proud of the improvements we brought to customers in the most recent tax year, we are even more excited about the further enhancements we are already working on for tax year 2019.

•
Partnerships. In addition to the enhanced customer experience, we had new and expanded partnerships for the season. Last year was our first year testing several types of new partnerships. We were pleased to announce an expanded relationship with a key retail banking partner which included TaxAct software being offered to their customers, and TaxAct filers having access to several of their products, including CDs, loans and credit cards, as well as the option of depositing their tax refund directly in to a high-yield savings account. Consistent with our mission to provide the most value to customers across their financial lives, many of these products were offered key advantages such as receiving the bank’s highest available rate on savings or discounted rates on loans.

Other partner updates included renewed agreements with existing partners in the investment and EAP markets, which included broader exposure with their constituent bases. We also gained distribution on Amazon for the first time.

Our BluPrint financial assessment, which utilizes our proprietary software to turn insights obtained from a tax return with customer consent, into actionable recommendations to improve their financial situation, was also updated. The new version provides a more guided experience for customers to help them capture more value. This includes anything from reducing their tax expense to lowering their rate on debt or increasing their rate on savings. Last year more than 2 million customers asked us to help them and requested a BluPrint analysis. We believe we’re the only online tax software company that offers this level of insight and guidance into the financial health of our customers and provides comprehensive solutions which can save our customers real money now and for years to come.

I’ll close on Tax Preparation by noting that we’ve also made significant improvements in our capabilities on this business in 2018 and into 2019, regarding leadership, marketing, product management and engineering. We have never had a stronger team in this business in my view, and I am excited about the changes being implemented now and outlined for the future.

Conclusion

In 2018 we delivered strong results, building on our efforts in recent years to reposition the company and strengthen our platform. While we have delivered great results, I have never been more excited about our prospects as I am now. We have a motivated team executing an effective growth strategy built around shared core beliefs. We have a differentiated business model and have been planting the seeds for future growth. Simply put, we have built a strong business that is well positioned to capitalize on the significant growth opportunities we see ahead. And, we are more clear than ever that we can make a difference in the lives of the millions of American’s who depend on us to achieve their life’s financial goals.

I sincerely thank our shareholders for the trust and confidence you place in us, and our employees for the hard work put in every day to serve our customers and advisors, and grow our company. In closing, I offer a humble thank you to our advisors, customers, and clients - be you longstanding or new to the Blucora family. Your trust in us is what has enabled the remarkable results we have achieved so far, and is also what inspires us to build a future that is even brighter.

Sincerely,

John S. Clendening

*See Annex A for a reconciliation to the nearest GAAP measure.

6333 North State Highway 161, 4th Floor
Irving, Texas 75038

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 23, 2019
TO THE STOCKHOLDERS:
Notice is hereby given that the annual meeting of stockholders of Blucora, Inc., a Delaware corporation, will be held on May 23, 2019 at 1:00 p.m. Central Daylight Time at The Hotel at Kirkwood Center, Hotel Auditorium - Room 198, 7725 Kirkwood Blvd SW, Cedar Rapids, IA, 52404 for the following purposes:

1.	To elect five directors;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019;

3.	To approve, on a non-binding advisory basis, the compensation of our Named Executive Officers, as disclosed in this Proxy Statement; and

4.	To transact such other business as may properly come before the meeting or any adjournment, postponement or recess thereof.
The Board of Directors has fixed the close of business on March 26, 2019 as the record date for the determination of stockholders entitled to notice of this meeting and the right to vote.
We have elected to deliver a Notice of Internet Availability of Proxy Materials, rather than sending a full set of proxy materials (including this proxy statement and our Annual Report on Form 10-K for the year ended 2018) in the mail, which we believe reduces the environmental impact of our annual meeting. The Notice of Internet Availability was first sent to stockholders on or about April 10, 2019, and the proxy materials were made available on www.proxydocs.com/BCOR on the same day. For specific instructions regarding voting online, by telephone, or by mail, please see the instructions in this Proxy Statement and on the Notice of Internet Availability of Proxy Materials.
This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

By Order of the Board of Directors,

Ann J. Bruder Chief Legal Officer and Secretary
Irving, TX
April 10, 2019
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE VOTE ONLINE, BY TELEPHONE, OR SIGN, DATE, AND RETURN YOUR PROXY CARD (IF YOU RECEIVED ONE), OR VOTE IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ON YOUR VOTING INSTRUCTION CARD.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2019: THIS NOTICE OF ANNUAL MEETING AND PROXY STATEMENT, THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS AND THE 2018 ANNUAL REPORT ARE AVAILABLE AT WWW.PROXYDOCS.COM/BCOR.

ANNUAL REPORT TO STOCKHOLDERS	74
WHERE YOU CAN FIND MORE INFORMATION	74
ANNEX A - NON-GAAP RECONCILIATION	75

PROXY STATEMENT
for
2019 ANNUAL MEETING OF STOCKHOLDERS OF BLUCORA, INC.
May 23, 2019

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement before voting. For more complete information regarding our 2018 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission (the "SEC") on March 1, 2019.

Information About the Annual Meeting of Stockholders

The Board of Directors (the "Board" or "Board of Directors") of Blucora, Inc. (referred to throughout this proxy statement as “Blucora," the “Company, "we," "us" or "our") is soliciting proxies for the 2019 annual meeting of stockholders and any adjournment, postponement or recess of such meeting. The Notice of Internet Availability was first sent to stockholders on or about April 10, 2019, and the proxy materials were made available on www.proxydocs.com/BCOR on the same day.

Time and Date:	1:00 p.m., Central Daylight Time, on May 23, 2019
Location:	The Hotel at Kirkwood Center, Hotel Auditorium - Room 198, 7725 Kirkwood Blvd SW, Cedar Rapids, IA, 52404
Record Date:	March 26, 2019
Voting:	Each share of common stock is entitled to one vote at the Annual Meeting

Proposals Included in this Proxy Statement and Recommendations for Voting

Management Proposals:	Board Recommendation	For more detail, see page:
Proposal 1- Election of Directors	"FOR" EACH NOMINEE	12
Proposal 2 - Ratification of Appointment of Independent Registered Public Accounting Firm for 2019	FOR	16
Proposal 3 - Advisory vote to approve the compensation of the Company's Named Executive Officers	FOR	17

Blucora, Inc. | 2019 Proxy Statement 1

Financial and Business Information

We are a leading provider of technology-enabled financial solutions to consumers, small business owners, and tax professionals. We offer our products and services in wealth management through HDV Holdings, Inc. and its subsidiaries (“HD Vest”) and tax preparation through TaxAct, Inc. and its subsidiary (“TaxAct”) to help consumers to manage their financial lives in a tax-smart manner.

2018 Financial and Business Highlights
•
For the 2018 fiscal year we achieved double-digit growth in revenue, earnings and cash flow, while hitting records in key performance metrics such as advisory flows. At the same time, we strengthened our balance sheet, our business platform and our leadership team, laying the groundwork to capture the significant opportunities we see ahead.

•	We increased total revenue by 10% from 2017. (1)
•	We grew GAAP net income by 87% from 2017.
•	We increased non-GAAP Adjusted EBITDA by 19% from 2017. (1)(2)
•	We increased non-GAAP net income by 36% from 2017. (2)
•	We increased net income per share attributable to Blucora, Inc. (EPS) by 58% from 2017.
•	We increased non-GAAP EPS by 30% from 2017.(2)(3)
•	We achieved record advisory net flows at HD Vest, approaching $1 billion.
•	We recorded our 21st consecutive year of revenue growth at TaxAct, growing 16% year-over-year.
•	We utilized strong cash flow generation to pay down $80 million in debt, reducing our net leverage ratio to 1.5x from 2.8x. (2)
•	We completed our clearing firm transition, which is expected to generate more than $120 million in incremental HD Vest segment income over a 10-year term.
•	We brought great new talent in to the organization at all levels, including our management team and Board of Directors.

(1)	Financial measures used in our annual bonus plan. See "Compensation Discussion and Analysis" for additional information.

(2)	See Annex A - Non-GAAP Reconciliation for a reconciliation to the nearest GAAP measure.

(3)	Financial measure used for our 2018 performance-based restricted stock units. See "Compensation Discussion and Analysis" for additional information.

For information concerning risks, uncertainties and other factors that may cause our results to differ from those expressed by any forward-looking statements in this proxy statement, please see “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018.

Blucora, Inc. | 2019 Proxy Statement 2

Proposal 1 - Election of Class I and Class II Directors
At the 2019 Annual Meeting of Stockholders, we are asking you to re-elect a total of five directors: William L. Atwell, Steven Aldrich, John S. Clendening, H. McIntyre Gardner and Christopher W. Walters (collectively, the “Director Nominees”). These directors comprise our Class I and Class II directors. Lance G. Dunn, who has served as a Class I director since 2012, informed the Board on April 5, 2019, that he will retire from the Board effective as of this annual meeting of stockholders. As a result, immediately following this annual meeting of stockholders the Board size will be reduced from ten directors to nine directors.
At our 2017 annual meeting of stockholders, our stockholders voted to approve the declassification of our Board of Directors over a three-year period beginning with our 2018 annual meeting of stockholders. Each director is currently assigned to one of three classes. The Class I directors who were up for election at our 2018 annual meeting were elected for a one-year term. In 2019, the Class I and Class II directors are up for election and, if elected, will serve for a one-year term. In 2020, all members of our Board of Directors will be up for election for a one-year term, and thereafter all directors will be elected annually. Information about each of our directors, including our Director Nominees for election at the annual meeting, is set forth below.
Information regarding our directors as of March 26, 2019 is set forth below. For additional information concerning this proposal and our Director Nominees, see “Proposal One—Election of Directors” on page 12 of this Proxy Statement, and for additional information regarding our other directors, see "Information Regarding the Board of Directors."

						Board Committees
Name	Age	Director Since	Class of Director*	Employment Description	Indepen-dent	Audit	Compen-sation	Nominating and Governance
William L. Atwell, Chair	68	2017	II	Managing Director of Atwell Partners	Y
Steven Aldrich	49	2017	II	Former CPO of GoDaddy	Y			✓
John S. Clendening	56	2016	I	President & CEO Blucora	N
Lance G. Dunn	56	2012	I	Former Co-Founder & CEO of TaxAct	Y	✓
H. McIntyre Gardner	57	2017	I	Private Investor and former Senior Executive at Merrill Lynch & Co., Inc.	Y			Chair
E. Carol Hayles	58	2018	III	Former CFO of CIT Group Inc.	Y	✓	✓
John MacIlwaine	49	2018	III	VP - Chief Technology Officer at Braintree	Y	✓
Georganne C. Proctor	62	2017	III	Former CFO of TIAA-CREF	Y	Chair	✓
Christopher W. Walters	45	2014	II	Senior Partner of Activate	Y		Chair
Mary S. Zappone	54	2015	III	CEO of Brace Industrial Group	Y		✓	✓
* Excluding Mr. Dunn who is retiring from the Board at this annual meeting of stockholders, Class I and Class II Directors have been nominated for re-election at the 2019 Annual Meeting of Stockholders.

Blucora, Inc. | 2019 Proxy Statement 3

Proposal 2 - Auditor Ratification

We are asking you to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019. Although a stockholder vote for this appointment is not required by law and is not binding on us, our Audit Committee will take your vote on this proposal into consideration when appointing or making changes to our independent registered public accounting firm in the future.

For additional information concerning this proposal, see “Proposal Two—Ratification of Appointment of Independent Registered Public Accounting Firm for 2019” on page 16 of this Proxy Statement, and for information concerning the fees we paid to Ernst & Young LLP during 2018 and 2017, see “Fees Paid to Independent Registered Public Accounting Firm for 2018 and 2017” on page 33 of this Proxy Statement.

Proposal 3 - Executive Compensation
We are asking you to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers for 2018 as disclosed in the “Compensation Discussion and Analysis” and the accompanying compensation tables and related narrative discussion beginning on page 37. We believe that our Named Executive Officer compensation program described throughout our “Compensation Discussion and Analysis” reflects an overall pay-for-performance culture that aligns the interests of our executives with those of our stockholders. Our compensation programs are designed to provide a competitive level of compensation to attract, motivate and retain talented and experienced executives and to reward our Named Executive Officers for the achievement of short- and long-term strategic and operational goals and increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. In addition, we have implemented a number of executive compensation best practices and policies over the last few years that we believe reflect sound governance and promote the long-term interests of our stockholders.
For additional information concerning this proposal, see “Proposal Three- Advisory Vote to Approve the Compensation of the Company's Named Executive Officers” beginning on page 17 of this Proxy Statement. In addition, please see the information set forth in "Compensation Discussion and Analysis” and the accompanying compensation tables and related narrative discussion beginning on page 37, including the highlights of our 2018 executive compensation information included under “Executive Summary.”
Board and Corporate Governance Highlights
We are committed to good corporate governance in order to promote the long-term interests of our stockholders, strengthen Board and management accountability and build public trust in our Company. Our governance framework is described throughout this proxy statement and includes the following highlights:

✓	9 Independent Directors	✓	All Board Committees are Independent
✓	Declassified Board	✓	Risk Oversight by Full Board and Committees
✓	Majority Voting for Directors in Uncontested Elections With Resignation Policy	✓	Stockholders can Call Special Meetings
✓	Regular Board and Committee Meetings	✓	Stock Ownership Requirements for Directors and Executive Officers
✓	Regular Board and Committee Self-Evaluations	✓	Annual ratification of Independent Registered Public Accounting Firm
✓	Separate Chairman and Chief Executive Officer	✓	Hedging and Pledging Prohibitions
✓	Restrictive Insider Trading Policy	✓	Code of Ethics and Conduct administered by the Board of Directors
In addition, we believe that many of our compensation practices reflect good corporate governance. See our “Executive Compensation Best Practices” on page 42 for additional information.

Blucora, Inc. | 2019 Proxy Statement 4

Board Skills, Background and Core Competencies
Our Nominating and Governance Committee regularly evaluates the skills, qualifications, and competencies identified as important for directors to provide effective oversight to our Company. The matrix below shows the areas of experience and expertise that our Nominating and Governance Committee have identified that our directors bring to the Board.

Board Age and Gender
The Company is committed to fostering an environment of diversity and inclusion, including among its Board members. Therefore, in considering director nominees, the Nominating and Governance committee considers candidates who represent a mix of backgrounds and a diversity of race, ethnicity, gender, age, skills and professional experiences that enhance the quality of the deliberations and decisions of the Board, in the context of the perceived needs of the structure of the Board at that point in time. Currently, three of our ten Board members are women, and the age of our Board members ranges from 45 to 68.

Blucora, Inc. | 2019 Proxy Statement 5

Social and Environmental Responsibility
At Blucora, our mission is to provide products and services to help consumers manage their financial lives in a tax smart manner. However, we also believe that we have a responsibility towards the communities and the environment in which we operate, and we believe that operating our company in an environmentally and socially responsible manner will help drive the long-term growth of our business. Our social and environmental initiatives are an integral part of how we operate and are intended to foster a culture where our employees are proud of the company for which they work. We attempt to fulfill our social and environmental responsibilities in many ways, including by adhering to the beliefs set forth below.

Focus Area	What We Believe
Business
We believe in demonstrating that we are a responsible and ethical business partner by conducting our business based on our Code of Ethics and Conduct, which emphasizes conducting all business relationships with honesty, integrity and respect.

People
We believe in fostering an inclusive and diverse work environment that enables all of our employees to achieve and contribute. This belief is reflected in the composition of our executive leadership team, which has diversity of both race and gender. We are dedicated to ensuring our employees have the opportunity to participate in an array of professional development opportunities and that our hiring and labor practices are fair. We are continuously evaluating ways to minimize human biases in all of our talent programs and processes.

Community
We believe in strengthening our communities by providing all employees with paid time off to volunteer at charitable organizations of their choosing and by matching certain charitable donations by employees. We are particularly proud of our efforts to help families dealing with the crisis of food insecurity, and we and our employees have participated in programs and food drives, including through partnerships with the North Texas Food Bank, to ensure families in need have access to meals during the holidays. In addition, during 2018, we donated copies of our TaxAct software to lower income tax payers through our participation in the Internal Revenue Service’s Free File Alliance. We also formed an alliance with Credible.com in 2018 to help educate millennial TaxAct customers about student loan repayments and assist them in exploring refinancing options to improve their financial lives. We also raised funds to help our advisors in areas impacted by hurricanes and other natural disasters in 2017, 2018 and 2019.

Environment
We believe in minimizing our environmental impact and carbon emissions through minimizing the waste we send to landfills, purchasing environmentally-responsible office products and encouraging our colleagues to adopt environmentally-responsible habits such as reducing internal copy paper usage and document printing. We have adopted eSignature capabilities across certain aspects of our business, including our Wealth Management segment, to allow our clients and employees to electronically review and sign documents and we have been furnishing our proxy statements to our stockholders electronically since 2017 in order to reduce the environmental impact of our annual meeting. In addition, all of the 3.7 million consumer tax returns and 1.8 million professionally-prepared tax returns that our Tax Preparation segment filed in 2018 were completed electronically, eliminating the need to print and submit hard copies of lengthy tax returns to the Internal Revenue Service.

We take our social and environmental responsibilities seriously, and we are continuously exploring ways to strengthen our culture and corporate responsibility framework.

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QUESTIONS AND ANSWERS REGARDING VOTING PROCEDURES
AND OTHER INFORMATION

Questions and Answers about the Annual Meeting
Q. When and where is the annual meeting?
A. We will hold the annual meeting at The Hotel at Kirkwood Center, Hotel Auditorium - Room 198, 7725 Kirkwood Blvd SW, Cedar Rapids, IA, 52404.
Q. Why did I receive a notice in the mail regarding Internet availability of proxy materials instead of a full set of proxy materials?
A. SEC rules allow companies to choose the method for delivery of proxy materials for stockholders. We have elected to deliver a Notice of Internet Availability of Proxy Materials, rather than sending a full set of these materials in the mail because we believe this process expedites stockholders’ receipt of proxy materials while reducing the cost and environmental impact of the annual meeting. The Notice of Internet Availability was initially sent to stockholders on or about April 10, 2019, and the proxy materials were made available on www.proxydocs.com/BCOR on the same day.
Shares must be voted by telephone, online or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. If you would like to receive a paper or email copy of the proxy materials, you should follow the instructions in the Notice of Internet Availability for requesting copies or follow the procedures set forth below.
Q. How do I request a paper copy of the proxy materials?
A. If you would like to request a paper copy of the proxy materials, including the proxy statement and form of proxy and the Annual Report to Stockholders, please contact our Investor Relations department by mail at the address on the first page of this proxy statement, by telephone at (972) 870-6400 or by e-mail at IR@Blucora.com, and we will promptly deliver a copy to you. You may also request a paper copy of the proxy materials at www.proxydocs.com/BCOR. Our proxy statement and Annual Report on Form 10-K are also available under the “Investor Relations” section of our website at www.blucora.com or at www.proxydocs.com/BCOR.
Questions and Answers About the Proposals Presented at the Annual Meeting
Q. What proposals will be voted on at the annual meeting?
A. There are three proposals scheduled to be voted on at the annual meeting:
Proposal One: The election of the three Class I directors and three Class II directors nominated by the Board of Directors of the Company;
Proposal Two: The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2019; and
Proposal Three: The advisory vote to approve the compensation of the Company's Named Executive Officers;
We do not expect any matters other than those described in this Proxy Statement to come before the annual meeting. The accompanying proxy card confers on the persons named as proxies the authority to vote the shares represented by such proxy in their discretion on any other matters that may properly come before the annual meeting.
Q. What are the voting options for each proposal?
A. In the election of directors (Proposal One), you may vote “FOR” or “AGAINST” or “ABSTAIN” with respect to any Director nominee.
On the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2019 (Proposal Two) and the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers (Proposal Three), you may vote “FOR,” “AGAINST,” or “ABSTAIN."

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Q. What are the Board of Directors’ voting recommendations?
A. The Board of Directors recommends that you vote your shares as follows:

•	“FOR” each Director Nominee;

•	“FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2019;
and

•	“FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers.

Questions and Answers About Voting at the Annual Meeting

Q. What is a broker non-vote?

A. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

It is important that you instruct your broker, bank, or other nominee to cast your vote if you want it to count in the election of directors (Proposal One) and in the advisory vote to approve the compensation of our Named Executive Officers (Proposal Three). If you hold your shares in street name and do not instruct your broker, bank, or other nominee how to vote, your shares will not be voted on these proposals. In such a case, your shares will be considered “broker non-votes” with regard to such proposals because the broker, bank, or other nominee will not have discretionary authority to vote your shares. The only proposal for which brokers, banks and other nominees have discretionary authority is the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2019 (Proposal Two).

Q. How many votes are required to elect the Class I and Class II directors (Proposal One)?

A. For the election of directors (Proposal One), the Director Nominees who receive a greater number of “FOR” votes than “AGAINST” votes from shares present at the meeting will be elected. If the votes cast for any Director Nominee do not exceed the votes cast against such Director Nominee, the Board of Directors will consider whether to accept or reject such Director Nominee’s resignation, which has been tendered to the Board of Directors pursuant to the Company's Corporate Governance Guidelines. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

Q. How many votes are required to ratify the appointment of Ernst and Young LLP as the Company’s independent registered public accounting firm (Proposal Two) and approve, on an advisory basis, the compensation of the Company’s Named Executive Officers (Proposal Three)?

A. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019 (Proposal Two) and the approval, on an advisory basis, of the compensation of our Named Executive Officers (Proposal Three) will each require the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on such proposal.

If your shares are represented at the annual meeting but you “ABSTAIN” from voting on any of these matters, your shares will be counted as present and entitled to vote on a particular proposal for purposes of establishing a quorum, and the abstention will have the same effect as a vote against that proposal.

Because your broker does not have discretionary authority to vote your shares with respect to the vote to approve the compensation, on an advisory basis, of the Company’s Named Executive Officers (Proposal Three), your broker will not be considered “entitled to vote” on such proposal at the annual meeting. Accordingly, a broker non-vote will have no effect on Proposal Three. Broker non-votes are not applicable to the vote to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019 (Proposal Two) because your broker has discretionary authority to vote your common stock with respect to such proposal.

Q. How many votes do you need at the annual meeting to transact business?

A. A quorum must be present in order for business to be conducted at the annual meeting. A majority of our outstanding shares entitled to vote, present in person or represented by proxy at the annual meeting, constitutes a quorum. In

Blucora, Inc. | 2019 Proxy Statement 8

addition to shares that are voted on any matter, abstentions and broker non-votes will be considered present at the annual meeting for purposes of establishing a quorum.

Q. What is the difference between a Stockholder of Record and a Street Name holder?

A. If your shares are registered directly in your name with Computershare Shareowner Services, our transfer agent, you are considered the “stockholder of record” with respect to those shares and we have sent the proxy statement and proxy card directly to you.

If you hold your shares in an account with a broker, bank, or other nominee, the nominee is considered the record holder of that stock. You are considered the beneficial owner of that stock, and your stock is held in “street name.” The proxy statement and proxy card have been forwarded to you by your broker, bank, or other nominee. As the beneficial owner, you have the right to direct your nominee regarding how to vote your shares.

Q. Who is entitled to vote?

A. All stockholders who owned our common stock at the close of business on the record date of March 26, 2019 are entitled to receive notice of the annual meeting and to vote the shares they own as of the record date. Each stockholder is entitled to one vote for each share of common stock held on all matters properly brought before the annual meeting to be voted on. Our Restated Certificate of Incorporation and our Amended and Restated By-Laws prohibit cumulative voting in the election of directors.

On the record date, 48,254,247 shares of our common stock were outstanding and entitled to vote, and we had 357 stockholders of record. The number of holders of record does not include beneficial owners of our common stock who hold their shares in street name.

Q. What if I do not vote for some of the items listed on my proxy card or voting instruction card?

A. If you provide specific voting instructions (either on your proxy card or to your broker, bank, or other nominee), your shares will be voted as you have instructed. If you are a stockholder of record and you execute the proxy card and do not provide voting instructions on certain matters, your shares will be voted in accordance with the Board’s recommendations. If you hold your shares in street name and do not provide voting instructions, your broker, bank, or other nominee will have discretionary authority to vote such shares ONLY on the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2019 (Proposal Two) and your shares will not be voted or counted on any of the other proposals.

Q. How can I vote my shares without attending the annual meeting?

A. Whether you are a stockholder of record or you hold your shares beneficially through a broker, bank, or other nominee, you may vote without attending the annual meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker, bank, or other nominee. In most cases, you will be able to do this by telephone, via the Internet, or by mail. For stockholders of record, please refer to the summary instructions included on your proxy card. For shares held through a broker, bank, or other nominee, please refer to the voting instruction card that will be provided by your broker, bank, or other nominee.

If your shares are registered under different names, or if they are in more than one account, you may receive more than one proxy card or voting instruction card. Please follow the instructions on each proxy card or voting instruction card to ensure that all of your shares are represented at the annual meeting. Please sign each proxy card exactly as your name or names appear on the proxy card. For joint accounts, each owner should sign the proxy card. When signing as an executor, administrator, attorney, trustee, guardian, or other representative, please print your full name and title on the proxy card.

BY TELEPHONE OR THE INTERNET - If you have telephone or Internet access, you may submit your vote by following the instructions on the proxy card or voting instruction card. Blucora Inc. is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder. The electronic voting procedures provided for the annual meeting are designed to authenticate each stockholder by the use of a control number to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

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BY MAIL - You may submit your proxy by mail by signing your proxy card if you requested and received one or, for shares held through a broker, bank, or other nominee, by following the voting instruction card provided by your broker, bank, or other nominee and mailing it in the enclosed, postage-paid envelope. Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes.

Q. How may I vote my shares in person at the annual meeting?

A. Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you hold your shares in street name, and you wish to vote at the meeting, you must present a legal proxy from your broker, bank, or other nominee in order to vote at the meeting. If you choose to attend the annual meeting, please bring proof of identification for entrance to the meeting. If you hold your shares in street name, please also bring your proof of beneficial ownership from your bank, broker, or other nominee, such as a brokerage statement.
Even if you currently plan to attend the annual meeting, the Company recommends that you submit your proxy card or voting instruction card as described above so that your vote will be counted if you later decide not to attend the annual meeting.

Q. Can I change my vote?
A. Yes. If you are a stockholder of record, you may revoke your proxy by any of the following means:

•	signing and submitting a new proxy card with a later date;

•	voting by telephone or via the Internet as instructed above (only your latest telephone or Internet proxy is counted); or

•	attending the meeting and voting in person (as described above).

Attending the annual meeting will not revoke your proxy unless you specifically request it.

If you are a street name holder, your broker, bank, or other nominee should provide instructions explaining how you may change or revoke your voting instructions. In general, street name holders may change their vote at any time prior to 5:00 p.m. Eastern Time on the day before the annual meeting date.

Q. Do I have any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the annual meeting?

A. No. Delaware law does not provide stockholders any dissenters’ or appraisal rights with respect to the matters to be voted on at the annual meeting.

Q. Where can I find the voting results of the annual meeting?

A. The preliminary voting results will be announced at the annual meeting. The final results will be published in a Current Report on Form 8-K within four business days of the end of the annual meeting, which will be filed with the SEC and will also be available at www.blucora.com. If final results are not available within four business days of the end of the annual meeting, preliminary results will be published in a Current Report on Form 8-K at that time, and the final results will be published in an amended Current Report on Form 8-K/A when they are available.

Q. Who will count the votes?

A. Votes will be counted and certified by the Inspector of Election for the annual meeting.

Questions and Answers About the Procedures of the Annual Meeting

Q. Is a list of registered stockholders available?

A. The Company’s list of stockholders as of the record date, March 26, 2019, will be available for inspection by the stockholders for at least 10 days prior to the 2019 annual meeting and at the annual meeting for any purpose germane to the annual meeting. If you want to inspect the stockholder list, please call the office of the Chief Legal Officer at (972) 870-6400 to schedule an appointment.

Blucora, Inc. | 2019 Proxy Statement 10

Q. What is “householding” and how does it affect me?

A. The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only one set of the proxy materials, unless one or more of these stockholders notifies the Company that they wish to continue receiving individual copies. The Company believes this will provide greater convenience for stockholders, as well as cost savings for the Company by reducing the number of duplicate documents that are mailed. We also believe householding reduces the environmental impact of the annual meeting by reducing the number of duplicate documents that are printed. Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not in any way affect your rights as a stockholder.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact the Company if you hold your stock directly by mail at Blucora, Inc., c/o Corporate Secretary, 6333 North State Highway 161, Irving, Texas 75038, by phone at (972) 870-6400 or by email at IR@Blucora.com or by using the internet at www.investorelections.com/BCOR. Alternatively, if you hold your stock in a brokerage account, please contact your broker.

If you participate in householding and wish to receive a separate copy of our proxy materials, including the Annual Report on Form 10-K for the year ended December 31, 2018 or this Proxy Statement, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact the Company or your broker as indicated above.

We hereby undertake to deliver promptly, upon written or oral request, a copy of the proxy materials to a stockholder at a shared address to which a single copy of the proxy materials was delivered.

Street name holders can request information about householding from their banks, brokers, or other stockholders of record.

Q. Who is making this proxy solicitation and who will bear the expenses of the proxy solicitation?
A. This solicitation of proxies is made on behalf of the Company. We will bear all expenses incurred in connection with the solicitation of proxies. We will bear the reasonable expenses incurred by banks, brokerage firms, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. Our directors, officers and employees may also solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.
Q. Who can help answer my questions?
A. The information provided above in this “Question and Answer” format is for your convenience only and is merely a summary of certain information contained in this Proxy Statement. We urge you to carefully read this entire Proxy Statement, including the documents referred to in this Proxy Statement. If you have any questions or need additional material, please feel free to contact Investor Relations at (972) 870-6400 or IR@Blucora.com.

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PROPOSAL ONE
ELECTION OF DIRECTORS

General

At our 2017 annual meeting of stockholders, our stockholders voted to approve the declassification of our Board of Directors over a three-year period beginning with our 2018 annual meeting of stockholders. Each director is currently assigned to one of three classes and will be up for election in accordance with the following:

•	The Class I and Class II directors who are up for election at our 2019 annual meeting will, if elected, will serve for a one-year term.

•	In 2020 and beyond, our Board will be declassified and all members of our Board of Directors will be up for election for a one-year term.
Each director is elected to serve until his or her successor is duly elected and qualified unless the director resigns, dies or is unable to serve in the capacity of director due to disability or other cause. If a director resigns or is otherwise unable to serve before the end of his or her term, the Board may appoint a director to fill the remainder of that term, reduce the size of the Board, or leave the position vacant.

Lance G. Dunn, who has served as a Class I director since 2012, informed the Board on April 5, 2019, that he will retire from the Board effective as of this annual meeting of stockholders. As a result, immediately following this annual meeting of stockholders the Board size will be reduced from ten directors to nine directors. The Company and the Board express their deepest gratitude to Mr. Dunn for his years of dedicated service.

Director Nominee Information and Qualifications
The five directors set forth below have been nominated by the Board of Directors at the recommendation of the Nominating and Governance Committee for election at the 2019 annual meeting of stockholders to serve for a one-year term ending in 2020. The Board of Directors has affirmatively determined that each Director Nominee, excluding Mr. Clendening who also serves as our Chief Executive Officer ("CEO" or "Chief Executive Officer") and President, qualifies as an independent director under the NASDAQ listing rules. No Director Nominee is being elected pursuant to any arrangement or understanding between the Director Nominee and any other person or persons. For further information on the process of director nominations and criteria for selection of Director Nominees, see the section “Information Regarding the Board of Directors—Director Nomination Process."

Name of Director Nominee	Director Class	Age	Positions with Blucora	Director Since
Steven Aldrich	II	49	Director	2017
William L. Atwell, Chair	II	68	Director	2017
John S. Clendening	I	56	Director, President and CEO	2016
H. McIntyre Gardner	I	57	Director	2017
Christopher W. Walters	II	45	Director	2014

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Steven Aldrich
	Former Chief Product Officer, GoDaddy, Inc. Director Since: 2017 Age: 49 Independent: Yes	Standing Board Committees: Nominating and Governance Committee

Executive Experience:
Mr. Aldrich served as the Chief Product Officer at GoDaddy, Inc. (“GoDaddy”) from January 2016 through February 2019, and he previously served as Senior Vice President, Business Applications beginning in July 2012. Before joining GoDaddy in 2012, Mr. Aldrich served in various senior management roles at Intuit, Inc., a business and financial software company, from 1996 through 2008, including Vice President of Strategy and Innovation for the small business division. Mr. Aldrich also served as Chief Executive Officer of Outright Inc., a bookkeeping and accounting service, from 2011 to 2012, when it was acquired by GoDaddy, and as Chief Executive Officer of Posit Science Corporation, a software and services company, from 2008 to 2011. Mr. Aldrich holds a Bachelor of Arts in Physics from the University of North Carolina and an M.B.A. from Stanford University.

Relevant Skills and Qualifications:
Mr. Aldrich has extensive product management experience from his years of serving in executive management positions that provides him with unique experience in operations, strategy, company growth and management. He also has significant experience with consumer and small business software-as-a-service businesses, which the Board believes will provide valuable assistance to the Board and the Company as a technology enabled financial solutions company while it seeks to meet its strategic growth initiatives.

William L. Atwell
	Managing Director of Atwell Partners, LLC Director Since: 2017 Age: 68 Independent: Yes	Chairman of the Board Outside Public Company Directorships: Webster Financial Corporation (2014-Present) USI Holdings (2006-2007)

Executive Experience:
Mr. Atwell has been Managing Director of Atwell Partners, LLC, a financial services consulting firm, since June 2012. From September 2008 to May 2012, Mr. Atwell was President of Cigna International, a global financial services company. Prior to 2008, Mr. Atwell held senior executive positions with Charles Schwab & Co., Inc. and Citigroup, Inc. Mr. Atwell has been a director of Webster Financial Corporation, a NYSE listed commerical banking company since 2014. Mr. Atwell currently serves as an independent trustee of AQR Mutual Funds (AQR Capital Management, LLC) and previously served as a Trustee at Fairfield University from 2006 to 2018. Previously, he served as a director of USI Holdings, which was formerly listed on the NASDAQ, until it was sold to Goldman Sachs Capital Partners in 2007. Mr. Atwell holds a B.S. and an M.B.A. from Long Island University.

Relevant Skills and Qualifications:
Mr. Atwell brings extensive relevant industry and executive leadership experience and knowledge to the Board, having spent more than 40 years in the financial services industry as an executive at Cigna International, Charles Schwab & Co., Inc. and Citigroup, Inc., as well operational and strategic experience. The Board believes Mr. Atwell’s extensive experience provides valuable assistance to the Board and the Company as a technology enabled financial solutions company while it seeks to meet its strategic growth initiatives.

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John S. Clendening
	President and CEO of Blucora Director Since: 2016 Age: 56 Independent: No	Standing Board Committees: None Outside Public Company Directorships: SVB Financial Group (2018-Present)

Executive Experience:
Mr. Clendening was appointed to serve as the Company’s President and CEO on April 4, 2016, and he was also appointed as a member of the Board on the same date. Prior to being appointed President and Chief Executive Officer, Mr. Clendening served as Executive Vice President and Co-Head, Investor Services Division at The Charles Schwab Corporation in San Francisco from 2012 to 2015. He served as Executive Vice President, Shared Strategic Services from 2007 to 2011 and as Chief Executive Officer and Executive Vice President of Charles Schwab Bank from 2007 to 2009. From 2004 to 2007, Mr. Clendening served in executive roles with the Investor Services Division and Independent Investor Business Unit with The Charles Schwab Corporation. Prior to joining The Charles Schwab Corporation, he served in various leadership roles at eMac Digital LLC and Living.Com. He was also Chief Marketing Officer and Senior Vice President, Consumer Banking Group and Senior Vice President, Marketing and Strategy, Credit Card Division for First Union Corporation (now Wells Fargo & Company). Earlier in his career, he served at The Coca-Cola Company, the Frito-Lay, Inc. Division of PepsiCo, SEARS Specialty Merchandising Group and Booz-Allen & Hamilton, Inc. Mr. Clendening previously served on the board of directors of Betterment Holdings, Inc. and currently serves on the board of directors of SVB Financial Group. He received a B.A. in Economics from Northwestern University and an M.B.A. from Harvard Graduate School of Business Administration.

Relevant Skills and Qualifications:
Mr. Clendening has relevant experience as an executive in the financial services and consumer goods industries, leading both Fortune 500 companies and entrepreneurial businesses. The Board believes that Mr. Clendening’s experience as an executive in the financial services industry brings important perspective to the Board. As President and CEO, Mr. Clendening brings insight into the Company’s operations and strategic plan and facilitates the Board’s ability to perform its critical oversight function.

H. McIntyre Gardner
	Private Investor and Former Senior Executive Officer of Merrill Lynch & Co Inc. Director Since: 2017 Age: 57 Independent: Yes	Standing Board Committees: Nominating and Governance Committee (Chair) Outside Public Company Directorships: Spirit Airlines, Inc. (2010-Present)

Executive Experience:
Mr. Gardner has been a private investor since 2008. From July 2000 to January 2008, Mr. Gardner held senior executive positions at Merrill Lynch & Co., Inc., a global financial services company, most recently as Senior Vice President, Head of Americas Region and Global Bank Group, Global Private Client. Prior to 2000, Mr. Gardner served in senior executive positions with Helen of Troy Limited and Appliance Corporation of America and as an investment banker with Merrill Lynch. Mr. Gardner has been a director of Spirit Airlines, Inc., a New York Stock Exchange ("NYSE") listed transportation company, since 2010 and a director of TeamSnap, Inc., since April 2017. Mr. Gardner earned a B.A. in Religion from Dartmouth College in 1983.

Relevant Skills and Qualifications:
Mr. Gardner brings relevant industry experience to the Board from his decades of leadership and operating experience in the wealth and consumer products industries. The Board believes that Mr. Gardner’s experience as an executive in the wealth and consumer products industries brings an important perspective to the Board and the Company as a technology enabled financial solutions company while it seeks to meet its strategic growth initiatives.

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Christopher W. Walters
Senior Partner, Activate Director Since: 2014 Age: 45 Independent: Yes	Standing Board Committees: Compensation Committee (Chair)

Executive Experience:
Mr. Walters currently serves as a Senior Partner with Activate, which is a next generation strategy consulting firm serving technology, internet, media, entertainment and sports businesses that he joined in 2019. Mr. Walters served from 2015 through 2018 as the Chief Executive Officer of Encompass Digital Media, a global technology services business supporting hundreds of leading media companies. Mr. Walters served as the Chief Operating Officer of The Weather Company, a weather focused media information services company that owned and operated The Weather Channel, The Weather Channel app, weather.com, intellicast.com, Weather Underground and WSI, from March 2012 to December 2014. Prior to joining The Weather Company, he served in a variety of leadership roles at Bloomberg L.P. between 2008 and 2012, most recently as the Chief Operating Officer of the Bloomberg Industry Verticals Group, responsible for operations, strategy, business development, and expansion of the premium web-based subscription businesses. Previously, Mr. Walters was a partner at McKinsey & Co., advising media, entertainment, technology, information services and sport businesses as well as investors in these sectors. Mr. Walters holds a Bachelor of Science from the University of Vermont and an M.B.A from the University of Chicago.

Relevant Skills and Qualifications:
Mr. Walters has extensive operational and executive management experience from his work as an executive and an advisor to a variety of companies where he has provided leadership or advice in areas of strategy, operations, technology and marketing. Mr. Walters’ experience also includes work with technology businesses that are relevant to the Company’s current operations. The Board believes this experience and knowledge provides valuable guidance to the Board and the Company as a technology enabled financial solutions company while it seeks to meet its strategic growth initiatives.

Additional Information
Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the Director Nominees listed in this Proxy Statement. The Director Nominees have consented to be named in this Proxy Statement and agreed to serve as directors if elected by the stockholders. In the event that any nominee to the Board is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for a nominee who may be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominees will be unable or will decline to serve as a director. Alternatively, the Board of Directors may reduce the size of the Board or maintain such vacancy.

Pursuant to our Corporate Governance Guidelines, each of the Director Nominees has tendered an irrevocable resignation that becomes effective if such Director Nominee fails to receive the required vote at the annual meeting. The Nominating and Corporate Governance Committee must consider the resignation and recommend to the Board the action to be taken with respect to the resignation. The director whose resignation is under consideration shall not participate in the Nominating and Corporate Governance Committee’s recommendation or the deliberations of the Board with respect to such resignation. The Board of Directors is required to consider and act on the recommendation within ninety (90) days following certification of the election results and will publicly disclose its decision whether to accept the resignation offer.

A copy of our Corporate Governance Guidelines is available on our website at www.blucora.com/governance.
Vote Required
A Director Nominee will be elected to the Board of Directors if the votes cast "FOR" such Director Nominee’s election exceed the votes cast "AGAINST" such Director Nominee’s election (with abstentions and broker non-votes not counted as a vote cast either “FOR” or “AGAINST” such Director Nominee’s election).

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE DIRECTOR NOMINEES

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PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2019
The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2019 and recommends that stockholders vote “FOR” the ratification of this appointment. Although stockholder approval of this appointment is not required by law and is not binding on the Company, the Audit Committee will take your vote on this proposal into consideration when appointing the independent registered public accounting firm in the future. Even if you ratify the appointment of Ernst & Young LLP, the Audit Committee may, in its sole discretion, terminate such engagement and direct the appointment of another independent registered public accounting firm at any time during the year, although it has no current intention to do so.
Ernst & Young LLP was initially appointed by the Audit Committee in March 2012. Representatives of Ernst & Young LLP are expected to be present at the meeting, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Vote Required

The proposal to ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2019 requires the affirmative vote of the holders of a majority of the shares of common stock present, in person or by proxy, and entitled to vote on the proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL TWO

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PROPOSAL THREE
ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE
COMPANY’S NAMED EXECUTIVE OFFICERS
What You Are Being Asked to Approve
We hold non-binding advisory votes on the compensation of our Named Executive Officers, which are commonly referred to as “say-on-pay” votes, at every annual meeting of stockholders. Our Board of Directors values the opinions of our stockholders and believes an annual advisory vote allows our stockholders to provide us with their input on our executive compensation program. We conducted an advisory vote on the frequency of the advisory say-on-pay vote at our 2017 annual meeting. Following the recommendation of our stockholders, we will continue to hold our advisory say-on-pay vote on an annual basis. We received very strong approval of our say-on-pay vote at our annual meeting of stockholders in 2018, with 97.7% of our stockholders who voted at the meeting voting "FOR" approval.

Pursuant to Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking you to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers ("Named Executive Officers" or "NEOs") for 2018, as disclosed in the “Compensation Discussion and Analysis” section and the accompanying compensation tables and related narrative discussion beginning on page 37. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the compensation philosophy, policies and practices described in this proxy statement. The next stockholder advisory vote to approve executive compensation will be held at the 2020 annual meeting of stockholders.

Our Compensation Program
We believe that our Named Executive Officer compensation program described throughout the “Compensation Discussion and Analysis” aligns the interests of our executives with those of our stockholders. Our compensation programs are designed to provide a competitive level of compensation to attract, motivate and retain talented and experienced executives and reward our Named Executive Officers for the achievement of short- and long-term strategic and operational goals and increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. In addition, we have implemented a number of executive compensation best practices and policies over the last few years that we believe reflect sound governance and promote the long-term interests of our stockholders.

Resolution for Advisory Vote to Approve Executive Compensation

The Board of Directors and its committees value the opinions of our stockholders and will carefully consider the outcome of the advisory vote to approve executive compensation. Because this vote is advisory, it is not binding on the Board of Directors and/or its committees. We ask our stockholders to vote FOR the following resolution at the Annual Meeting:

“RESOLVED, that the compensation of our Named Executive Officers, as disclosed in the proxy statement for our 2019 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion, is hereby APPROVED on an advisory basis.”

Vote Required

The proposal to approve, on a non-binding basis, the compensation of our Named Executive Officers requires the affirmative vote of the holders of a majority of the shares of common stock present, in person or by proxy, and entitled to vote on the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” PROPOSAL THREE

Blucora, Inc. | 2019 Proxy Statement 17

INFORMATION REGARDING THE BOARD OF DIRECTORS
Director Information
Our Board of Directors is currently comprised of ten members. The Board's committee structure currently consists of three principal committees that are all comprised of independent directors: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The Board may also convene other ad hoc or sub-committees, the composition, number and membership of which the Board of Directors may revise from time to time, as appropriate.
Lance G. Dunn, who has served as a Class I director since 2012, informed the Board on April 5, 2019, that he will retire from the Board effective as of this annual meeting of stockholders. As a result, immediately following this annual meeting of stockholders the Board size will be reduced from ten (10) directors to nine (9) directors.
The following table lists each of our current directors and sets forth the information about each of the committees of the Board of Directors:
Directors and Board Committees as of March 26, 2019
(M = Committee Member; C = Committee Chair)

Director Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Steven Aldrich			M
William L. Atwell (Chair)
John S. Clendening*
Lance G. Dunn **	M
H. McIntyre Gardner			C
E. Carol Hayles	M	M
John MacIlwaine	M
Georganne C. Proctor	C	M
Christopher W. Walters		C
Mary S. Zappone		M	M
* Mr. Clendening is our only director who is not independent because he serves as our President and CEO, accordingly, Mr. Clendening does not serve on any of our committees.
** Mr. Dunn will retire from the Board as of the date of this annual meeting of stockholders.

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Board, Background, Skills and Core Competencies
Our Nominating and Governance Committee regularly evaluates the skills, qualifications, and competencies identified as important for directors to provide effective oversight to our Company. The matrix bellow shows the areas of experience and expertise that our Nominating and Governance Committee have identified that our directors bring the Board.

The Company is committed to fostering an environment of diversity and inclusion, including among its Board members. Therefore, in considering director nominees, the Nominating and Governance Committee considers candidates who represent a mix of backgrounds and a diversity of race, ethnicity, gender, age, skills, and professional experiences that enhance the quality of the deliberations and decisions of the Board in the context of the perceived needs of the structure of the Board at that point in time. Currently, three of our ten Board members are women, and the age of our Board members ranges from 45 to 68.

Our Board is responsible for ensuring that our overall business strategy is designed to create long-term, sustainable growth for our stockholders. Our Board recognizes that we operate within industries that are extremely competitive and rapidly evolving and that our business must be capable of quickly adapting to meet the needs of our customers and clients. As a result, the Board maintains an active oversight role in helping management formulate, plan and implement Blucora’s strategy. While our Board is not responsible for the day-to-day management of the Company, our Board recognizes the importance of ongoing engagement, and accordingly our Board regularly reviews the alignment of our performance with our strategy.

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Board of Directors Membership Changes
On July 10, 2018, our Board increased the size of the Board from eight (8) to ten (10) members and appointed E. Carol Hayles and John MacIlwaine as directors to fill the resulting vacancies. The Board determined that appointing Ms. Hayles and Mr. MacIlwaine would enhance the Board’s oversight function and assist the Board in complying with best corporate governance practices. Ms. Hayles and Mr. MacIlwaine were appointed to serve as Class III directors, and their terms will expire at the Company's 2020 Annual Meeting of Stockholders. We believe that the experience and qualifications of each of our new Board members will provide valuable assistance to the Board and the Company as it continues to execute its strategic growth initiatives.
Lance G. Dunn, who has served as a Class I director since 2012 and serves on the Audit Committee, informed the Board on April 5, 2019, that he will retire from the Board effective as of this annual meeting of stockholders. As a result, immediately following this annual meeting of stockholders the Board size will be reduced from ten (10) directors to nine (9) directors. Following Mr. Dunn’s resignation, the Company’s Audit Committee will consist of three independent directors, and therefore Mr. Dunn’s resignation is not expected to impact the Company’s ability to comply with NASDAQ Listing Rule 5605(c), which requires that the Company’s Audit Committee consist of at least three independent directors.
Director Nominees and Continuing Directors
Information regarding our Director Nominees, which includes our Class I and Class II directors, is included under "Proposal One—Election of Directors." Information regarding our Class III directors who are not up for election is described below.
Class III Directors - Terms Expiring in 2020
The names and biographies of the continuing Class III directors whose terms expire in 2020 are set forth below:

Name of Director	Age	Positions with Blucora	Director Since
E. Carol Hayles	58	Director	2018
John Macllwaine	49	Director	2018
Georganne C. Proctor	62	Director	2017
Mary S. Zappone	54	Director	2015

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E. Carol Hayles
	Former CFO, CIT Group, Inc. Director Since: 2018 Age: 58 Independent: Yes	Standing Board Committees: Audit Committee Compensation Committee Outside Public Company Directorships: Webster Financial Corporation (2018-Present)

Executive Experience:
Ms. Hayles is the former Chief Financial Officer of CIT Group Inc., a U.S. bank and global lending and leasing business, a position she held from November 2015 to May 2017. From July 2010 to November 2015, Ms. Hayles was the Controller and Principal Accounting Officer of CIT Group Inc. and was responsible for all financial and regulatory reporting. Prior to joining CIT Group Inc., Ms. Hayles worked at Citigroup Inc. for 24 years in various financial roles, most recently as Deputy Controller, and began her career at PricewaterhouseCoopers in Toronto, Canada. Ms. Hayles has been a director of Webster Financial Corporation, a NYSE listed company, since 2018. She was a Canadian Chartered Accountant from 1985 to 2009, and she received her BBA from York University in Toronto.

Relevant Skills and Qualifications:
Ms. Hayles has significant financial and accounting experience including as the chief financial officer of a large financial institution. This experience provides her with a thorough understanding of public company reporting obligations, Sarbanes-Oxley compliance and planning, and treasury and liquidity management. As a former executive in the financial services industry, Ms. Hayles also has significant executive leadership experience, as well as experience in the areas of operations and strategy. The Board believes this experience and knowledge provides valuable guidance to the Board and the Company as a technology enabled financial solutions company while it seeks to meet its strategic growth initiatives.

John Macllwaine
VP and Chief Technology Officer, Braintree Director Since: 2018 Age: 49 Independent: Yes	Standing Board Committees: Audit

Executive Experience:
Mr. MaclIwaine currently serves as VP, Chief Technology Officer at Braintree, a subsidiary of PayPal, Inc.  Prior to joining Braintree, he served as Chief Technology Officer of Lending Club Corporation, a lending company, from August 2012 to January, 2017. From December 2011 to July 2012, Mr. MacIlwaine served as the Chief Information Officer at Green Dot Corporation, a provider of prepaid financial services. From April 2007 to November 2011, Mr. MacIlwaine served as head of global development at Visa, Inc., a credit card processing company, where he led program management and information services, including web application development, data warehousing, business intelligence and mobile development.  Mr. MacIlwaine holds a B.S.E. in computer engineering from the University of Michigan.

Relevant Skills and Qualifications:
Mr. MaclIwaine has extensive information technology experience from his years of serving in executive management positions that provides him with unique experience in information technology, operations, strategy, company growth, and management. He also has significant experience with financial organizations. The Board believes Mr. MacIlwaine's experience will provide valuable assistance to the Board and the Company as a technology enabled financial solutions company while it seeks to meet its strategic growth initiatives.

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Georganne C. Proctor
Former CFO of TIAA-CREF Director Since: 2017 Age: 62 Independent: Yes
Standing Board Committees:
Audit Committee (Chair)
Compensation Committee

Outside Public Company Directorships:
Och-Ziff Capital Management Group (2011-present)
Redwood Trust, Inc. (2006-present)
SunEdison, Inc. (2013-2017)
Bechtel (1999-2002)

Executive Experience:
Ms. Proctor is the former Chief Financial Officer of TIAA-CREF, a national financial services organization, a position she held from 2006 to 2010. From 2003 to 2005, Ms. Proctor was Executive Vice President, Finance of Golden West Financial Corporation. She served as Chief Financial Officer of Bechtel Group, Inc. from 1997 to 2002 and as a director of Bechtel from 1999 to 2002. Since 2006, Ms. Proctor has been a director of Redwood Trust, Inc., a NYSE listed company, where she currently is chair of the compensation committee and a member of the audit committee. From 2013 until 2017, she was a director of SunEdison, Inc., a NYSE listed company. Since 2011, Ms. Proctor has also served on the board of directors of Och-Ziff Capital Management Group, a NYSE listed company, where she is the chair of the audit committee. Ms. Proctor holds a B.S. in Business Management from the University of South Dakota and an M.B.A. from California State University at Hayward.

Relevant Skills and Qualifications:
Ms. Proctor has significant financial and accounting experience and has worked closely with boards and board committees throughout her career, including as the chief financial officer of large financial institutions. This experience provides her with a thorough understanding of public company reporting obligations, Sarbanes-Oxley compliance and planning, and treasury and liquidity management. Furthermore, her service on the audit and compensation committees of other public companies gives her a strong background in the oversight of financial and corporate governance matters. The Board believes that Ms. Proctor's experience brings an important perspective to the Board and the Company as a technology enabled financial solutions company while it seeks to meet its strategic growth initiatives.

Mary S. Zappone
	CEO, Brace Industrial Group Director Since: 2015 Age: 54 Independent: Yes	Standing Board Committees: Nominating and Governance Committee Compensation Committee

Executive Experience:
Ms. Zappone has extensive experience as an executive, including her current tenure as Chief Executive Officer of Brace Industrial Group, an industrial services company. Prior to joining Brace in October 2017, she served as President and Chief Executive Officer of Service Champ, a specialty distributor of consumable automotive aftermarket maintenance parts and accessories, from November 2015 to September 2017. Prior to joining Service Champ, she served as President and Chief Executive Officer of RecoverCare, a supplier of healthcare equipment, from May 2011 to February 2015. Ms. Zappone worked at Alcoa, Inc. from 2006 to 2011, serving in a variety of roles, most recently as President of the Alcoa Oil & Gas Group, where she was responsible for operations, strategy, business development, and expansion of the aluminum alloy product systems business. During her career, she has also held other senior-level positions at Tyco International, General Electric, and Exxon, and worked at McKinsey & Co., where she advised companies in improving operating performance, capital investment, and merger and acquisition strategies. Ms. Zappone also serves as a director of Alsco Inc. (formerly known as Steiner). She earned her undergraduate degree from Johns Hopkins University, and her M.B.A. in Finance at Columbia Business School.

Relevant Skills and Qualifications:
Ms. Zappone has significant executive leadership experience, including in the areas of operations, strategy, people management, business development and company growth and expansion, as a result of her career as an executive and advisor. This experience includes high-level roles at companies that are renowned for their operational excellence. The Board believes Ms. Zappone is a valuable resource for both the Board and management as the Company seeks to optimize its current operations as a technology enabled financial solutions company and seeks to meet its strategic growth initiatives.

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Independence, Committee and Other Board Information
Independence
NASDAQ listing rules require that a majority of the members of the Board of Directors be independent directors. The Board of Directors recently undertook its annual review of director independence in accordance with the applicable rules of NASDAQ. The independence rules include a series of objective tests, including that the director is not employed by the Company and has not engaged in various types of business dealings with the Company. In addition, the Board of Directors is required to make a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making such determinations, the Board of Directors considered transactions and relationships between each non-employee director and the Company, if any, that would require disclosure pursuant to Item 404 of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act"). The Board of Directors also considered other transactions or relationships, if any, that do not rise to the level of requiring disclosure.
The Board of Directors has affirmatively determined that each of our directors, excluding Mr. Clendening, is independent as defined in the NASDAQ rules. Mr. Clendening is not considered independent because he is an employee of the Company.
Each of the members of the Audit Committee, Compensation Committee, and Nominating and Governance Committee is independent under the NASDAQ rules. The Board of Directors has also affirmatively determined that each of the members of the Audit Committee qualifies as independent under the audit committee independence rules established by the SEC and meets the NASDAQ's financial knowledge requirements set forth in the NASDAQ rules. In addition, each member of the Compensation Committee qualifies as a “non-employee director” under SEC rules.
There are no family relationships between any of our directors, Director Nominees or executive officers.
The Board and the Committees of the Board
The Board’s committee structure currently consists of three principal committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Our Board has adopted a written charter for each of its committees, and a brief description of the primary responsibilities of our committees is set forth in the following sections.
For 2018, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and committees thereof, if any, on which such director served during the period for which he or she was a director or committee member. During 2018, the Board held 14 meetings, and the independent members of the Board met regularly with independent members only. The Board of Directors has not adopted a formal policy regarding directors’ attendance at the annual meetings of stockholders. In 2018, all of the Company's Board members attended the annual meeting of stockholders.

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The Audit Committee		Duties and Responsibilities Meetings in 2018: 9
Georganne C. Proctor (Chair)* Lance G. Dunn ** E. Carol Hayles* John MacIlwaine	●	Providing independent and objective oversight and review of the Company's auditing, accounting and financial reporting processes;
	●	Reviewing and approving the appointment, compensation, oversight, and retention of the independent registered public accounting firm;
	●	Pre-approving all services (audit and non-audit) to be performed by the independent registered public accounting firm;
	●	Monitoring the adequacy and effectiveness of accounting and financial controls, including internal control over financial reporting;
	●	Reviewing the audited financial statements and quarterly unaudited financial information and discussing them with management and the independent registered public accounting firm;
*Each of Ms. Proctor and Ms. Hayles qualifies as an "audit committee financial expert" in accordance with SEC rules and meets the financial sophistication requirements and professional experience requirements set forth in the NASDAQ rules.
	●	Establishing procedures for receiving and reviewing accounting-related complaints and concerns by whistle blowers;
	●	Reviewing and monitoring compliance with risk management and investment policies;
	●	Reviewing and pre-approving related person transactions; and
**Mr. Dunn will retire from the Board as of the date of this annual meeting of stockholders.	●	Reviewing and monitoring compliance with the Code of Ethics and Conduct and recommending changes to the Code of Ethics and Conduct to the Board as appropriate.
The Board of Directors has determined that each Audit Committee member has sufficient knowledge in reading and understanding financial statements to serve on the Audit Committee. The Board of Directors has further determined that Ms. Proctor and Ms. Hayles each qualifies as an “audit committee financial expert” in accordance with SEC rules and the professional experience requirements of NASDAQ. The designation of an “audit committee financial expert” does not impose upon such person any duties, obligations, or liabilities that are greater than those that are generally imposed on him or her as a member of the Audit Committee and the Board of Directors, and such designation does not affect the duties, obligations, or liability of any other member of the Audit Committee or the Board of Directors.
Under the terms of the Audit Committee Charter, the Audit Committee is authorized to engage independent advisors, at the Company’s expense, to advise the Audit Committee on any matters within the scope of the Audit Committee’s duties. The Audit Committee may also form subcommittees and delegate its authority to those subcommittees as it deems appropriate.

The Compensation Committee		Duties and Responsibilities Meetings in 2018: 12
Christopher W. Walters (Chair) Georganne C. Proctor E. Carol Hayles Mary S. Zappone	●	Evaluating the performance of, and reviewing and approving (or recommending to the Board) the compensation of, our CEO and other executive officers;
	●	Reviewing and making recommendations to management regarding general compensation goals and guidelines for employees and criteria by which employee bonuses are determined;
	●	Monitoring compensation trends;
	●	Overseeing the independent compensation consultant;
●
Reviewing the Company’s compensation policies and practices for all employees, including a review of the interaction between compensation incentives that could encourage risk-taking and the Company’s risk management policies and practices; and

	●	Acting as administrator of our stock and cash incentive plans.
Under the terms of the Compensation Committee Charter, the Compensation Committee is authorized to engage independent advisors, at the Company’s expense, to advise the Compensation Committee on any matters within the scope of the Committee’s duties. The Compensation Committee may also form subcommittees and delegate its authority to those subcommittees as it deems appropriate. A description of the considerations and determinations of the Compensation Committee regarding the compensation of our Named Executive Officers is contained in “Compensation Discussion and Analysis” below.

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The Nominating and Governance Committee		Duties and Responsibilities Meetings in 2018: 5
H. McIntyre Gardner (Chair) Mary S. Zappone Steven Aldrich	●	Assisting the Board of Directors by identifying prospective director nominees to fill vacancies and recommending to the Board the director nominees for the next annual meeting of stockholders;
	●	Reviewing, and recommending to the Board, any appropriate changes to the Company's Corporate Governance Guidelines and Director Nomination Policy;
	●	Reviewing proposed changes to the Company’s Certificate of Incorporation and Bylaws and making recommendations for any such changes to the Board;
	●	Evaluating the performance and effectiveness of the committees and the Board;
	●	Recommending to the Board membership for each committee;
	●	Recommending to the Board any changes to the non-employee director compensation program;
	●	Overseeing director orientation and education;
	●	Evaluating Board and committee structure and recommending changes to the Board;
	●	Monitoring compliance with independence standards by the directors;
	●	Oversees succession planning for the CEO and senior management;
	●	Monitoring, and periodically reporting to the Board, any significant developments in the law and practice of corporate governance; and
	●	Considering stockholder nominees for election to the Board as described below under “Director Nomination Process.”
Under the terms of the Nominating and Governance Committee Charter, the Nominating and Governance Committee is authorized to engage independent advisors, at the Company’s expense, to advise the Committee on any matters within the scope of the Nominating and Governance Committee’s duties. The Nominating and Governance Committee may also form subcommittees and delegate its authority to those subcommittees as it deems appropriate.
Leadership Structure
The leadership structure of the Board of Directors consists of the Chairman, William L. Atwell, and the chairs of each of the principal committees of the Board of Directors. The Company’s Amended and Restated Bylaws require that the Chairman be an independent director, and thus the Chairman position is not combined with the Chief Executive Officer position, which is currently filled by John S. Clendening. The Board of Directors believes that the current leadership structure is appropriate for the Company because it balances the operational and day-to-day management leadership of the Chief Executive Officer with the independent oversight provided by the independent Chairman of the Board and the independent chairs of each of the principal committees. This structure ensures that oversight of risk management and the Company’s management is distributed among multiple independent directors. The Board of Directors currently believes that this distribution of oversight is the best method of ensuring optimal Company performance and risk management.
Risk Management
Management is responsible for our day-to-day enterprise risk management activities, and the Board of Directors has oversight responsibility for managing risk, focusing on the adequacy of the Company’s risk management and mitigation processes. The Board of Directors has an active role, as a whole and also at the committee level, in overseeing our risk management. The Board of Directors regularly receives reports from senior management on areas of our material risk, including our credit, liquidity, operational, cybersecurity, compliance and legal and regulatory risks, and regularly devotes time during its meetings to review and discuss our most significant risks, management’s responses to those risks and the mitigation of those risks.

•
The Audit Committee reviews our major financial risk exposures and the steps management has taken to monitor and control such exposures, and it also oversees our compliance, legal and regulatory risks. The Audit Committee also oversees and discusses with management our policies and practices with respect to risk assessment and risk management.

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•	The Compensation Committee oversees the management of risks relating to our executive and non-executive compensation plans and arrangements.

•	The Nominating and Corporate Governance Committee manages risks associated with general corporate governance and succession planning.
While each committee oversees certain risks and the management of such risks, the entire Board of Directors is regularly informed through committee reports and management presentations about such risks. In addition, the Board believes that our CEO and Chairman provide the appropriate leadership to help ensure effective risk oversight along with the Board of Directors and its committees.
Communication with the Board of Directors
The Board of Directors believes that management speaks for the Company. Individual Board members may occasionally meet or otherwise communicate with our stockholders and other constituencies that are involved with the Company, but it is expected that Board members will do this with the advance knowledge of management or at the request of management, absent unusual circumstances or as contemplated by Board committee charters or policies. Stockholders who wish to communicate with the Board of Directors, or with any individual member of the Board of Directors, may do so by sending such communication in writing to the attention of the Corporate Secretary at the address of our principal executive office with a request to forward the communication to the intended recipient. The Corporate Secretary will generally forward such communication to the Board of Directors or the specific Board member. However, the Corporate Secretary reserves the right to not forward any material that is inappropriate. In addition, employees may communicate with the Board through, among other processes, the Company’s internal whistleblower hotline process administered under the Code of Ethics and Conduct.
Corporate Website
The Company’s corporate website, located at www.blucora.com, contains information regarding the Company, including information regarding directors, executive officers, and corporate governance documents. That information includes the Restated Certificate of Incorporation, Amended and Restated Bylaws, Committee Charters, Director Nomination Policy, Code of Ethics and Conduct (which is applicable to all employees, executive officers, and members of the Board of Directors), and Corporate Governance Guidelines. The Company uses the corporate website to provide current information to investors, including information on recent developments and upcoming events. You may also request copies of these documents and other corporate governance documents available on the website from the Company’s investor relations department at (972) 870-6400.
Director Nomination Process
The Nominating and Governance Committee is responsible for reviewing and recommending nominees to the Board of Directors for election at the annual meeting and for reviewing and recommending director appointments to fill any vacancies on the Board of Directors. The Nominating and Governance Committee’s objective, pursuant to its charter, is to ensure that the Board of Directors is properly constituted to meet its fiduciary obligations to the Company and its stockholders.
In considering director candidates, the Nominating and Governance Committee seeks the following minimum qualifications, as set forth in the Company’s Corporate Governance Guidelines and Director Nomination Policy:

•	Commitment to our business success while maintaining the highest standards of responsibility and ethics;

•	Representation of the best interests of all of our stockholders and not any particular constituency;

•	Conscientious preparation for, attendance at, and participation in Board of Directors and applicable committee meetings;

•	No personal or professional commitments that would interfere or conflict with a director’s obligations to the Company and its stockholders;

•	An established record of professional accomplishment in the director’s chosen field; and

•	No material personal, financial, or professional interest in any of our competitors that would interfere or conflict with the director’s obligations to the Company and its stockholders.

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The Nominating and Governance Committee is committed to fostering an environment of diversity and inclusion, including among its Board members. See the section "Board, Background, Skills, and Core Competencies" for additional information.
The Nominating and Governance Committee generally re-nominates incumbent directors who continue to satisfy the Nominating and Governance Committee’s criteria for membership on the Board of Directors, continue to make important contributions to the Board of Directors, and consent to continue their service on the Board of Directors. However, the Committee regularly considers the needs of the Company and the Board with respect to directors, and if appropriate, the Committee will nominate new directors that best fit those needs. When nominating new directors, the Committee actively seeks individuals who satisfy its criteria for membership on the Board of Directors, and the Nominating and Governance Committee may solicit ideas for possible Board of Directors candidates from a variety of sources, including members of the Board of Directors, Company executives, stockholders, or individuals known to the members of the Board of Directors or Company executives through personal or professional relationships. The Nominating and Governance Committee also has the authority to retain a search firm, at the Company’s expense, to identify or evaluate director candidates at its discretion.
Any stockholder may nominate candidates for election as directors by following the procedures set forth in our Amended and Restated Bylaws and Director Nomination Policy, including the applicable notice, information, and consent provisions. For further information regarding these procedures, see “Deadline for Receipt of Stockholder Proposals and Director Nominations”. Copies of our Amended and Restated Bylaws and Director Nomination Policy are available on our corporate website at www.blucora.com.
In addition, pursuant to our Director Nomination Policy, any single stockholder, or group of stockholders, that has beneficially owned more than 5% of our outstanding common stock for at least one year may propose a director candidate for evaluation by the Nominating and Governance Committee by delivering a written notice to the Nominating and Governance Committee that satisfies the notice, information, and consent requirements of our Amended and Restated Bylaws and the Director Nomination Policy. The Committee will evaluate such recommended nominees using the same criteria that it uses to evaluate other nominees. Any such Board of Directors candidate must be independent of the stockholder in all respects and must also qualify as an independent director under applicable NASDAQ rules. The notice must be received by the Nominating and Governance Committee no later than the date that is 120 calendar days before the anniversary of the date that our Proxy Statement was released to stockholders in connection with the previous year’s annual meeting. The notice must include, among other things, proof of the required stock ownership, proof of identification of the stockholder(s) submitting the proposal, and information regarding the proposed Board of Directors candidate. The notice should be sent to the following address:
Chair, Nominating and Governance Committee
Blucora, Inc.
c/o Corporate Secretary
6333 North State Highway 161
Irving, Texas 75038
The Nominating and Governance Committee did not receive any recommendations for director candidates for the 2019 annual meeting from any non-management stockholder or group of stockholders that beneficially owns more than 5% of our common stock.

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Non-Employee Director Compensation
Director compensation is overseen by the Nominating and Governance Committee. Non-employee director compensation consists of a mix of cash and equity. The combination of cash and equity compensation is intended to provide incentives for non-employee directors to continue to serve on the Board of Directors, to align the interests of the Board of Directors and stockholders, and to attract new non-employee directors with outstanding qualifications.
Our CEO, as an employee of the Company, does not receive any compensation for serving on the Board of Directors and therefore is excluded from the director compensation table below. His compensation as a Named Executive Officer is included in the Summary Compensation Table.
2018 Non-Employee Director Compensation
The Company’s non-employee director compensation program for 2018 did not change from the program that was adopted in mid-2017 following a complete review of our non-employee director compensation policies by our Compensation Committee, which oversaw our director compensation at that time, and Compensia, Inc., who served as the independent compensation consultant at that time.
The 2018 director compensation program consisted of equity grants and annual cash retainers for Board, committee and chair service. The following table sets forth the annual cash retainers in effect during 2018:

Groups	Annual Retainer Paid to All Non-Employee Directors (including Chair)	Additional Annual Chair Retainer
Board of Directors	$40,000	$15,000
Audit Committee	$10,000	$22,500
Compensation Committee	$7,500	$15,000
Nominating and Governance Committee	$4,000	$8,000

The 2018 equity grants consisted of (i) an initial grant to all newly elected or appointed non-employee directors, if applicable, (ii) an annual grant to all non-employee directors, including all newly elected or appointed directors and (iii) an additional annual grant to the Board Chair. Each grant made in 2018 consisted solely of restricted stock units (“RSUs”). The number of RSUs granted was based on a set dollar amount, with the specific number of RSUs granted based on the price of our common stock on the date of the grant. The following table sets forth the equity grants made to directors during 2018 (in dollars):

Initial and Annual Equity Awards	$ Value of Award
Initial equity grants to all newly elected or appointed non-employee directors, including Board Chair (1)	$150,000
Annual equity grants to all non-employee directors, including Board Chair and newly elected or appointed directors (2)	$125,000
Additional annual equity grant to Board Chair (2)	$35,000

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(1)	Initial equity grants vest in three equal annual installments beginning on the first anniversary of the applicable election or appointment date.

(2)
Annual grants are made on the date of the annual meeting of stockholders and vest in full on the earlier of the first anniversary of the grant date or the date of the Company's next annual meeting of stockholders provided that the grantee continues to be a member of the Board on such date. In the case of a newly appointed director who is not appointed on the date of the annual meeting of stockholders, a pro rata portion of this annual grant will be awarded based on the date of appointment.

The Company reimburses all directors for expenses incurred in attending meetings or performing their duties as directors. The Company does not provide any perquisites to directors.
The following table sets forth information concerning the value of compensation paid or awarded to each non-employee director for the year ended December 31, 2018 pursuant to the director compensation program described above:

Current Directors	Annual Retainer Fees (Earned or Paid in Cash)	Stock Awards (1)(2)	Total
Steven Aldrich	$44,000	$124,978	$168,978
William L. Atwell	$55,000	$159,980	$214,980
Lance G. Dunn	$50,000	$124,978	$174,978
E. Carol Hayles	$25,856	$263,665	$289,521
John MacIlwaine	$22,880	$263,665	$286,545
H. McIntyre Gardner	$54,424	$124,978	$179,402
Georganne C. Proctor	$70,000	$124,978	$194,978
Christopher W. Walters	$51,951	$124,978	$176,929
Mary S. Zappone	$51,500	$124,978	$176,478

(1)
The dollar amount for stock awards (which consists of RSUs) is the grant date fair value computed in accordance with Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation ("ASC 718"), excluding the effect of any estimated forfeitures. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the director. Assumptions used in the valuation of stock awards granted in 2018 are discussed in "Note 13: Stock-Based Compensation of the Notes to Consolidated Financial Statements (Part II, Item 8) in our Annual Report on Form 10-K for the year ended December 31, 2018.

(2)	The vesting for initial RSU grants and the annual RSU grants is described above.

All Director equity grants that were made in 2018 were awarded under the Blucora, Inc. 2018 Long-Term Incentive Plan (the "2018 Plan"). Stock awards consist of RSUs, with each RSU representing the right to receive one share of our common stock upon vesting.

The following table sets forth information concerning the aggregate number of equity awards outstanding for each of our non-employee directors as of December 31, 2018.

Current Directors	Aggregate Number of Unvested RSUs	Aggregate Number of Options (1)
		Unvested	Vested and Unexercised
Steven Aldrich	8,002	—	—
William L. Atwell	8,274	5,438	5,221
Lance G. Dunn	3,160	—	44,863
H. McIntyre Gardner	7,389	5,438	4,596
E. Carol Hayles	6,692	—	—
John MacIlwaine	6,692	—	—
Georganne C. Proctor	8,002	—	—
Christopher W. Walters	3,160	—	42,388
Mary S. Zappone	3,160	—	28,822

(1)	Prior to May 2017, equity grants made to non-employee directors consisted of options and RSUs.

Blucora, Inc. | 2019 Proxy Statement 29

2019 Non-Employee Director Compensation Changes
In the second half of 2018, our Nominating and Governance Committee engaged the Compensation Committee's independent compensation consultant, Meridian Compensation Partners, LLC ("Meridian"), to review director compensation. In connection with that review, Meridian reviewed the Company’s peer group (as discussed under "Compensation Discussion and Analysis-Compensation Philosophy and Practices") and provided related advice with respect to director compensation.  Meridian also provided advice and information on material compensation trends to provide a general understanding of current compensation practices. See “Compensation Discussion and Analysis—Compensation Philosophy and Practices—Role of Compensation Consultant” for additional information about Meridian.
As a result of this review, in December 2018, the Compensation Committee approved changes to the annual cash retainers paid to our non-employee directors in order to better align the Board's total compensation with the median of its peers. These changes will become effective at this annual meeting of stockholders. The annual equity grants described above were not changed as a result of this review. The changes that were approved are set forth below:

Groups	Annual Retainer Paid to All Non-Employee Directors (including Chair)		Annual Chair Retainer
	Prior to May 23, 2019	On/After May 23, 2019	Prior to May 23, 2019	On/After May 23, 2019
Board of Directors	$40,000	$50,000	$15,000	$50,000
Audit Committee	$10,000	$10,000	$22,500	$25,000
Compensation Committee	$7,500	$7,500	$15,000	$15,000
Nominating and Governance Committee	$4,000	$5,000	$8,000	$12,250

Blucora, Inc. | 2019 Proxy Statement 30

Director Stock Ownership Guidelines
The Board has adopted stock ownership guidelines that are applicable to all non-employee directors, and the Nominating and Governance Committee is responsible for administering and applying these guidelines. The guidelines that are in effect as of the date of this proxy statement require that all non-employee directors acquire and hold shares of the Company’s common stock equal in market value to at least four times (4X) the value of the annual retainer paid to non-employee directors (excluding the additional retainers for the Chairman of the Board and the Chairs of the Board's committees). As described above, the amount of this retainer was $40,000 for 2018, and accordingly, non-employee directors were expected to hold shares with a market value of at least $160,000.
Under the guidelines in effect until this annual meeting of stockholders, non-employee directors who were members of the Board on January 1, 2018 are expected to attain the minimum ownership amount by no later than June 1, 2020. Non-employee directors who joined the Board after January 1, 2018 are expected to attain the minimum ownership amount within five years after the date of their initial appointment or election to the Board. As of December 31, 2018, all of our non-employee directors were in compliance with the applicable ownership guidelines or otherwise expected to achieve the requisite ownership levels within the time-frame.
In February 2019, our Board amended our stock ownership guidelines for non-employee directors (the “Revised Stock Ownership Guidelines”) to require that all non-employee directors acquire and hold shares of the Company’s common stock equal in market value to at least five times (5X) the value of the annual retainer paid to non-employee directors (excluding the additional retainers for the Chairman of the Board and the chairs of the Board's committees). The revised guidelines will become effective at this annual meeting of stockholders. Under the Revised Guidelines, the non-employee directors who were members of the Board on January 1, 2018 are expected to attain the minimum ownership amount by no later than June 1, 2020. Non-employee directors who joined the Board after January 1, 2018 are expected to attain the minimum ownership amount within five years after the date of their initial appointment or election to the Board.

Blucora, Inc. | 2019 Proxy Statement 31

AUDIT COMMITTEE REPORT
The following Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC, and the information in this report shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.
Audit Committee Members
Each member who serves on the Audit Committee is an independent director as defined in the NASDAQ rules, meets the independence criteria in the applicable SEC rules and meets the NASDAQ’s financial knowledge requirements set forth in the NASDAQ rules. Our Board of Directors has determined that Ms. Proctor and Ms. Hayles are “audit committee financial experts” under SEC rules and meet the financial sophistication and professional experience requirements set forth in the NASDAQ rules.
 Audit Committee Responsibilities
Management is responsible for Blucora’s internal control over financial reporting, preparation of financial statements and the financial reporting process. The Company’s independent registered public accounting firm, which for 2018 was Ernst & Young LLP, is responsible for performing an independent audit of Blucora’s consolidated financial statements and internal control over financial reporting in accordance with standards set by the Public Company Accounting Oversight Board (“PCAOB”), and to issue reports thereon. The Audit Committee monitors and oversees these processes. The Audit Committee members rely, without independent verification, on the information provided to them, and on the representations made to them, by management and the independent registered public accounting firm.
In this context, during 2018, the Audit Committee:

•	Discussed the overall scope and plans for audits with Ernst & Young LLP;

•
Met and held discussions with Ernst & Young LLP, both with and without management present, to discuss the results of the audits, management’s evaluation of Blucora’s internal control over financial reporting, and Ernst & Young LLP’s opinion thereof, and the overall quality of Blucora’s financial reporting;

•	Reviewed and discussed the quarterly and annual financial results prior to the publication of those results and the filing of those results on Form 8-K;

•
Discussed the matters required to be discussed with Ernst & Young LLP by the statement on Auditing Standards No. 1301, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the PCAOB in Rule 3200T and Regulations S-X Rule 2-07;

•	Reviewed and discussed the unaudited and audited financial statements with management and Ernst & Young LLP, including Ernst & Young LLP’s opinion on the audited financial statements; and

•
Received the written disclosures and letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with Ernst & Young LLP its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC.

Members of the Audit Committee
Georganne C. Proctor, Chair
Lance G. Dunn
E. Carol Hayles
John MacIlwaine

Blucora, Inc. | 2019 Proxy Statement 32

FEES PAID TO INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2018 AND 2017
Fees
The aggregate fees billed by the Company’s current independent registered public accounting firm, Ernst & Young LLP, to the Company and its subsidiaries during 2018 and 2017 were as follows:

	2018	2017
Audit fees	$1,937,063	$1,480,116
Tax fees	—	—
Audit-related fees	—	—
All other fees	3,355	2,160
Total fees	$1,940,418	$1,482,276
Audit fees reflect fees billed for the annual audits of the Company’s consolidated financial statements, the review of interim financial statements and internal control over financial reporting for the year indicated. All other fees consist of fees for our annual subscription to Ernst & Young LLP’s Global Accounting & Auditing Information Tool, which the Company’s staff used when performing technical accounting research.
Pre-approval Policy
The Audit Committee pre-approves all audit and non-audit services to be performed by our independent registered public accounting firm. As part of its pre-approval procedures, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with the SEC’s rules on auditor independence. The Audit Committee has considered whether the provision by Ernst & Young LLP of the non-audit services described above is compatible with Ernst & Young LLP’s independence. After consideration, the Audit Committee has determined that Ernst & Young LLP's independence as an auditor has not been compromised by its provision of these services. All audit and non-audit services provided by Ernst & Young LLP in 2017 and 2018 were pre-approved by the Audit Committee in accordance with the foregoing policy.
TRANSACTIONS WITH RELATED PERSONS
Policies and Procedures
Under our Related Party Transaction Policy, proposed related person transactions (which generally include any transactions by the Company or any subsidiary with an employee or director of the Company, a relative of an employee or director, or any entity with which an employee or director has a material interest) must be disclosed to our Chief Financial Officer. If the Chief Financial Officer determines that the transaction is material, or otherwise of such a nature that it should be reviewed and approved by the Audit Committee under the guidance provided in our Related Party Transaction Policy, the Audit Committee must review and approve such related person transactions in advance. In determining whether to approve a related person transaction, the Audit Committee considers whether the terms of the related person transaction are fair to the Company at the time of authorization; the business reasons for the Company to enter into the related person transaction; whether other comparable transactions with non-related parties were considered, and if so, the terms of such transactions and the reason for the selection of the related person transaction; the value of the transaction to the Company and to the related person; whether the related person transaction would impair the independence of a previously independent director; and any other factors that are relevant to a determination of whether the terms of the transaction, and the process that led to it, are fair to the Company.
Related Person Transactions

Since the beginning of fiscal year 2018, there have not been any transactions, nor are there any currently proposed transactions, in which the Company was or is to be a participant, where the amount involved exceeded $120,000, and in which any related person had or will have a direct or indirect material interest.

Blucora, Inc. | 2019 Proxy Statement 33

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Each of the following directors served on the Compensation Committee for all or a portion of 2018: Christopher W. Walters (Chair), H. McIntyre Gardner (Former Chair), E. Carol Hayles, Georganne C. Proctor and Mary S. Zappone. None of the current or former members of the Compensation Committee who served during 2018 is or has been an officer or an employee of the Company. During 2018, none of our executive officers served on the board of directors or compensation committee (or a committee performing similar functions) of any other company that had one or more executive officers serving on our Board of Directors or our Compensation Committee.

INFORMATION REGARDING EXECUTIVE OFFICERS
Executive Officers
Executive officers are elected annually by the Board to serve at the Board’s discretion until their successor is duly elected and qualified or until their earlier death, resignation, or removal. The following table sets forth certain information as of March 26, 2019 with respect to our current executive officers:

Name	Age	Position
John S. Clendening	56	President, CEO and Director
Davinder S. Athwal	51	Chief Financial Officer
Todd C. Mackay	45	Interim Chief Executive Officer, HD Vest
Curtis A. Campbell	46	President, TaxAct
Michael P. Hogan	59	President, Tax-Smart Innovation
Ann J. Bruder	53	Chief Legal Officer & Secretary
Transient C. Taylor	53	Chief Human Resources Officer

John S. Clendening

Mr. Clendening was appointed to serve as the Company's President and CEO on April 4, 2016, and he was also appointed as a member of the Board on the same date. See Proposal One—Election of Directors on page 12 for a discussion of his experience and qualifications.

Davinder S. Athwal

Mr. Athwal was appointed to serve as the Company's Chief Financial Officer ("CFO") in February 2018. Prior to joining the Company, Mr. Athwal, served as Vice President Finance and Chief Financial Officer of UGI International, which is a business segment of UGI Corporation through which it conducts its foreign operations, from 2015 to February 2018, and he served as Vice President, Chief Accounting Officer and Chief Risk Officer of UGI Corporation, a holding company that is traded on the NYSE that distributes, stores, transports and markets energy products and related services, from 2008 through 2015. Mr. Athwal holds a bachelor’s degree in Accounting and Finance from Kingston University in London and a master’s degree in Accounting from Long Island University.

Blucora, Inc. | 2019 Proxy Statement 34

Todd C. Mackay

Mr. Mackay was appointed Interim CEO of HD Vest in December 2018. Prior to being appointed the Interim CEO of HD Vest, Mr. Mackay served as the Executive Vice President and General Manager of TaxAct from May, 2018 through December, 2018. Prior to that he served as the Executive Vice President of Corporate Development since 2015. Mr. Mackay also served as an advisor to the Company’s executive team focusing on strategy and mergers and acquisitions (“M&A”) from 2014 to 2015. During his time with the Company, Mr. Mackay has led corporate development and M&A efforts, including spearheading the acquisition that brought HD Vest into the Blucora family. Mr. Mackay also led initiatives to expand third party partnerships in both TaxAct and HD Vest. Mr. Mackay was a co-founder of P2B Investor, a crowd funding business providing working capital loans to small and medium sized businesses, where he served on the executive team from 2013 to 2014. In addition, Mr. Mackay served as Executive Vice President in charge of Finance and Corporate Development for Emerge Digital Group, a privately held digital media company, from 2011 to 2012. Mr. Mackay served in various executive positions at E*Trade from 1999 to 2010, where he served as the Executive Vice President in charge of Global Corporate Development and Corporate Treasury and Executive Vice President in charge of E*Trade’s Asian broker dealer business. Mr. Mackay has also held various positions with Telebanc Financial Corp, Robertson Stephens and Alex Brown focusing on financial institutions and financial technologies. He has also served on the board of directors of both private and public broker dealers outside of the United States. Mr. Mackay received an A.B. from Princeton University in Economics with an emphasis on Mathematics.

Curtis A. Campbell

Mr. Campbell was appointed President of TaxAct in November 2018. Prior to that, he served as the Managing Vice President at Capital One running the Consumer Auto Business division from 2017 through 2018 where he led digital transformation, technology, operations and strategy. Prior to joining Capital One, Mr. Campbell served in several roles leading Intuit’s tax businesses, including as VP of Strategy and VP of Product from 2014 through 2017. Prior to joining Intuit, Mr. Campbell served as the General Manager of Amazon Web Services from 2012 through 2014 where he led the product and technology organizations. Prior to his time at Amazon Web Services, from 1999 through 2010, Mr. Campbell held several positions of increasing responsibility at Hewlett Packard Enterprise and Dell, including leadership roles in software development, hardware engineering, marketing, program management and product management. Mr. Campbell holds a Bachelor of Science degree in Business with a concentration in Engineering from The Citadel Military College and a Masters of International Business Studies from the Moore School of Business.

Michael P. Hogan

Mr. Hogan was appointed President of Tax-Smart Innovation in October 2018. Prior to joining the Company, he served in a variety of senior management roles at GameStop from 2008 through 2018, most recently as the Executive Vice President of Strategic Business and Brand Development, where he helped transform the company to a diversified retail business to include digital gaming, technology brands and licensed collectibles. He also held senior management roles at Dean Foods as the Chief Marketing Officer and Frito-Lay as Vice President of U.S. and later International Marketing. Mr. Hogan also serves as a board member for Arcbest Corporation (NASDAQ: ARCB) and Feed the Children. Mr. Hogan holds a Bachelor of Science degree in Economics from Northern Illinois University and a Masters degree in Marketing and Finance from Northwestern University, Kellogg Graduate School.

Blucora, Inc. | 2019 Proxy Statement 35

Ann J. Bruder

Ms. Bruder was appointed to serve as the Company's Chief Legal Officer and Secretary in June 2017. Prior to joining the Company, Ms. Bruder served as the Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary at Airlines Reporting Corporation, or ARC, which is a leading provider of data, products and services to the travel industry, from 2015 through 2017. She served as the President of Global Strategic Services, LLC, a boutique strategic advisory firm, from 2014 through 2015. Prior to that, she was employed by Commercial Metals Company (“CMC”), a publicly traded global company with sales and operations in more than 40 countries, from 2007 through 2014. At CMC, Ms. Bruder served as the Senior Vice President of Law, Government Affairs and Global Compliance, General Counsel and Corporate Secretary from mid-2009 through 2014 and the Deputy General Counsel from 2007 through mid-2009. Earlier in her career, she served in various legal roles at CARBO Ceramics Inc., American Airlines, Inc., Continental Airlines, Inc. and the law firm of Thompson Coburn LLP. Ms. Bruder has a Juris Doctorate degree from Washington University and Bachelor of Arts degree in Journalism and Public Relations with a minor in Economics from the University of Wyoming.

Transient (Tran) C. Taylor

Mr. Taylor was appointed as the Company's Chief Human Resources Officer in October, 2018. Prior to joining the Company, Mr. Taylor served as the Chief Human Resources Officer with Mr. Cooper/Nationstar, the fourth largest mortgage servicing and home loans origination company in the U.S., from 2015 through 2018. Mr. Taylor also served as Chief People Officer at Travelocity, a top tier global on-line travel service, from 2008 through 2015, and as the Executive VP of Human Resources at Alliance Data from 2005 through 2008. Mr. Taylor’s earlier experience also includes executive level human resources roles with Home Depot, Raytheon Telecommunications and Westinghouse. Mr. Taylor holds a Bachelor of Science degree in International Studies and a Masters degree in public administration from West Virginia University and has served as an active member of the Human Resources Policy Institute and Corporate Leadership Council.

Principal Accounting Officer

John Palmer served as the Company’s Principal Financial and Accounting Officer from November 1, 2017, when our former Chief Financial Officer left the company, through February 21, 2018 when Mr. Athwal joined the Company as our Chief Financial Officer (and Principal Financial Officer). Mr. Palmer continues to serve as the Company's Principal Accounting Officer. Mr. Palmer is not an executive officer, but pursuant to Item 402 of Regulation S‑K he is included as a Named Executive Officer because he served as our Principal Financial Officer for a portion of 2018.

John D. Palmer

Mr. Palmer has served as the Company’s Vice President - Accounting since February 2017. Prior to joining the Company, Mr. Palmer served as Vice President and Chief Accounting Officer at Sizmek, Inc., a global technology company that provides technology-enabled advertising services, from the time it was spun-off from Digital Generation, Inc. in February 2014 until February 2017. Mr. Palmer served as Vice President and Controller at Digital Generation, Inc. from March 2003 to February 2014. Prior to that, Mr. Palmer held a variety of controller positions for technology companies, including Entrust Technologies, Inc. and Nortel Networks, Inc. He began his career working at each of KPMG and Ernst & Young.

Blucora, Inc. | 2019 Proxy Statement 36

COMPENSATION DISCUSSION AND ANALYSIS

Introduction
The purpose of this Compensation Discussion and Analysis (“CD&A”) is to provide our stockholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process, and 2018 compensation programs and decisions for our Named Executive Officers.

Executive Summary

Our executive compensation program is generally designed to attract, motivate and retain highly skilled and motivated executives with significant business experience. Our management and our Compensation Committee believe that a well-structured executive compensation program is necessary for achieving our long-term business objectives to operate and grow our Wealth Management and Tax Preparation businesses that operate under HD Vest and TaxAct, respectively.

Our NEOs

Our NEOs for 2018 are set forth below. Additional information regarding our current executive officers is set forth on page 34 under "Information Regarding Executive Officers."

Name	Title	Employment Dates
John S. Clendening	President, CEO and Director	April 2016 - Present
Davinder S. Athwal	Chief Financial Officer (Principal Financial Officer)	February 2018 - Present
Todd C. Mackay (1)	Interim Chief Executive Officer, HD Vest	May 2015 - Present
Mathieu F. Stevenson	Former Chief Marketing and Strategy Officer	October 2016 - January 2019
Ann J. Bruder	Chief Legal Officer and Secretary	June 2017 - Present
John D. Palmer (2)(3)	Vice President - Accounting (Principal Accounting Officer and Former Principal Financial Officer)	February 2017 - Present
Robert D. Oros	Former Chief Executive Officer of HD Vest	February 2017 - December 2018
Sanjay Baskaran	Former President of TaxAct	January 2017 - August 2018

(1)
Mr. Mackay served in three capacities in 2018 (i) Executive Vice President of Business Development ("Base Role") (ii) Interim General Manager of TaxAct ("TA Interim Role") and (iii) Interim CEO of HD Vest ("HDV Interim Role," together with the TA Interim Role, the "Interim Roles"). Mr. Mackay became an executive officer when he assumed the HDV Interim Role.

(2)
Mr. Palmer became the Company’s Principal Financial and Accounting Officer on November 1, 2017 when our previous Chief Financial Officer left the Company. Mr. Athwal joined the Company on February 21, 2018 as the Company's Chief Financial Officer and Principal Financial Officer. When Mr. Athwal joined the Company, Mr. Palmer ceased serving as the Company's Principal Financial Officer, but he continues to serve as the Company's Principal Accounting Officer.

(3)
Mr. Palmer originally joined the Company on February 20, 2017 and is not an executive officer, but pursuant to Item 402 of Regulation S‑K he is included as an NEO because he served as our Principal Financial Officer for a portion of 2018.

Blucora, Inc. | 2019 Proxy Statement 37

Financial and Business Highlights of 2018

2018 Financial and Business Highlights
•
For the 2018 fiscal year we achieved double-digit growth in revenue, earnings and cash flow, while hitting records in key performance metrics such as advisory flows. At the same time, we strengthened our balance sheet, our business platform and our leadership team, laying the groundwork to capture the significant opportunities we see ahead.

•	We increased total revenue by 10% from 2017. (1)
•	We grew GAAP net income by 87% from 2017.
•	We increased non-GAAP Adjusted EBITDA by 19% from 2017. (1)(2)
•	We increased non-GAAP net income by 36% from 2017. (2)
•	We increased net income per share attributable to Blucora, Inc. (EPS) by 58% from 2017.
•	We increased non-GAAP EPS by 30% from 2017.(2)(3)
•	We achieved record advisory net flows at HD Vest, approaching $1 billion.
•	We recorded our 21st consecutive year of revenue growth at TaxAct, growing 16% year-over-year.
•	We utilized strong cash flow generation to pay down $80 million in debt, reducing our net leverage ratio to 1.5x from 2.8x. (2)
•	We completed our clearing firm transition, which is expected to generate more than $120 million in incremental HD Vest segment income over a 10-year term.
•	We brought great new talent in to the organization at all levels, including our management team and Board of Directors.

(1)	Financial measures used in our annual bonus plan.

(2)	See Annex A - Non-GAAP Reconciliation for a reconciliation to the nearest GAAP measure.

(3)	Financial measure used for our 2018 performance-based restricted stock units.

Blucora, Inc. | 2019 Proxy Statement 38

2018 Executive Compensation
Our Company and our businesses have undergone significant changes since late 2015, and as a result of this transition, our Compensation Committee began a comprehensive restructuring of our executive compensation practices during 2017 to ensure that we are able to attract and retain top caliber executive talent in the new markets and industries in which we currently compete for talent. Below is a summary of executive compensation highlights for our 2018 program:

2018 Executive Compensation Highlights
•
Company Transformation: Since 2015, our Company has transformed from a Washington-based company that operated a portfolio of internet businesses to a Texas-based technology-enabled financial solutions company that offers wealth management and tax preparation products and services through HD Vest and TaxAct, respectively (the "Strategic Transformation"). As such, our compensation philosophy and practices have evolved so that we can attract top caliber executive talent in the market and industries where we now operate.

•
New Compensation Consultant: During 2017, our Compensation Committee engaged a new independent compensation consultant to assist in reviewing our executive officer compensation philosophy and practices for 2018 in light of our new business strategy and the new market and industry in which we now operate.

•
New Philosophy:  Our Compensation Committee adopted a new philosophy to provide an attractive market-based compensation program tied to performance and aligned with the interests of stockholders. Our executive compensation program is designed to be competitive, aligned, balanced and sound.

•	New Peers: We updated our peer group for 2018 in light of the market and industry in which we currently compete for talent.
•
2018 Annual Bonus Plan Continued To Be Performance-Based: Our annual bonus plan for 2018 was tied to Company financial performance metrics, as well as certain human resources foundation metrics and balanced scorecard metrics, which allowed this element of executive compensation to be performance-based and incentivize management to increase its focus on operational objectives that are key to our growth strategy and operating as "One Company."

•
2018 Equity Grants Included Performance-Based RSUs:  Our 2018 annual equity grants for our executive officers were comprised of 25% performance-based RSUs ("PRSUs"), 50% time-based RSUs ("time-based RSUs") and 25% stock options. We transitioned away from the heavy use of stock options and began granting PRSUs that are based on the achievement of pre-established financial performance metrics and are more in line with our long-term strategy.

•
Executive Stock Ownership Guidelines: We have stock ownership guidelines requiring our CEO to own an amount of our equity with a value equal to five times (5X) his base salary, and our Board adopted new stock ownership guidelines for all other NEOs during 2018 that require equity ownership with a value equal to three times (3X) the base salary for all NEOs other than the CEO.

•
Competitive Pay Practices:  We believe the changes made to our executive compensation program for 2018 allow us to be competitive with companies with whom we compete for talent and better reflect market expectations for "at-risk" and performance-based compensation.

2018 Executive Compensation Elements at a Glance

Base Salary	Annual Bonus Plan	Stock Options	Performance-Based RSUs	Time-Based RSUs
Short-Term Element		Long-Term Element
Not at risk	Performance-Based (at risk)			Value Based on Stock Price (at risk)

2018 Mix of Pay: 90% and 78% of the 2018 target compensation for our CEO and average NEO*, respectively, was at risk and based either on the performance of our Company or our stock price.

Blucora, Inc. | 2019 Proxy Statement 39

*The Average NEO pay mix does not include two NEOs because we do not believe that their compensation is reflective of the compensation structure of our executive officers: (i) Mr. Mackay because he was not an executive officer for most of 2018, and (ii) Mr. Palmer because he is not an executive officer of the Company.
Additional detail regarding the 2018 compensation of our NEOs is provided in the Summary Compensation Table and throughout this CD&A.

2018 Say-on-Pay Vote had 97.7% Approval
We hold advisory votes on the compensation of our NEOs (a “say-on-pay vote”) at every annual meeting of stockholders. Our Board of Directors values the opinions of our stockholders and believes an annual advisory vote allows our stockholders to provide us with their input on our executive compensation program. We conducted an advisory vote on the frequency of the advisory say-on-pay vote at our 2017 Annual Meeting. Following the recommendation of our stockholders, we will continue to hold our advisory say-on-pay vote on an annual basis.
Of the stockholders who cast a vote in 2018 for or against the approval of the Company’s compensation of NEOs, 97.7% voted for approval. Although the Compensation Committee did not make any specific changes to 2018 executive compensation as a result of such say-on-pay vote, the Compensation Committee does monitor and consider the results of say-on-pay votes and will continue to consider results from future advisory votes as appropriate when making compensation decisions.

Blucora, Inc. | 2019 Proxy Statement 40

Realizable 2018 Pay

The table above compares the 2018 target total compensation for our CEO to the actual realizable pay at the end of 2018. The "Target Total Compensation" bonus and equity amounts shown above are the targets set by our Compensation Committee, and the equity amounts reflect the approximate grant date fair values of such awards reported in the Summary Compensation Table. The "Realizable Pay" bonus amount reflects the actual bonus paid to our CEO for 2018, and the equity amounts assume 100% acceleration of the 2018 equity awards as of December 31, 2018 and a closing price of $26.64, which was the closing price of our common stock on the last day of 2018. Since none of these awards had actually vested as of December 31, 2018, the amount actually realized by Mr. Clendening, if any, upon vesting and exercise may vary from this figure.

Consistent with our pay for performance philosophy, the substantial majority of our CEO's compensation is composed of variable cash bonus awards and equity awards that derive their value based on Company financial performance and the performance of the price of our common stock.  Further, our philosophy focuses on the long-term performance and growth of our Company.  The Realizable Pay illustration shown above is based on a one-year view of our CEO's compensation and is based on a snap shot as of year-end 2018.  While the Realizable Pay shown above is 94.6% of our CEO's total target compensation, we believe that, in line with our philosophy, as our stock price continues to increase, the realizable pay will also increase and reflect our long-term pay for performance philosophy.

Much of our CEO's target total compensation opportunity is “at risk,” and there can be no assurance that the target amount of the bonuses will be awarded, that the grant date fair values reported for the equity awards will reflect their actual economic value, or that comparable amounts will ever be realized by our CEO.

Blucora, Inc. | 2019 Proxy Statement 41

Executive Compensation Best Practices

What we do:	What we don't do:
✓
Pay for Performance: A significant portion of our NEO compensation is at-risk, performance-based compensation that utilizes a diverse set of performance metrics ensuring that no single factor can inappropriately impact compensation. In addition, a portion of our performance-based compensation is subject to multi-year vesting schedules that require sustained performance over time. This aligns the interests of our executive officers with those of our stockholders.
✗
Tax Gross-up Provisions for Change-In-Control: We do not have tax gross-up provisions in our executive employment agreements or in our equity award agreements that would allow for a gross-up payment for excise and other taxes that could become payable as a result of payments made in connection with a change-in-control.

✓
Pay Determinations: We engage in a rigorous process to establish total direct compensation and its components, including reviewing market and survey data sourced from our peer group of companies and our industry. We also utilize an independent compensation consultant.
	✗	No Excessive Perquisites and Personal Benefits: We do not provide significant perquisites and personal benefits that are not generally available to all other employees.
✓
Listen to Stockholders: We hold an advisory vote on executive compensation annually and take the results of such vote into account when setting and reviewing our compensation practices and policies. We have had very positive results from our advisory vote on executive compensation each year the vote has been held.
	✗	No Pledging or Hedging: Our Insider Trading Policy does not permit margining, pledging, hedging, short sales of or trading options related to our stock by any director, officer or employee.
✓
Clawback Policy: We have a clawback policy that would allow us to recoup certain compensation and awards paid to our NEOs in certain circumstances in the event that there is a restatement of our financial results.
	✗	No dividends on Stock Options or Stock Appreciation Rights ("SAR") or Unearned awards: No dividends or dividend equivalents accrue on stock options or SARs or are paid on unearned awards.
✓
Double Trigger Change-in-Control: Following a change-in control, our executive officers would only be entitled to severance benefits under their employment agreements if their employment is terminated without cause or if they terminate employment with us for good reason in connection with the change-in-control.
✗
No Repricing or Granting of Discounted Stock Options or SARs:  Our 2018 Plan prohibits the repricing of stock options and SARs without stockholder approval and the granting of stock options or SARs with exercise prices below fair market value.

✓
Stock Ownership Guidelines: We have stock ownership guidelines that require stock ownership with a value equal to five times (5X) the annual base salary for our CEO, three times (3X) the annual base salaries for our other executive officers and four times (4X) the annual retainer for our directors (which is being increased as of the date of this annual meeting to five times (5X) the annual retainer of our directors.
✗
No Share Recycling and Minimum Vesting Requirements: Our 2018 Plan does not permit liberal share recycling or liberal share counting and has minimum vesting requirements for awards (no awards can vest prior to one-year from the date of grant, subject to certain exceptions).

✓
Risk Management: We perform regular risk management assessments for our compensation and benefit programs related to executive and non-executive compensation practices in order to ensure that our compensation policies and practices are not reasonably likely to have a material adverse effect on our Company and do not encourage excessive risk taking.

Blucora, Inc. | 2019 Proxy Statement 42

Compensation Philosophy and Practices
2018 Executive Compensation Changes and our Executive Compensation Philosophy
Our Company and our business have undergone significant changes since late 2015, and as a result of this transition, our Compensation Committee began a comprehensive restructuring of our executive compensation practices during 2017 to ensure that we are able to attract and retain executive talent in the markets and industries in which we currently compete for talent.

•
Our Transformation: In October 2015 we announced plans for our Strategic Transformation, which included transforming our Company from a Washington-based company that operated a portfolio of internet businesses to a Texas-based technology-enabled financial solutions company that offers wealth management and tax preparation products and services through HD Vest and TaxAct, respectively. In connection with this transformation, we moved our headquarters from Bellevue, Washington to Dallas, Texas, which resulted in a leadership transition and the need to recruit and hire new executive team members.

•
Changing Philosophy and Practices: As our business transformed, so did our compensation philosophy. Our historical philosophy and practices were to set total cash compensation below market with above market equity compensation that largely consisted of stock options. We believe these historical practices were appropriate when we were seeking talent in the Washington State internet-based market. However, in connection with our transition to a Dallas-based technology-enabled financial solutions company, we evolved our philosophy and practices when hiring new executive officers for our Dallas headquarters and established a new compensation philosophy for 2018. As a result, we now focus on having an attractive market-based compensation program in our Dallas-based market and our industry in an effort to attract top-caliber executive talent in the financial and technology industries.

•
Change in Compensation Consultants: In July 2017, our Compensation Committee engaged a new independent compensation consultant to assist in reviewing our executive officer compensation philosophy and practices in light of our new business strategy and in the new market and industry in which we now operate. Following our new independent compensation consultant's review, we updated our compensation philosophy for setting 2018 executive compensation.

•
New Philosophy and Principles: Our goal is to provide an attractive and market-based compensation program that is tied to performance and aligns the interests of our executive officers with those of our stockholders. To achieve this goal, our Compensation Committee has adopted the following executive compensation philosophy and principles:

	Philosophy	Principles

Competitive	Enable us to attract, motivate and retain high-caliber individuals who will maximize the potential of the business over time.	Engage high-performing executive talent through competitive compensation opportunities.

Aligned	Clear alignment of executive compensation to the short-term and long-term financial outcomes and value-drivers of the business.
Executive compensation is clearly aligned to the financial outcomes with a particular emphasis over the next three years on growth and the achievement of synergies between our Wealth Management and our Tax Preparation businesses.

Balanced	Foster sustained growth and alignment through a balanced approach to compensation design.	The compensation program should be structured and consistent, but should allow for appropriate flexibility, differentiation and discretion.

Sound	Encourage achievement of the Company's strategy and goals through policies ethics and values.	Cultivate ownership of Blucora's vision and strategic direction through sound compensation policies and structure that reinforce desired behaviors that are in line with Blucora's ethics and values.

Blucora, Inc. | 2019 Proxy Statement 43

•
New Peers: Our new independent compensation consultant reviewed our peer group in late 2017 and determined that, in light of our Strategic Transformation and the market and industry in which we now operate, our peer group should be updated. See "Compensation Process—Benchmarking Against Peers" below for additional information regarding our new peer group that was used for 2018 compensation decisions.

•
2018 Executive Compensation: After we established a new peer group, our Compensation Committee approved changes to our executive compensation program for 2018 that it believes allows us to be competitive with our new peer group and with the companies with whom we compete for talent. Our new program is also intended to reflect market expectations for at-risk compensation so that we are able to retain our executive officers and attract additional executive officers when necessary. These changes also allowed us to recalibrate executive compensation, as each of the executive officers hired in 2017 came from different industries with different expectations of compensation. We believe that the executive compensation changes that were made for 2018 will assist us in achieving our strategy of operating as "One Company" and help us to be competitive with our peers and in the market and industry in which we compete for talent while also focusing on internal pay parity.

•
2018 Compensation Mix: The 2018 compensation mix was comprised of the following, with a significant portion continuing to be performance-based and be "at-risk" (the CEO had 90% of his total target direct compensation "at-risk" for 2018):

◦	Base Salary: In 2018, our NEOs' base salaries increased as a result of our review of our new peer group and of the market and industries in which we compete for talent.

◦
Bonus: In 2018, a substantial portion of our NEOs’ compensation was paid pursuant to our short-term bonus plan, which is tied to the achievement of operational and financial goals over a single year, as well as specific individual performance goals, and assists in retaining, attracting, and motivating employees in the near-term. The operational and financial metrics selected by the Compensation Committee for the 2018 annual bonus plan reflect the responsibilities of each NEO, such that they are tied to our overall Company performance or certain metrics related to the different businesses that an NEO oversees or in which an NEO is involved. Our 2018 annual bonus plan metrics were also tied to certain human resources foundation metrics and balanced scorecard metrics, which we believe help us focus on operational objectives that are key to our growth strategy and move toward operating as "One Company."

◦
Equity: The most significant change to our executive compensation program for 2018 was with respect to the type and mix of equity granted to our executive officers. For 2018, we shifted from our equity grants being comprised of stock options and time-based RSUs to the following equity mix (as a percentage of total grant value):

▪	25% PRSUs that are eligible to vest on January 1, 2021, subject to the Company achieving a certain level of non-GAAP earnings per share during 2020;

▪	25% stock options that vest equally each year over a three-year period; and

▪	50% time-based RSUs that vest equally each year over a three-year period.
This change in equity mix was made in order for our executive compensation to be competitive with peers and to reflect market expectations for "at-risk" and performance-based compensation. We have de-emphasized the award of stock options and have moved toward PRSUs, which are based on Company performance metrics that the Compensation Committee believes are in line with our long-term strategy and better align management with long-term stockholder value. In addition, the Compensation Committee believes time-based RSUs and PRSUs have potential advantages over stock options because (i) time-based RSUs and PRSUs are less depletive on the remaining available shares available under the Company’s long-term incentive plans because they carry a higher valuation than stock options on the date of grant and therefore less shares are required for each time-based RSU or PRSU than would be required for an equivalent stock option award and (ii) the prospect of a time-based RSU or PRSU motivating an NEO over time can be greater than a stock option because time-based RSUs and PRSUs do not carry an exercise price that must be exceeded for the time-based RSU or PRSU to continue to be of value to the NEO. It is the Compensation Committee's goal

Blucora, Inc. | 2019 Proxy Statement 44

to continue to evolve to a higher mix of PRSUs, which we believe is competitive with our peers and in line with our compensation philosophy.

•
Adoption of Executive Stock Ownership Guidelines: In February 2018, the Board revised our stock ownership guidelines to make them applicable to all of our executive officers effective as of January 1, 2018 (prior to 2018, they were only applicable to our CEO). These guidelines require that our executive officers acquire and hold shares of our common stock equal in market value to the multiple of each of their base salaries as follows: five times (5X) for our CEO and three-times (3X) for all other NEOs.

Compensation Process
The Compensation Committee solicits and receives input from a number of sources, including management and its independent compensation consultant (as further discussed below) when making executive compensation decisions. Although the Compensation Committee considers these sources of information, it uses its own discretion, based on the experience, knowledge, and diligence of its own members, to determine the compensation elements used in the compensation program and the mix of each element for each of the executives. This discretion is, by its nature, subjective. There is no set formula for how the Compensation Committee determines exactly how much value it places on any one element, or how any one element will compare to another element. The Board has selected the Compensation Committee members for their experience and abilities in determining compensation, and the Compensation Committee feels that a subjective determination by its members, after consideration of objective sources, is the most appropriate way for it to exercise its duties to the Board, to the Company and to stockholders.
The Compensation Committee's Role in Establishing Compensation
Our Compensation Committee is composed entirely of independent directors and administers our executive officer compensation program. In 2018, the Compensation Committee consulted regularly with its independent compensation consultant, our CEO, CFO, CLO, Interim Chief Human Resources Officer, Chief Human Resources Officer and Deputy General Counsel (“Management”) regarding the design and implementation of the 2018 executive compensation program.
Management's Role in Establishing Compensation
The Compensation Committee believes it is appropriate to consult with Management on executive compensation matters because each member of Management has significant involvement in and knowledge of the Company’s business goals, strategies, and performance and can provide input and valuable feedback. The CEO provides recommendations with respect to the other executive officers' compensation, but he does not participate in decisions regarding his own compensation. The Compensation Committee considers Management's recommendations but retains full discretion in determining executive compensation.
Management was regularly invited to attend Compensation Committee meetings during 2018. The Compensation Committee generally meets in executive session outside the presence of the CEO and other Management. In carrying out its oversight responsibilities, the Compensation Committee regularly reports to the Board on the actions it has taken, as well as confers with the Board on compensation matters, as necessary.
The Company’s legal advisors, human resources department, and corporate accounting department also support the Compensation Committee in developing and administering the Company’s compensation plans and programs.
Role of Compensation Consultant
The Compensation Committee's independent compensation consultant regularly attended Compensation Committee meetings during 2018.
Meridian: In connection with the Strategic Transformation, in July 2017, the Compensation Committee engaged a new independent compensation consultant, Meridian, to provide advice with respect to non-employee director and executive officer compensation matters for the remainder of 2017 and for 2018.
Meridian assisted the Compensation Committee with advice on selecting a new peer group for the Company, advice and recommendations regarding proposed changes to the Company’s compensation philosophy and strategies for

Blucora, Inc. | 2019 Proxy Statement 45

2018 executive compensation matters, advice on executive compensation levels and practices, guidance on the design of our executive compensation plans for 2018, advice on revising our Executive Officer Stock Ownership Guidelines, determination of performance metrics for 2018 executive compensation, recommendations regarding our long-term incentive plans, and periodic reports to the Compensation Committee on market and industry compensation trends and regulatory developments.
Engagement of Meridian: Other than services provided by Meridian to the Nominating and Governance Committee in connection with the review of director compensation, the Compensation Committee approved all engagement fees and other retention terms for Meridian and determined Meridian's responsibilities for the period for which it served as the independent compensation consultant. The Compensation Committee assessed the independence of Meridian pursuant to applicable SEC and NASDAQ rules and concluded that their work for the Compensation Committee does not raise any conflict of interest.
Benchmarking Against Peers
In late 2017, the Compensation Committee, with the assistance of Meridian, reviewed the Company's peer group and determined that, in light of our Strategic Transformation, our peer group should be updated for 2018 executive compensation decisions. The peer group recommended by Meridian and approved by the Compensation Committee for 2018 consisted of the following 17 companies, which are in the asset management and custody banks, investment banking and brokerage and internet software and services industries, with a similar revenue range and market capitalization of the Company.

2018 Peer Group
●AllianceBernstein Holding L.P.	●Investment Technology Group, Inc.
●Artisan Partners Asset Management Inc.	●j2 Global, Inc.
●Benefitfocus, Inc.	●Ladenburg Thalmann Financial Services Inc.
●Cowen Inc.	●NIC Inc.
●Eaton Vance Corp.	●Oppenheimer Holdings Inc.
●Envestnet, Inc.	●Virtus Investment Partners, Inc.
●Federated Investors, Inc.	●Waddell & Reed Financial, Inc.
●Financial Engines, Inc.	●WisdomTree Investments, Inc.
●Interactive Brokers Group, Inc.
Meridian provided peer group comparison data for the Company’s executive officers with respect to salary, annual cash incentive bonus, and equity grants, and the Compensation Committee used this data for background and context when setting the amounts of the various compensation elements for executive officers for 2018, but did not tie any compensation decisions directly to this data or set compensation to fall within a certain percentile of our peers.
It is important to note that in determining executive compensation, the Compensation Committee does not solely rely on comparative data from the peer group. Such comparative data provides helpful market information about our peer group, but the Compensation Committee believes in utilizing a number of resources, such as published compensation surveys and other available proxy and compensation data, to ensure that our executive compensation is competitive in the market in which we compete for talent. The Compensation Committee also considers pay for performance, individual capability, potential to create value, experience, and internal parity objectives in setting compensation. All applicable information is reviewed and considered in the aggregate, and the Compensation Committee does not place any particular weight on any one factor.

Blucora, Inc. | 2019 Proxy Statement 46

Compensation Decisions Made in 2018

Overview of 2018 Executive Compensation Components

In 2018, the key elements of our executive compensation program for the NEOs consisted of:

•	base salary;

•	a target annual cash incentive bonus; and

•	long-term equity incentive awards comprised of options, time-based RSUs and PRSUs.
Annual Base Salary
General
Each executive receives an annual base salary that provides a minimum fixed level of cash compensation that is intended to provide security and preserve an employee’s commitment during downturns in the relevant industries and/or equity markets. The Compensation Committee considers a competitive base salary to be an important factor in retaining and attracting key employees in a competitive marketplace, but it also balances executives' base salaries with performance-based compensation elements to ensure that our executives' incentives are aligned with the objectives of the Company and our stockholders. Base salaries are initially established by the Compensation Committee pursuant to employment or other agreements with the executives and are set at a level that the Compensation Committee believes is competitive in the market place. Any annual changes thereafter may be based on an evaluation of many factors, such as our performance and annual cash compensation budget, each executive’s individual performance, criticality of the role, experience of the executive, comparative market data and internal pay equity.

2018 Annual Base Salaries

In 2018, the base salaries for our NEOs were increased mainly as a result of our new compensation philosophy and the updated benchmarks for our peer group in the market and industries in which we compete for talent. The Compensation Committee determined the salary increases for the NEOs, excluding Mr. Palmer, as set forth below:

Name	2017	2018	% Change
John S. Clendening	$550,000	$600,000	9.1%
Davinder S. Athwal	n/a	$400,000	n/a
Todd C. Mackay (1)	$310,000	$366,500	18.2%
Mathieu F. Stevenson	$260,000	$315,000	21.2%
Ann J. Bruder	$350,000	$375,000	7.1%
John D. Palmer	$220,000	$226,600	3.0%
Robert D. Oros	$375,000	$390,000	4.0%
Sanjay Baskaran	$350,000	$365,000	4.3%
(1) 2018 reflects (i) an annual base salary associated with Mr. Mackay's Base Role of $319,300 and (ii) an additional monthly stipend of $5,900 for each month he served in the Interim Roles (or eight months).

Mr. Clendening: Mr. Clendening's increase in base salary reflects not only the review of philosophy, market and peers discussed above, but also the Compensation Committee's review of Mr. Clendening's performance for 2018, which included a review of his impact on our successful financial and operational results for the year, leadership within our Company, accomplishments that affected our performance and achievement of our strategic goals throughout the year.

Mr. Mackay: Mr. Mackay's increase in base salary reflects his increased responsibilities in connection with his Interim Roles in which he served during 2018.

Mr. Stevenson: Mr. Stevenson's increase in base salary reflects our review of our compensation philosophy and review of market and peer data for executive compensation and takes into account internal pay parity. The increase also takes into account the additional responsibility he assumed in August, 2018 when he was given responsibility for the Company's strategy function.

Blucora, Inc. | 2019 Proxy Statement 47

All Other NEOs, excluding Mr. Palmer: The base salary increases for our other NEOs were made to more closely align with the updated benchmarks for our peer group in the market and industries in which we compete for talent and to better align internal pay. Each executive officer's performance was also considered in determining 2018 base salaries.

Mr. Palmer: Because Mr. Palmer is not an executive officer, his base salary increase was set by his manager and was in line with the Company's standard annual merit increases.

Annual Short-Term Incentive Plan/Bonus Payments
General
Executives are generally provided the opportunity to earn an annual performance-based cash incentive bonus. This bonus provides incentive for the achievement of our operational and financial goals, as well as individual goals, and assists in retaining, attracting, and motivating executives in the near-term, and provides a balance to the volatility of short-term equity prices and the related impact on the value of an executive’s equity holdings. Target annual bonuses, as a percentage of salary, are generally established upon commencement of an executive’s employment and are reviewed each year and updated when the Compensation Committee deems it appropriate.
In 2018, a substantial portion of our NEOs’ compensation was paid pursuant to the Company's short-term bonus plan, which is tied to the achievement of our operational and financial goals as well as specific individual goals. Similar to 2017, the operational and financial metrics selected by the Compensation Committee for the 2018 annual bonus plan reflect the responsibilities of each NEO, such that they are tied to our overall Company performance or certain metrics related to the different businesses that an NEO oversees or in which an NEO is involved. Our 2018 annual bonus plan metrics are also tied to certain human resources foundation metrics and balanced scorecard metrics, which we believe will help increase our focus on operational objectives that are key to our growth strategy and advance our goal of operating as "One Company."

The Blucora, Inc. Annual Incentive Plan

On February 16, 2018, the Compensation Committee approved the Blucora, Inc. Annual Incentive Plan (the “Incentive Plan”). The Incentive Plan provides for annual cash bonuses to certain eligible employees identified by the Compensation Committee, which may include the Company’s NEOs, that are tied to the achievement of pre-established performance goals. The 2018 Executive Bonus Program and 2018 Non-Executive Bonus Program described below were each adopted and operated pursuant to the Incentive Plan.

2018 Short-Term Incentive Programs

2018 Executive Bonus Program: In February 2018, our Compensation Committee approved our 2018 Executive Bonus Program (the "2018 Executive Bonus Program"), which allows potential bonus payments to be made to each of our executive officers based on the operational and financial metrics applicable to each executive officer as described further below.

2018 Bonus Program for Non-Executive Employees: Our 2018 Non-Executive Bonus Program ("2018 Non-Executive Bonus Program," and together with the 2018 Executive Bonus Program, the "Bonus Programs"), allows potential bonus payments to be made to our non-executive officers based on our operational and financial goals and a discretionary component. Mr. Palmer's 2018 bonus was paid under this program because Mr. Palmer is not an executive officer.

Blucora, Inc. | 2019 Proxy Statement 48

Target Bonus and Metrics: The target bonus for each NEO under the Bonus Programs was based on a percentage of annual base pay. The bonus target for each NEO was reviewed in 2018 in light of our updated benchmarks for our peer group in the market and industries in which we compete for talent. As a result of such review, the target bonus for Messrs. Stevenson, Oros and Baskaran and Ms. Bruder were increased in 2018 as shown below to ensure that they remained at competitive levels and to ensure internal pay parity. Mr. Athwal was hired in 2018; therefore, his target bonus reflected the new executive compensation philosophy at the time of his hire.

Executive	2017 Target Bonus %	2018 Target Bonus %	% Change
John S. Clendening	200%	200%	-
Davinder S. Athwal	n/a	125%	n/a
Todd C. Mackay(1)	55%	55% / 70%	n/a
Mathieu F. Stevenson (2)	40%	100%	150%
Ann J. Bruder	60%	80%	33%
John D. Palmer	30%	35%	17%
Robert D. Oros	100%	125%	25%
Sanjay Baskaran	60%	125%	108%

(1)
Mr. Mackay's 2018 bonus was determined based on two bonus targets: (i) a bonus target of 55% associated with twelve months in his Base Role (the “Mackay Base Bonus”) and (ii) a bonus target of 70% associated with time he spent serving in his Interim Roles (eight months) (the "Mackay Interim Bonus").

(2)	The increase in Mr. Stevenson’s target bonus also took into account the additional responsibility he assumed during 2018 when he was given responsibility for the Company's strategy function.

Under the Bonus Programs, the potential bonus for each NEO for services rendered during 2018 is based on the achievement of financial and strategic performance metrics. The specific weighting of the financial or strategic performance metrics vary by executive based on responsibilities that are specific to the business unit for which the individual executive is responsible or for which the individual is assigned.

The payout percentage for each performance metric is determined based on the actual performance of the Company versus the performance targets established by our Compensation Committee. The maximum payout percentages for each metric were based on a sliding scale between designated levels of threshold, target and maximum achievement. The maximum payout percentages for the Bonus Programs were as follows:

•	2018 Executive Bonus Program:

◦	Strategic Metrics - 100%;

◦	Financial and Operational Metrics - 200%; and

•	2018 Non-Executive Bonus Program - 150%.

The ultimate payout of each bonus was based upon the (i) the target bonus amount for each individual, multiplied by (ii) the aggregate of the product of (a) the weighting of the applicable performance criteria for the individual and (b) the payout percentage for each performance criteria applicable to the individual.

For each participating NEO, the target bonus percentage, the financial and/or operational performance metrics used, and the weighting of each metric under the Bonus Plans were as follows:

Blucora, Inc. | 2019 Proxy Statement 49

		Bonus Performance Metrics (% of total bonus calculation)(1)
Executive	Target bonus percentage (% of base salary)	Blucora Revenue	Blucora Adjusted EBITDA	Segment Revenue	Other Segment Metrics (2)	Strategic Metrics (3)
John S. Clendening	200%	40%	40%			20%
Davinder S. Athwal	125%	40%	40%			20%
Todd C. Mackay-Base Role (4)	55%	50%	50%
Todd C. Mackay-Interim Roles (4)	70%		40%	25%	35%
Mathieu F. Stevenson	100%	25%	25%		30%	20%
Ann J. Bruder	80%	40%	40%			20%
John D. Palmer	35%	50%	50%
Robert D. Oros	125%		30%	20%	30%	20%
Sanjay Baskaran	125%		30%	20%	30%	20%

(1)
The financial and operational metrics selected by the Compensation Committee for the Bonus Programs reflect the responsibilities of each NEO. For Messrs. Clendening, Athwal, Stevenson, Palmer and Ms. Bruder, and during the time he served in the Base Role, Mr. Mackay, the financial metrics were tied to our overall Company performance. For Messrs. Oros and Baskaran and for Mr. Mackay during the time he served in the Interim Roles, a portion of the financial metrics were tied to our overall Company performance and a portion tied to metrics related to the business units that they led.

(2)
"Other Metrics" includes certain units in our Tax Preparation segment and net advisory assets (inflows less outflows) in our Wealth Management segment ("Net Advisory Assets"). See "2018 Performance Targets vs. Actual Results" below for additional information regarding each of these metrics.

(3)
"Strategic Metrics" include operational metrics around the development and deployment of human resources foundational systems across the Company and the establishment of a balanced scorecard. See "2018 Performance Targets vs. Actual Results" below for additional information regarding each of these metrics.

(4)	Each of Mr. Mackay's bonus targets of 55% and 70% were based on financial metrics applicable to the Base Role and for the time that he served in the Interim Roles during 2018, respectively.

2018 Bonus Performance and Payout Scale: Pursuant to the Bonus Plans, the payout percentages for each performance metric were calculated using the following scale, with a maximum payout of 200% of the target amount:

Metrics	Range of Financial Performance in Bonus Payout Scale (% of financial target)	Range of Bonus Payout (% of target bonus) (1) (2)
Blucora Revenue	Threshold of 80% to Maximum of 120%	50% at Threshold to Cap of 200%
Blucora Adjusted EBITDA
Segment Revenue
TaxAct Preparation Segment Units

HDV Net Advisory Assets Inflows	Threshold of 50% to Maximum of 125%	25% at Threshold to Cap of 200%

(1)	Under the terms of the 2018 Non-Executive Bonus Program, which governed Mr. Palmer and Mr. Mackay's bonus, the maximum payout percentage for each performance metric was 150% of the target amount.

(2)	Completion of the strategic metrics results in a bonus payout of 100% of the target amount.
The strategic metrics component had a target and maximum payout of 100% of the target amount, and if the Compensation Committee did not determine that the strategic metrics were achieved then no payment could be made.
The target payment amounts were intentionally set to be challenging and to require significant effort by our NEOs.

Blucora, Inc. | 2019 Proxy Statement 50

2018 Performance Targets vs. Actual Results: The specific Company financial targets for 2018 for each metric used in calculating the NEO bonus payouts are set forth in the table below along with the Company’s actual performance for each of those metrics.

Performance Goal	Target	Actual	Achievement % (1)
Blucora Revenue (2)	$302,230,742	$308,403,994	103%
Blucora Adjusted EBITDA (3)	$116,343,491	$114,778,139	99%
Wealth Management Segment Net Revenue (4)	$123,205,711	$121,121,904	99%
Wealth Management Segment Advisory Assets Net Inflows(5)	$900,000,000	$957,251,077	107%
Tax Preparation Segment Revenue(6)	$179,025,031	$187,282,090	105%
Tax Preparation Segment Units (7)	103%	101% of Target	101%
HR Foundation (8)			100%
Balanced Scorecard (8)			100%

(1)	Per the terms of the Bonus Programs, the achievement percent is rounded up to the nearest whole percentage point.

(2)	Blucora Revenue is comprised of our Tax Preparation Segment Revenue and Wealth Management Segment Net Revenue (as described further in Footnote four below).

(3)
Reflects consolidated externally reported Adjusted EBITDA, adjusted for internally developed software, bonus accruals and other non-operational items. The Compensation Committee uses Adjusted EBITDA (subject to certain adjustments) because it believes it is an important measure of our operating performance. See Annex A - Non-GAAP Reconciliation" for a reconciliation of Adjusted EBITDA to Net Income and for additional information regarding this non-GAAP measure.

(4)	Reflects externally reported revenue for our Wealth Management segment, less amounts paid to advisors and tax professionals utilizing the wealth management platform.

(5)	Reflects Net Advisory Assets for our Wealth Management segment.

(6)	Reflects externally reported revenue for our Tax Preparation Segment normalized for internally developed software and other non-operational items.

(7)
The target is based on the portion of the number of units filed through the Company's TaxAct software that are considered for bonus purposes as compared to the previous year. The Actual column represents the achievement level over the previous year.

(8)
Reflects the achievement of the human resources foundational systems across the Company and development and deployment of a Company/ business segment balanced scorecard, as deemed by the Compensation Committee.

2018 Target Bonus and Performance Achievement: The following table sets forth, for each of the participating NEOs, the target annual incentive bonus for 2018, the overall achievement percentage based on each metric of the 2018 Bonus Programs, and the earned annual bonus for 2018 (in dollars and as a percentage of the target bonus):

Name	Target Annual Bonus (% of Base Salary)		2018 Earned Annual Bonus
	% of Base Salary	Target Dollar Value	Actual Dollar Value Earned	Earned Bonus as a % of Target
John S. Clendening	200%	$1,200,000	$1,209,600	100.8%
Davinder S. Athwal (1)	125%	$430,150	$433,591	100.8%
Todd C. Mackay (2)	55%/70%	$358,899	$362,855	101.1%
Mathieu F. Stevenson (3)	100%	$315,000	$317,520	100.8%
Ann J. Bruder	80%	$300,000	$302,400	100.8%
John D. Palmer (4)	35%	$78,918	$78,066	99.0%
Robert D. Oros (5)	125%	$487,500	n/a	n/a
Sanjay Baskaran (5)	125%	$456,250	n/a	n/a

(1)
The target dollar value shown reflects a pro-rata target bonus for 2018 based on the number of days of employment during 2018. Per the terms of Mr. Athwal's employment agreement his bonus for 2018 would be no less than his pro-rated target bonus.

(2)
The bonus target and bonus earned reflects the combination of the Mackay Base Bonus and the Mackay Interim Bonus as described above. The Mackay Interim Bonus is pro-rated for the number of days in which he served in the Interim Roles.

(3)	Mr. Stevenson ceased serving in his role in January 2019. Therefore, he was eligible to receive a 2018 bonus based on his applicable metrics under the 2018 Executive Bonus Program.

Blucora, Inc. | 2019 Proxy Statement 51

(4)	Mr. Palmer's bonus was paid under the 2018 Non-Executive Bonus Program and was based on the financial and operational metrics described above and also had a discretionary component.

(5)	Messrs. Oros and Baskaran did not serve in their roles for all of 2018. Therefore, they were not eligible to receive a bonus payment under the 2018 Executive Bonus Program.

2018 Additional Bonus Payments

Mr. Palmer's Bonus: In connection with his agreement to serve as our Principal Financial and Accounting Officer, we agreed to pay Mr. Palmer a $50,000 bonus that he received in 2018. As discussed above, Mr. Palmer served as our Principal Financial Officer from November 1, 2017 to February 20, 2018 and continues to serve as our Principal Accounting Officer.

Long-Term Equity Grants

General

The Company’s long-term equity incentive program is designed to be performance-oriented, competitive and flexible, providing incentive for executives to focus on long-term fundamentals and create long-term stockholder value. While the equity program is primarily intended to maintain stockholder-management alignment, the equity awards made under the program also serve to attract highly qualified executives, promote a team environment and maintain the Company’s competitive position compared to the compensation programs of companies that are part of our peer group and other companies with whom we compete for talent. The equity awards also have high retention value because they vest over a period of time, typically three years, and unvested awards are generally forfeited when an executive’s employment ends.

The 2018 annual long-term equity incentive program included the following equity awards:

•
Time-Based RSUs: Time-based RSUs provide upside incentive when the value of the Company’s stock appreciates, but also provide some protection in down markets. Because time-based RSUs vest into shares of the Company's common stock, they serve to create stockholder-management alignment. Each time-based RSU vests over a certain period of time as long as the employee remains employed by us, and each time-based RSU represents the right to receive one share of our common stock upon vesting.

•
PRSUs: PRSUs are performance-based compensation and provide incentive for the achievement of a company stated performance goal. The number of PRSUs that vest vary with the level of performance attained and vest into shares of the Company's common stock. Like the time-based RSUs, PRSUs serve to create stockholder-management alignment as well as provide upside incentive when the value of the Company's stock appreciates, but also provides some protection in down markets.

•
Stock Options: Stock options provide incentive for the achievement of stock price growth. They provide a high level of alignment with stockholders because individuals do not realize substantial value from stock options unless our stock price significantly improves following the grant. Stock options represent the right to purchase shares of our common stock. All stock options are required to be granted at an exercise price equal to the closing price of our common stock on the relevant date of grant under our incentive plans.

Prior to 2018, our long-term executive officer equity program consisted of stock options and time-based RSUs, and in 2018 we began utilizing PRSUs in addition to stock options and time-based RSUs. This transition was made in order for our executive compensation to be competitive with peers and to reflect market expectations for "at-risk" and performance-based compensation. We have de-emphasized options, which have a value based on the stock market, and have moved toward PRSUs, which are based on Company performance metrics that the Compensation Committee believes are in line with our long-term strategy and better align management with long-term stockholder value. In connection with this transition, it is the Compensation Committee's goal to continue to award a higher mix of PRSUs and to transition away from the heavy use of stock options, which we believe is competitive with our peers and in line with our compensation philosophy.

Blucora, Inc. | 2019 Proxy Statement 52

Grant Practices for Annual Equity Awards For 2018

In February 2018, following our review of our executive compensation philosophy and review of market and peer data discussed above, the Compensation Committee approved annual equity grants for all of our NEOs. The aggregate value of the 2018 annual equity grants for our NEOs, excluding Messrs. Mackay and Palmer consisted of:

•	50% time-based RSUs;

•	25% PRSUs; and

•	25% stock options.

Messrs. Mackay and Palmer received 100% time-based RSUs in 2018. In addition to his annual equity grant, Mr. Athwal received a one-time new-hire grant of time-based RSUs and stock options when he was hired in 2018.

Mr. Clendening: The aggregate value of Mr. Clendening's 2018 annual equity grant increased by 13.5% from the aggregate value of the equity grant he received in 2017, primarily as a result of our review of our executive compensation philosophy and review of market and peer data discussed above. In addition, when deciding to increase Mr. Clendening's aggregate equity grant amount, the Compensation Committee considered his ability to impact our successful financial and operational results, as well as his previous equity awards.

Other NEOs: The annual equity grants for each of our other NEOs for 2018 were made following our review of our executive compensation philosophy and review of market and peer data discussed above. These equity grants were made at a level our Compensation Committee believed to be competitive in the market and industry in which we compete for talent and also took into account internal pay parity. In 2017, Messrs. Stevenson, Bruder, Oros and Baskaran only received initial new-hire equity grants and did not receive annual equity grants. As a result, their 2017 equity grants are not comparable to their 2018 annual equity grants.

The annual equity grant for Mr. Mackay in 2018 was comprised solely of time-based RSUs because Mr. Mackay did not begin serving as an executive officer until December 24, 2018. The annual equity grant for Mr. Palmer in 2018 was comprised solely of time-based RSUs because Mr. Palmer was not an executive officer in 2018.

2018 NEO Annual Equity Grant Summary

In 2018, our Compensation Committee determined to make the following long-term equity incentive awards to our NEOs:

	Aggregate Grant Value of Equity Grants	Share Amounts Awarded			Percentage of Total Annual Equity Award
		Time-Based RSUs(#) (1)	Options (#) (1)	PRSUs# (2)	RSUs as a % of Total Grant Value	Options as a % of Total Grant Value	PRSUs as a % of Total Grant Value
John S. Clendening	$4,200,000	87,500	140,000	43,750	50%	25%	25%
Davinder S. Athwal (3)	$1,000,000	20,408	32,653	10,204	50%	25%	25%
Todd C. Mackay(4)	$124,000	5,166	—	—	100%	—%	—%
Mathieu F. Stevenson	$800,000	16,666	26,666	8,333	50%	25%	25%
Ann J. Bruder (5)	$850,000	17,708	28,333	8,854	50%	25%	25%
John D. Palmer	$77,000	3,208	—	—	100%	—%	—%
Robert D. Oros (6)	$950,000	19,791	31,666	9,895	50%	25%	25%
Sanjay Baskaran (6)	$950,000	19,791	31,666	9,895	50%	25%	25%

(1)
Reflects grants that vest pro-rata over a three-year period beginning on the first anniversary of the date of grant. All equity grants were made under the Blucora, Inc. 2015 Incentive Plan, as Amended and Restated (the "2015 Plan"), except for the grant made to Mr. Mackay in December 2018 that was made under the 2018 Plan.

(2)
Reflects grants that are eligible to vest on January 1, 2021 subject to the Company achieving a certain level of non-GAAP earnings per share ("Non-GAAP EPS") for the calendar year of 2020. The performance period is from 2018 to 2020. All grants were made under the 2015 Plan.

(3)	Includes Mr. Athwal's 2018 annual equity grant. Mr. Athwal also received a new-hire grant when he joined the Company in February 2018 as described further below.

Blucora, Inc. | 2019 Proxy Statement 53

(4)
Includes Mr. Mackay's 2018 annual equity grant that he received in connection with his Base Role that vests pro-rata over a three-year period beginning on the first anniversary of the date of grant. Mr. Mackay also received a one-time grant upon the completion of his TA Interim Role, as described further below.

(5)
Ms. Bruder's award included a one-time amount of $250,000 that was awarded as a result of the updated benchmarks for our peer group in the market and industries in which we compete for talent and took into account internal pay parity.

(6)
When Messrs. Oros and Baskaran left the Company, they forfeited all unvested equity, which included 100% of the equity grants they received in 2018 along with other unvested equity from previous grants.

Athwal 2018 Initial New Hire Grant

In addition to the annual equity grant shown above, when Mr. Athwal was hired in February 2018, he received a new hire grant of $500,000, which consisted of 12,244 time-based RSUs and 26,122 stock options that vest pro-rata over a three-year period, as an inducement to join our Company. The aggregate value of Mr. Athwal's initial new hire grant and his 2018 annual equity grant was $1,500,000.

Mackay Grant

In addition to the annual equity grant shown above, when Mr. Mackay completed the TA Interim Role in December 2018 he received a one-time award of $440,000, which consisted of 18,464 time-based RSUs that vest in full on the two-year anniversary of the date of grant. See "Employment Agreements" for additional information. The aggregate value of Mr. Mackay's one-time grant and his 2018 annual equity grant was $564,000.

2018-2020 PRSUs Performance and Payout Scale

The PRSUs that were granted to certain NEOs (as described above) are eligible to vest following a three-year performance period, beginning on January 1, 2018 and ending December 31, 2020, subject to the Company's achievement of a certain level of non-GAAP EPS for the calendar year of 2020. The actual payout of PRSU shares will be based on the following payout scale:

	Range of Financial Performance in PRSU Payout Scale (% of financial target)	Range of PRSU Payout (% of target)
2020 Non-GAAP EPS	Threshold of 80% to Maximum of 120%	50% at Threshold to Cap of 200%

See “Compensation of Named Executive Officers—2018 Grants of Plan-Based Awards” for further information regarding the equity grants made to NEOs in 2018.

Employment Agreements
Executive Officer Employment Agreements: The Company uses employment agreements to retain and attract highly qualified executive officers in a competitive market and currently has employment agreements with all of its executive officers (which includes all of the NEOs, excluding Mr. Palmer who serves as our Principal Accounting Officer but is not an executive officer). We believe that employment agreements ensure continued dedication of executives in case of personal uncertainties or risk of job loss and ensure that compensation and benefits expectations are understood and satisfied. The terms of our executive officers' employment agreements are substantially similar and generally include an initial base salary, a target incentive bonus percentage that serves as the basis for the annual cash incentive bonus plan, an annual equity target and an equity grant upon hire. The employment agreements also include specific terms regarding relocation (where appropriate), severance payments and other benefits, if any, due to the executive under various employment termination circumstances. In the case of Mr. Mackay, his employment agreement reflects the terms described above for both his Base Role and his Interim Roles. See "Potential Payments upon Termination or Change in Control" for additional information regarding the severance payments each of our NEOs could receive under their employment agreements.
Mr. Palmer: Because Mr. Palmer is not an executive officer, we have not entered into an employment agreement with him. Accordingly, Mr. Palmer is eligible for severance under our severance plan that covers all employees other than executive officers. Mr. Palmer's compensation package was set at a level believed to be competitive for his position. See "Potential Payments upon Termination or Change in Control" for additional information.

Blucora, Inc. | 2019 Proxy Statement 54

Mr. Oros: On October 28, 2018, Mr. Oros entered into a Separation and Release Agreement (the "Separation Agreement") with the Company, pursuant to which he resigned from his role as the CEO of HD Vest (and as an executive officer of the Company) effective November 15, 2019, pending the associated regulatory certifications and filings being complete. The Separation Agreement provides that Mr. Oros would provide certain transition services to the Company through March 1, 2019 (or an earlier agreed upon date) in connection with the transition of his role and also contains certain customary covenants regarding non-disclosure, non-solicitation, non-competition and non-disparagement. Pursuant to the Separation Agreement, the Company agreed to waive Mr. Oros's obligation to repay commuting, relocation and other expenses in the amount of $219,947 that Mr. Oros would have been required to repay to the Company under his employment agreement as a result of his resignation, and Mr. Oros agreed to a general release of claims in favor of the Company. This amount is included in the "All Other Compensation" column of the Summary Compensation Table. Mr. Oros ceased his transition services with the Company in December 2018. Mr. Oros's transition services terminated on December 31, 2018.

Compensation Policies and Practices
In addition to the compensation elements and decisions discussed above in this CD&A, the Company has a number of compensation policies that are designed to retain and incentivize executives and to protect the interests of the Company and our stockholders.
Clawback Policy
Pursuant to the Company’s Executive Incentive Compensation Recoupment Policy, if the Company is required to prepare an accounting restatement due to its material noncompliance with financial reporting requirements under the U.S. securities laws, then the Company shall, to the extent permitted by law, require reimbursement from current and former executive officers for incentive compensation awarded or received by them at any time during the three-year period preceding the date on which the Company is required to prepare the restatement, to the extent such executive officer is determined to have engaged in fraud or intentional illegal conduct materially contributing to such restatement, as determined by the Board of Directors in its sole discretion. The right to recoupment set forth in the policy includes recoupment of both cash and equity and is in addition to any other rights that the Company may have against any executive officer, including any remedies at law or in equity. The policy is administered by the Compensation Committee. In addition, our 2015 Plan and our 2018 Plan includes provisions that allow us to clawback awards in accordance with this policy.
Prohibition Against Short Selling, Hedging, or Pledging of Company Securities
Our Insider Trading Policy prohibits any director, officer, or other employee from engaging in short sales of, or otherwise hedging, the Company’s securities. This prohibition includes any transaction, direct or indirect, involving financial instruments that are designed to hedge or offset any decrease in the market value of our stock. This prohibition applies to all securities issued by the Company, including equity and debt. The Company’s Insider Trading Policy also prohibits directors, officers, and employees from pledging the Company’s securities as collateral for loans.
Perquisites and Personal Benefits
We have historically maintained a conservative approach to providing perquisites and personal benefits to executive officers. The limited perquisites and personal benefits offered have been carefully selected to ensure that there is an indirect benefit to the Company and that the value provided to employees is not excessive. In addition, most perquisites and personal benefits offered to executives are generally offered to all employees. Pursuant to their employment agreements, Ms. Bruder received reimbursement of her relocation expenses and Messrs. Athwal and Oros received reimbursement of their commuting expenses during 2018. A description and the attributed costs of our perquisites and personal benefits for the NEOs for 2018 are included in the “All Other Compensation” column of the Summary Compensation Table and described in the notes to that table.

Blucora, Inc. | 2019 Proxy Statement 55

Executive Officer Stock Ownership Guidelines
In February 2018, the Board adopted revised stock ownership guidelines that are applicable to all of our executive officers effective as of January 1, 2018. The previous guidelines were only applicable to our CEO. These stock ownership guidelines reflect the Board's belief in the importance of aligning the economic interests of stockholders and management. Under the terms of these guidelines, the executive officers are expected to acquire and hold shares of our common stock equal in market value to the multiple of each of their base salaries set forth below (calculated as of December 31 of each year):

Position	Ownership Requirement
CEO	5x
Other Executive Officers	3x
All executive officers, excluding the CEO, have five years from the date that the guidelines were adopted to attain the minimum level of ownership.
As of December 31, 2018, all of our NEOs were in compliance with the applicable ownership guidelines or otherwise expected to achieve the requisite ownership levels within the designated five-year time-frame.

Blucora, Inc. | 2019 Proxy Statement 56

Risk Considerations in Our Compensation Programs
The Compensation Committee believes that the mix and design of the elements of executive and non-executive compensation do not encourage management to assume excessive risk taking, and following assessment of our compensation program we do not believe that our compensation program creates risks that are reasonably likely to have a material adverse effect on the Company for the following reasons:

•
We structure our pay to consist of both fixed and variable compensation for our employees. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of our financial performance or the performance of our stock price so that executives do not feel pressured to focus exclusively on our financial performance or our stock price performance to the detriment of other important business metrics. The variable (cash short-term incentive and equity-based long-term incentive) portions of compensation are designed to reward both short- and long-term financial performance.

•
For short-term performance, our annual Bonus Programs are intended to provide annual cash payments that are awarded based on achievement of earnings goals that are based on the operational and financial metrics applicable to each executive officer and are established by the Compensation Committee. In addition, the maximum payout percentage for the performance metrics for the NEO bonuses was subject to a cap of 200% of their target awards.

•
For long-term performance, our 2018 equity grants were comprised of stock options and time-based RSUs that vest over a three-year period. We believe these equity grants provide incentive for executives and other employees who receive these grants to focus on long-term fundamentals and create long-term stockholder value. In addition, in 2018 we granted PRSUs that are eligible to vest on January 1, 2021, subject to the Company achieving a certain level of non-GAAP earnings per share during 2020. We believe these grants added an additional performance-based component that requires the long-term growth of our Company over a three-year period in order to vest and provides an upside reward for significant long-term growth in Non-GAAP EPS.

•	We have a Clawback Policy that allows us to recoup certain compensation and awards paid to our NEOs in certain circumstances in the event that there is a material restatement of our financial results.

•	Our Insider Trading Policy does not permit margining, pledging, hedging, short sales of or trading options related to our stock by any director, officer or employee.

•
We have stock ownership guidelines requiring our CEO to own an amount of our equity with a value equal to five times (5X) his base salary, each of our NEOs other than the CEO to own an amount of our equity with a value equal to three times (3X) such NEO’s base salary and each of our directors to own an amount of our equity with a value equal to four times (4X) such director’s annual retainer (which is being increased as of the date of this annual meeting to five times (5X) such director's annual retainer).

COMPENSATION COMMITTEE REPORT
The following Report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC, and the information in this report shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee
Christopher W. Walters
Georganne C. Proctor
Mary S. Zappone
E. Carol Hayles

Blucora, Inc. | 2019 Proxy Statement 57

COMPENSATION OF NAMED EXECUTIVE OFFICERS
Summary Compensation Table
The following table and footnotes discuss the compensation of our NEOs for 2018 and prior years, where applicable. In addition to the footnotes to this table, please see “Compensation Discussion and Analysis” for a detailed description and narrative discussion of the 2018 compensation with respect to each NEO.

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
John S. Clendening	2018	$598,902	$—	$3,150,000	$1,072,400	$1,209,600	$11,000	$6,041,902
President and CEO	2017	$549,039	$—	$1,132,490	$2,615,802	$1,122,000	$22,635	$5,441,966
	2016	$375,000	$381,695	$2,490,000	$1,404,101	$—	$152,659	$4,803,455
Davinder S. Athwal	2018	$335,385	$—	$1,049,972	$459,621	$433,591	$92,947	$2,371,516
Chief Financial Officer

Todd C. Mackay	2018	$364,212	$—	$563,981	$—	$362,855	$10,723	$1,301,771
Interim CEO HD Vest

Mathieu F. Stevenson	2018	$313,834	$—	$599,976	$204,262	$317,520	$11,000	$1,446,592
Chief Marketing and Strategy Officer	2017	$260,000	$—	$—	$—	$101,088	$34,916	$396,004
	2016	$50,000	$—	$329,999	$733,340	$—	$2,598	$1,115,937
Ann J. Bruder	2018	$374,451	$—	$637,488	$217,031	$302,400	$94,385	$1,625,755
Chief Legal Officer & Secretary	2017	$181,731	$—	$349,999	$350,962	$115,025	$362,692	$1,360,409

John D. Palmer	2018	$225,331	$50,000	$76,992	$—	$78,066	$11,000	$441,389
VP and Principal Accounting Officer (Former Principal Financial Officer)	2017	$186,154	$—	$44,997	$100,244	$58,104	$8,995	$398,494

Robert D. Oros	2018	$389,713	$—	$712,464	$242,562	$—	$119,734	$1,464,473
Former Chief Executive Officer of HD Vest	2017	$308,654	$—	$449,998	$1,001,538	$361,147	$123,273	$2,244,610

Sanjay Baskaran	2018	$221,478	$—	$712,464	$242,562	$—	$655,999	$1,832,503
Former President of TaxAct	2017	$316,346	$193,326	$749,987	$741,528	$—	$323,409	$2,324,596

(1)
Messrs. Athwal, Oros and Baskaran received a prorated base salary in 2018. Mr. Athwal joined the Company in February 2018, and Messrs. Oros and Baskaran ceased serving as employees in December and August 2018, respectively.

(2)
The amount shown for Mr. Palmer reflects a bonus he received in 2018 in conjunction with him serving as our Principal Financial and Accounting Officer from November 1, 2017 to February 20, 2018. When each of Messrs. Clendening and Baskaran joined our Company in 2016 and 2017, respectively, they were guaranteed a pro-rated amount of their annual target bonus as an inducement to join our Company, and the information shown in the table for each of Messrs. Clendening and Baskaran for those years reflects that guaranteed bonus payment.

(3)
The dollar amount for stock and option awards, which consists of time-based RSUs, PRSUs and options, is the aggregate grant date fair value computed in accordance with ASC 718, excluding the effect of any estimated forfeitures. The grant date fair value for the PRSUs is based on the probable outcome of the vesting conditions as of the grant date. These amounts reflect the Company’s accounting expense and may not correspond to the actual value that will be realized by the NEO. Assumptions used in the valuation of stock and option awards granted in 2018 are discussed in “Note 13: Stock-Based Compensation" of the Notes to Consolidated Financial Statements (Part II, Item 8) in our Annual Report on Form 10-K for the year ended December 31, 2018. The maximum value of the PRSUs is two-times target for Messrs. Clendening, Athwal, Stevenson and Ms. Bruder, or $2,100,000, $499,996, $399,984, and $424,992, respectively. When Messrs. Oros and Baskaran left the Company, they forfeited all unvested equity, which included all of the equity grants shown for 2018 and the portions of equity grants for previous years that had not yet vested.

(4)
Includes amounts earned in 2018 under the 2018 Executive Bonus Program and paid in 2019. While Mr. Athwal was guaranteed a minimum payment of his pro-rata target bonus pursuant to his employment agreement, the actual amounts earned under the 2018 Executive Bonus Program exceeded the target, and the amounts included reflect the achievement of the applicable performance metrics under the 2018 Executive Bonus Program. Messrs. Oros and Baskaran did not serve in their roles for all of 2018 and were not eligible to receive payment under the 2018 Executive Bonus Program.

Blucora, Inc. | 2019 Proxy Statement 58

(5)	All other compensation in 2018 consists of the following:

Name	401(k) Match (a)	Relocation (b)	Severance (c)	Commuting (d)	Total
John S. Clendening	$11,000	$—	$—	$—	$11,000
Davinder S. Athwal	$11,000	$—	$—	$81,947	$92,947
Todd C. Mackay	$10,723	$—	$—	$—	$10,723
Mathieu F. Stevenson	$11,000	$—	$—	$—	$11,000
Ann J. Bruder	$5,678	$88,707	$—	$—	$94,385
John D. Palmer	$11,000	$—	$—	$—	$11,000
Robert D. Oros (e)	$11,000	$—	$—	$108,734	$119,734
Sanjay Baskaran	$10,604	$—	$645,395	$—	$655,999

(a) Reflects the 401(k) employer’s matching contribution.
(b) Pursuant to her employment agreement, Ms. Bruder received reimbursement of her relocation expenses during 2018 in the amounts shown above, which included $22,210 to cover the cost of tax withholding related to such payments.
(c) Mr. Baskaran ceased serving as an employee on August 1, 2018, and pursuant to his employment agreement, he received a severance payment of $645,395, which was comprised of (i) one times his base salary ($365,000), (ii) his annual target bonus prorated for the number of months he was employed in 2018 ($265,000); and (iii) a lump sum equal to 12 months of COBRA insurance premiums ($15,395).
(d) Reflects amounts reimbursed for commuting expenses in 2018 pursuant to Messrs. Oros's and Athwal's employment agreements. See "Compensation Discussion and Analysis—Employment Agreements—Mr. Oros" for additional information regarding Mr. Oros's Separation and Release Agreement.
(e) In connection with his Separation Agreement, the Company agreed to waive Mr. Oros's obligation to repay commuting, relocation and other expenses incurred since he became employed with the Company in 2017 in the amount of $ 219,947, which was comprised of $108,734 incurred in 2018 (as shown above) and $111,213 incurred in 2017, that Mr. Oros would have been required to repay to the Company under his employment agreement as a result of his resignation.

Blucora, Inc. | 2019 Proxy Statement 59

2018 Grants of Plan-Based Awards
The following table and footnotes provide information about awards granted to our NEO's in 2018, including non-equity incentive plan awards that were awarded under our Bonus Programs and equity plan awards that were granted under our 2015 Plan (for all grants prior to June 2018) and 2018 Plan (for all grants made following June 2018). In addition to the footnotes to this table, please see “Compensation Discussion and Analysis—Compensation Decisions Made in 2018” for a detailed description and narrative discussion of these grants.

Name	Grant date	Compen-sation/Option Committee Approval Date (if different from Grant Date)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (3)
			Threshold	Target	Maximum	Threshold	Target	Maximum
John S. Clendening			$720,000	$1,200,000	$2,400,000
	2/20/2018	2/1/2018				21,875	43,750	87,500				$1,050,000
	2/20/2018	2/1/2018							87,500			$2,100,000
	2/20/2018	2/1/2018								140,000	$24.00	$1,072,400
Davinder S. Athwal			—	$430,150	$860,300
	2/21/2018	2/1/2018				5,102	10,204	20,408				$249,998
	2/21/2018	2/1/2018							32,652			$799,974
	2/21/2018	2/1/2018								58,775	$24.50	$459,621
Todd C. Mackay (4)			$179,450	$358,899	$538,348
	2/20/2018	2/1/2018							5,166			$123,984
	12/24/2018	12/13/2018							18,464			$439,997
Mathieu F. Stevenson			$151,200	$315,000	$630,000
	2/20/2018	2/1/2018				4,167	8,333	16,666				$199,992
	2/20/2018	2/1/2018							16,666			$399,984
	2/20/2018	2/1/2018								26,666	$24.00	$204,262
Ann J. Bruder			$180,000	$300,000	$600,000
	2/20/2018	2/1/2018				4,427	8,854	17,708				$212,496
	2/20/2018	2/1/2018							17,708			$424,992
	2/20/2018	2/1/2018								28,333	$24.00	$217,031
John D. Palmer			$39,459	$78,918	$118,377
	2/20/2018	2/1/2018							3,208			$76,992
Robert D. Oros			$268,125	$487,500	$975,000
	2/20/2018	2/1/2018				4,948	9,895	19,790				$237,480
	2/20/2018	2/1/2018							19,791			$474,984
	2/20/2018	2/1/2018								31,666	$24.00	$242,562
Sanjay Baskaran			$273,750	$456,250	$912,500
	2/20/2018	2/1/2018				4,948	9,895	19,790				$237,480
	2/20/2018	2/1/2018							19,791			$474,984
	2/20/2018	2/1/2018								31,666	$24.00	$242,562

(1)
Represents the range of possible cash payouts under the Bonus Programs, with the target amount for Mr. Athwal reflecting a pro-rated target cash bonus. Actual amounts earned, as determined by the Compensation Committee in the first quarter of 2019, are reflected in the 2018 Summary Compensation Table under the Non-Equity Incentive Plan Compensation column. Because Mr. Athwal was guaranteed payment of this 2018 prorated annual target bonus under his employment agreement that he entered into when the joined the Company in February 2018, the minimum payment he could have received for 2018 is the target amount shown.  See “Compensation Discussion and Analysis—Compensation Decisions Made in 2018—Annual Short-Term Incentive Plan/Bonus Payments" for additional information.

(2)
Represents PRSUs that are eligible to vest following a three-year performance period, beginning on January 1, 2018 and ending December 31, 2020, subject to the Company's achievement of a certain level of non-GAAP EPS for the calendar year 2020. See “Compensation Discussion and Analysis—Compensation Decisions Made in 2018—Long-Term Equity Grants” for additional information.

(3)
The dollar amount for stock awards (which consists of time-based RSUs and PRSUs) and option awards is the aggregate grant date fair value computed in accordance with ASC 718, excluding the effect of any estimated forfeitures. These amounts reflect the Company’s accounting expense and may not correspond to the actual value that will be realized by the NEO. Assumptions used in the valuation of stock and option awards granted in 2018 are discussed in “Note 13: Stock-Based Compensation" of the Notes to Consolidated Financial Statements (Part II, Item 8) in our Annual Report on Form 10-K for the year ended December 31, 2018.  See “Compensation Decisions Made in 2018—Annual Long-Term Equity Grants" for additional information.

(4)
Mr. Mackay was entitled to separate bonuses under our 2018 Bonus Programs for his service in the Base Role and for his service in the Interim Roles. The bonus threshold, target and maximum reflects the combination of the Mackay Base Bonus and the Mackay Interim Bonus. The Mackay Interim Bonus is pro-rated for the number of days in which he served in the Interim Roles. See Compensation Discussion and Analysis—“Compensation Decisions Made in 2018—Annual Short-Term Incentive Plan/Bonus Payments" for additional information.

Blucora, Inc. | 2019 Proxy Statement 60

Outstanding Equity Awards at Fiscal Year End
The following table and footnotes provide information regarding unexercised options (including vested and unvested options), unvested time-based RSUs and unvested PRSUs outstanding as of December 31, 2018 for each of the NEOs:

Name	Grant Date		Options Awards (1)				Stock Awards
			Number of Securities Underlying Unexercised Options		Option Exercise Price/Share	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (1)	Market Value of Shares or Units of Stock that Have Not Vested (2)	Number of Unearned Shares, Units, or Other Rights Not Vested	Market or Payout Value of Unearned Shares, Units, or Other Unvested Rights (2)
			Exercisable	Not Exercisable
John S. Clendening	4/4/2016	(3)	154,499	141,667	$4.98	4/4/2023
	4/4/2016						70,834	$1,887,018
	1/3/2017		227,686	277,686	$14.75	1/3/2024
	1/3/2017						38,390	$1,022,710
	2/20/2018		—	140,000	$24.00	2/20/2025
	2/20/2018						87,500	$2,331,000
	2/20/2018	(4)							21,875	$582,750
Davinder S. Athwal	2/21/2018		—	32,653	$24.50	2/21/2025
	2/21/2018		—	26,122	$24.50	2/21/2025
	2/21/2018						20,408	$543,669
	2/21/2018						12,244	$326,180
	2/21/2018	(4)							5,102	$135,917
Todd C. Mackay	6/17/2015		37,058	—	$16.32	6/17/2022
	12/17/2015		10,141	—	$10.67	12/17/2022
	7/1/2017		1,993	3,984	$21.20	7/1/2024
	7/1/2017						3,735	$99,500
	12/31/2017		4,826	9,653	$22.10	12/31/2024
	12/31/2017						3,016	$80,346
	2/20/2018						5,166	$137,622
	12/24/2018	(5)					18,464	$491,881
Mathieu F. Stevenson	10/24/2016		67,145	67,145	$11.85	10/24/2023
	10/24/2016						9,283	$247,299
	2/20/2018		—	26,666	$24.00	2/20/2025
	2/20/2018						16,666	$443,982
	2/20/2018	(4)							4,167	$111,009
Ann J. Bruder	6/19/2017		8,604	25,805	$21.70	6/19/2024
	6/19/2017						8,064	$214,825
	2/20/2018		—	28,333	$24.00	2/20/2025
	2/20/2018						17,708	$471,741
	2/20/2018	(4)							4,427	$117,935
John D. Palmer	2/20/2017			9,904	15.90	2/20/2024
	2/20/2017						1,414	$37,669
	2/20/2018						3,208	$85,461
Robert D. Oros (6)	2/28/2017		84,626	100,962	$15.60	2/28/2024
	2/28/2017						14,423	$384,229
	2/20/2018		—	31,666	$24.00	2/20/2025
	2/20/2018						19,791	$527,232
	2/20/2018	(4)							4,948	$131,815
Sanjay Baskaran (7)	—		—	—	—	—	—	—	—	—

(1)
Consists of time-based RSUs and option awards. Other than the awards to Messrs. Clendening and Mackay described in footnotes three and five, respectively, below, the awards granted prior to 2018 vest over a three-year period, with 33.33% vesting on the first anniversary of the date of grant and approximately 16.67% vesting at the end of each six-month period such that the awards will be fully vested at end of three years. Awards granted in 2018 vest pro-ratably over a three-year period.

Blucora, Inc. | 2019 Proxy Statement 61

(2)	The market value of unvested time-based RSUs and PRSUs is based on the closing price of our common stock on December 31, 2018, which was the last trading day of 2018, of $26.64 per share.

(3)
Represents a stock option award issued to Mr. Clendening, 15% of which vested on April 4, 2016, 33.33% vested on April 4, 2017 and 16.67% of which vested on October 4, 2017. Approximately 16.67% will vest at the end of each six-month period following October 4, 2017, such that the option will be fully vested on April 4, 2019.

(4)
These PRSUs are eligible to vest following a three-year performance period, beginning on January 1, 2018 and ending December 31, 2020, based on our achievement of a certain level of Non-GAAP EPS for 2020. We have assumed that if the performance criteria for these awards were determined on December 31, 2018 (instead of December 31, 2020), the threshold for the vesting of these awards would not have been met and none of the PRSUs would have vested. Thus, amounts reported in this table are reported at the threshold level of achievement. The actual number of PRSUs that will vest is between 0% and 200% of the target number of PRSUs based on the Company’s achievement of non-GAAP EPS for 2020 and may be more or less than the amounts shown. See the 2018 Grants of Plan-Based Awards table for the target and maximum number of shares that could vest.

(5)	Represents time-based RSUs that vest in full on the second anniversary of the date of grant.

(6)	Mr. Oros ceased employment with the Company on December 31, 2018 and continued to have outstanding unvested equity through that date.

(7)	Mr. Baskaran had no outstanding equity awards as of December 31, 2018. All unvested equity awards were forfeited when Mr. Baskaran ceased employment with the Company.

Blucora, Inc. | 2019 Proxy Statement 62

2018 Option Exercises and Stock Vested
The following table and footnotes describe, for each of our NEOs, the number of shares acquired upon exercise of stock options and vesting of time-based RSUs during 2018, and the value realized upon such exercise and vesting. The value realized upon exercise of stock options and vesting of time-based RSUs is before the withholding of any taxes.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
John S. Clendening	537,167	$13,451,529	180,055	$5,415,784
Davinder S. Athwal	—	$—	—	$—
Todd C. Mackay	48,903	$1,216,046	5,283	$173,711
Mathieu F. Stevenson	67,144	$971,573	9,283	$266,466
Ann J. Bruder	17,203	$303,633	8,065	$281,137
John D. Palmer	9,907	$179,319	1,416	$39,270
Robert D. Oros	16,335	$239,576	14,423	$396,877
Sanjay Baskaran	77,242	$1,436,700	24,916	$690,585

(1)
The value realized on exercise was calculated by multiplying the number of shares of underlying stock by the difference between the market price of the Company’s common stock per share upon exercise and the exercise price per share.

(2)	The value realized on vesting was calculated by multiplying the number of shares acquired upon the vesting of RSUs by the closing price of the Company’s common stock per share on the vesting date.

Pension Benefits; Non-Qualified Defined Contribution;
and Other Non-Qualified Deferred Compensation Plans
We do not provide any pension benefits, non-qualified defined contribution or other deferred compensation plans for our NEOs.

Blucora, Inc. | 2019 Proxy Statement 63

Potential Payments upon Termination or Change in Control
Potential Payments
The following table sets forth the estimated incremental payments of severance and/or benefits that would be provided to each of the NEOs or his or her estate in the event of such executive officer’s termination of employment in connection with a change of control or significant corporate transaction, termination by the Company without cause, or by the employee for good reason, death, or disability. Additional information regarding the severance and other benefits to which our NEOs are entitled under each of their employment agreements, if applicable, is set forth under "Compensation Discussion and Analysis—Employment Agreements."
Mr. Stevenson is included in the table below because he served as an executive officer as of December 31, 2018. Mr. Stevenson left the Company on January 4, 2019 and did not receive any of the severance payments as set forth below. Messrs. Oros and Baskaran ceased employment with the Company during 2018 and are not included in the table below. A description of the actual severance payments Messrs. Oros and Baskaran received, if any, are set forth immediately following the table below.
The table below reflects the following assumptions:

•	a termination date of December 31, 2018;

•	each NEO would receive payments in accordance with each of their employment agreements or the Company's severance plan in the case of Mr. Palmer;

•	valuations for equity are based on the closing price for our stock on December 31, 2018, which was the last trading day of 2018, of $26.64;

•	each NEO set forth below had received all of his or her base salary earned during 2018;

•
each NEO set forth below was entitled to, but had not yet been paid, the 2018 annual bonus plan payment that they received in February 2019 (because the assumed termination date is December 31, 2018); and

•any change of control payment would only be made if there was a “double-trigger,” which means that two events must occur for payments to be made (i.e., a change of control and the actual or constructive termination of employment, in this case within a specified period before or after such trigger event, as further described below).

Executive	Termination By Executive (Without Cause)	Termination by the Company Without Cause or by the Executive for Good Reason/Constructive Termination	Change of Control or Corporate Transaction Termination Without Cause/Good Reason	Disability (1)	Death (2)
John S. Clendening
Severance (3)	$—	$2,700,000	$3,600,000	$300,000	$300,000
Short-Term Incentive (4)	$1,209,600	$1,209,600	$1,209,600	$—	$—
Health Benefits (5)	$—	$32,826	$32,826	$—	$—
Accelerated Vesting of Stock Options (6)(7)	$—	$—	$6,739,794	$369,600	$369,600
Accelerated Vesting of Time-Based RSUs and PRSUs (6)(7)	$—	$—	$6,406,227	$3,496,500	$3,496,500
Total	$1,209,600	$3,942,426	$17,988,447	$4,166,100	$4,166,100
Davinder S. Athwal
Severance (3)	$—	$400,000	$900,000	$200,000	$100,000
Short-Term Incentive (4)	$433,591	$433,591	$433,591	$—	$—
Health Benefits (5)	$—	$21,152	$21,152	$—	$—
Accelerated Vesting of Stock Options (6)(7)	$—	$—	$125,778	$125,778	$125,778
Accelerated Vesting of Time-Based RSUs and PRSUs (6)(7)	$—	$—	$960,452	$1,141,684	$1,141,684
Total	$433,591	$854,743	$2,440,973	$1,467,462	$1,367,462

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Executive	Termination By Executive (Without Cause)	Termination by the Company Without Cause or by the Executive for Good Reason/Constructive Termination	Change of Control or Corporate Transaction Termination Without Cause/Good Reason	Disability (1)	Death (2)
Todd C. Mackay
Severance (3)	$—	$638,600	$877,725	$195,050	$93,750
Short-Term Incentive (4)	$362,855	$362,855	$362,855	$—	$—
Health Benefits (5)	$—	$21,432	$21,432	$—	$—
Accelerated Vesting of Stock Options (6)(7)	$—	$—	$65,498	$—	$—
Accelerated Vesting of Time-Based RSUs and PRSUs (6)(7)	$—	$—	$809,349	$629,503	$629,503
Total	$362,855	$1,022,887	$2,136,859	$824,553	$723,253
Mathieu F. Stevenson
Severance (3)	$—	$315,000	$630,000	$157,500	$78,750
Short-Term Incentive (4)	$317,520	$317,520	$317,520	$—	$—
Health Benefits (5)	$—	$19,947	$19,947	$—	$—
Accelerated Vesting of Stock Options (6)(7)	$—	$—	$1,063,473	$70,398	$70,398
Accelerated Vesting of Time-Based RSUs and PRSUs (6)(7)	$—	$—	$765,287	$665,973	$665,973
Total	$317,520	$652,467	$2,796,227	$893,871	$815,121
Ann J. Bruder
Severance (3)	$—	$375,000	$675,000	$187,500	$93,750
Short-Term Incentive (4)	$302,400	$302,400	$302,400	$—	$—
Health Benefits (5)	$—	$19,947	$19,947	$—	$—
Accelerated Vesting of Stock Options (6)(7)	$—	$—	$202,276	$74,799	$74,799
Accelerated Vesting of Time-Based RSUs and PRSUs (6)(7)	$—	$—	$765,181	$707,612	$707,612
Total	$302,400	$697,347	$1,964,804	$969,911	$876,161
John D. Palmer
Severance (3)	$—	$—	$—	$—	$—
Short-Term Incentive (4)	$—	$—	$—	$—	$—
Health Benefits (5)	$—	$—	$—	$—	$—
Accelerated Vesting of Stock Options (6)(7)	$—	$—	$106,369	$—	$—
Accelerated Vesting of Time-Based RSUs and PRSUs (6)(7)	$—	$—	$123,130	$85,461	$85,461
Total	$—	$—	$229,499	$85,461	$85,461

(1)
Pursuant to the terms of each of their employment agreements, each of the NEOs, excluding Mr. Palmer, would be entitled to receive six months of base pay in the event of a termination due to their disability. Mr. Palmer does not have an employment agreement and would not be entitled to any additional disability benefits outside of the disability insurance plan available to all employees.

(2)
Pursuant to the terms of each of their employment agreements regarding payments to be made upon death, Mr. Clendening would be entitled to receive six months of base pay and the other NEOs, excluding Mr. Palmer, would be entitled to receive three months of base pay. Mr. Palmer does not have an employment agreement and would not be entitled to any additional benefits outside of the life insurance plan available to all employees.

(3)	Amounts reported represent the severance amount payable to each NEO under the terms of their respective employment agreements as described in more detail below.

(4)	Reflects the actual bonus earned for 2018 under the Bonus Programs. As of December 31, 2018, this amount had been earned but not yet paid.

(5)	Amounts reported are based on the estimated COBRA costs for 18 months for Mr. Clendening and 12 months for Messrs. Athwal, Mackay, Stevenson and Ms. Bruder.

Blucora, Inc. | 2019 Proxy Statement 65

(6)
Each of the NEOs, excluding Mr. Palmer, would receive accelerated vesting of their outstanding time-based RSUs and options in the event of a change of control pursuant to the terms of their employment agreements, which are described below. Mr. Palmer's time-based RSUs and the PRSUs for the NEOs, excluding Mr. Clendening, would be accelerated upon a change of control in accordance with our 2015 Plan, as described below. Mr. Clendening's PRSUs would vest in accordance with the terms of his employment agreement, as described below.

(7)
In the event of death or disability, each of the NEOs, would receive accelerated vesting of the time-based RSUs, PRSUs and options that were granted in 2018. PRSUs would vest at target levels of achievement. Awards made prior to 2018 would not automatically accelerate in the event of an NEO's death or disability unless determined by the Compensation Committee in accordance with the 2015 Plan.

Mr. Oros: Pursuant to the Company’s Separation Agreement with Mr. Oros, the Company agreed to waive Mr. Oros's obligation to repay commuting, relocation and other expenses in the amount of $ 219,947 that Mr. Oros would have been required to repay to the Company under his employment agreement as a result of his resignation. See the "Compensation Discussion and Analysis—Employment Agreements" and the "All Other Compensation" column of the Summary Compensation Table for additional information.
Mr. Baskaran: Mr. Baskaran received the following payments pursuant to his employment agreement that was entered into on January 12, 2017 when he ceased employment with the Company on August 1, 2018: a severance payment in the aggregate amount of $645,395, which was comprised of (a) one times his base salary ($365,000), (b) a pro-rated amount of his 2018 annual bonus based on achievement of target performance levels ($265,000) and (c) a lump sum equal to 12 months of COBRA insurance premiums ($15,395).
Employment Agreements and Severance Plan
The Company has entered into employment agreements with each of its executive officers, which includes all of the NEOs except Mr. Palmer, that include specific terms regarding severance payments and other benefits, if any, due to the executive under various employment termination circumstances. The following sections describe and explain the specific circumstances that would trigger the amounts described above.
Termination without Cause and Constructive Termination or Resignation for Good Reason:  Under the employment agreements in place on December 31, 2018, all of the NEOs (except Mr. Palmer) receive similar benefits if they are terminated by us without cause or there is a constructive termination, including the following:

•	Messrs. Athwal and Stevenson and Ms. Bruder would receive:

◦	severance benefits of a one-time lump sum payment equal to one times his or her then-current annual salary;

◦	any unpaid portion of his or her bonus to the extent earned; and

◦	a lump sum payment equal to 12 months of COBRA insurance benefits.
Mr. Clendening would receive:

◦	severance benefits of a one-time lump sum payment equal to 1.5 times his then-current salary and 1.5 times his then target bonus amount;

◦	any unpaid portion of his bonus to the extent earned; and

◦	a lump sum payment equal to 18 months of COBRA insurance benefits.
Mr. Mackay would receive:

◦	if the termination is prior to December 31, 2019:

▪	severance benefits of a one-time lump sum payment equal to two times the salary he receives for his Base Role

▪	any unpaid pro-rata portion of his target bonus amount for his Base; and

▪	a lump sum payment equal to 12 months of COBRA insurance benefits; or

◦	if the termination is after December 31, 2019:

▪	severance benefits of a one-time lump sum payment equal to one times his then-current annual salary; and

▪	a lump sum payment equal to 12 months of COBRA insurance benefits.
In general, "cause" is defined as misconduct that is criminal, dishonest, fraudulent, or in violation of the Company’s Code of Ethics and Conduct or other written policy, failure to perform job duties, breach of confidentiality obligations, or an obstruction of any internal or governmental investigation. “Constructive termination” and "good reason" generally mean a material reduction in duties, authority, responsibility, base salary or a requirement to relocate more than 25

Blucora, Inc. | 2019 Proxy Statement 66

miles from Irving, Texas. Under Mr. Clendening's employment agreement, "constructive termination" and "good reason" means, in addition to the foregoing, a material reduction in a reporting relationship or a material reduction in bonus.
Death:  Under the employment agreements in place as of December 31, 2018 for the NEOs, other than Mr. Palmer and Mr. Clendening, death entitles the executive officers' beneficiary to receive a lump sum payment equal to three months’ base salary. Under Mr. Clendening's employment agreement, his beneficiary would receive a lump sum payment equal to six months' base salary.
Disability:  Under the employment agreements in place as of December 31, 2018, for all NEOs other than Mr. Palmer, termination due to disability (defined as an inability to perform his or her duties for 180 days in any one-year period) entitles the NEO to receive a lump sum payment equal to six months' base salary.
Change of Control: A fundamental feature of the change of control provisions in the employment agreements for all NEOs, excluding Mr. Palmer, is that the benefits generally have a “double-trigger,” which means that two events must occur for payments to be made (i.e., a change of control and the actual or constructive termination of employment, in this case within a specified period before or after such trigger event). The change of control provisions do not contain a Section 280G tax gross-up. The Compensation Committee believes that the foregoing change of control provisions are in the best interests of the Company and its stockholders to ensure the continued dedication of such employees, notwithstanding the possibility, threat or occurrence of a change of control. In addition, the Compensation Committee believes it is imperative to diminish the inevitable distraction of such employees by virtue of the personal uncertainties and risks created by a pending or threatened change of control, and to provide such employees with compensation and benefit arrangements upon a change of control that are competitive with those of other companies.
Under the employment agreements in place as of December 31, 2018, all of the executive officers, receive similar benefits if they are terminated within 12 months following or during the two-month period prior to a change of control of the Company, including the following:

•	the NEOs, excluding Mr. Palmer, would each receive:

◦	severance benefits of a one-time lump sum payment equal to one times each of their base salary and one times each of their target bonus amount;

◦	any unpaid portion of his or her bonus to the extent earned; and

◦	12 months of COBRA premiums.

•	Mr. Clendening would receive:

◦	severance benefits of a one-time lump sum payment equal to two times his base salary and two times his target bonus amount;

◦	any unpaid portion of his bonus to the extent earned; and

◦	18 months of COBRA premiums.

•
Each NEO, excluding Mr. Palmer, would also receive full acceleration of all unvested time-based equity awards (and, for Mr. Clendening, performance-based equity awards) and an extended post-termination exercise period for the executive's options of the earlier of the original expiration date of the award or 24 months for Mr. Clendening and 12 months for the other NEOs.

"Change of control" is defined in the employment agreements as any of the following: (i) acquisition of more than 50% of the voting power of the Company’s outstanding securities by any person or through a merger, reorganization or consolidation of the Company, (ii) approval by the stockholders of liquidation of the Company, (iii) a sale of the Company or substantially all of its assets, or (iv) a change in composition of the Board of Directors such that the majority is no longer comprised of incumbent directors (an incumbent being a continuing director, a director nominated by a majority of directors then in office, or a director appointed by directors so nominated).
Severance Plan: If Mr. Palmer is terminated as a result of a reduction in force or an elimination of his position, he would be entitled, as long as he signs a release, to severance benefits under our Severance Plan, which is available to all employees generally (excluding employees, such as our executive officers, who have employment agreements with us). In such a case, Mr. Palmer would be entitled to a minimum lump sum payment equal to 26 weeks of his base salary.

Blucora, Inc. | 2019 Proxy Statement 67

Long-Term Incentive Plan
Because Mr. Palmer does not have an employment agreement that would determine the treatment of his equity upon a change of control, his outstanding equity awards would receive the treatment described below under a change of control or company transaction. In addition, the PRSUs granted to certain NEOs under the 2015 Plan, excluding Mr. Clendening, would be governed by the terms of the 2015 Plan set forth below under a change of control. (Excluding Mr. Clendening, the employment agreements for the NEOs do not address treatment of performance-based equity.)
Under the 2015 Plan, unless the Compensation Committee determines otherwise in the instrument evidencing an award or in a written employment, services or other agreement between a participant and the Company or a related company, in the event of a change of control:

•
If the change of control is a company transaction in which awards, other than performance shares and performance units, could be converted, assumed, substituted for or replaced by the successor company, then, to the extent that the successor company converts, assumes, substitutes for, or replaces such awards, the vesting restrictions and forfeiture provisions applicable to such awards will not be accelerated or lapse, and all such vesting restrictions and forfeiture provisions will continue with respect to any shares of the successor company or other consideration that may be received with respect to such awards. To the extent such outstanding awards are not converted, assumed, substituted for, or replaced by the successor company, such awards will become fully vested and exercisable or payable, and all applicable restrictions or forfeiture provisions will lapse, immediately prior to the change of control. Such awards will then terminate at the effective time of the change of control.

•
If the change of control is not a company transaction in which awards, other than performance shares and performance units, could be converted, assumed, substituted for, or replaced by the successor company, all outstanding awards, other than performance shares and performance units, will become fully vested and exercisable or payable, and all applicable restrictions or forfeiture provisions will lapse, immediately prior to the change of control. Such awards will then terminate at the effective time of the change of control.

All performance shares and performance units earned and outstanding as of the date the change of control occurs and for which the payout level has been determined will be payable in full in accordance with the payout schedule included in the instrument evidencing the award. Any remaining outstanding performance shares or performance units for which the payout level has not been determined will be prorated at the target payout level up to and including the date of the change of control and will be payable in accordance with the payout schedule included in the instrument evidencing the award.

The Compensation Committee may in its discretion instead provide that a participant’s outstanding awards will terminate in exchange for a cash payment.

Definitions of Change of Control and Company Transaction Under the 2015 Plan.    Unless the Compensation Committee determines otherwise with respect to an award at the time it is granted or unless otherwise defined for purposes of an award in a written employment, services or other agreement between a participant and the Company or a related company, a change of control of the Company generally means the occurrence of any of the following events:

•
an acquisition by any individual, entity or group of beneficial ownership of 40% or more of either (a) the then outstanding shares of common stock or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (generally excluding any acquisition directly from the Company, any acquisition by the Company, any acquisition by any employee benefit plan of the Company or a related company, or an acquisition pursuant to certain related party transactions);

•
a change in the composition of the Board during any two-year period such that the incumbent Board members cease to constitute at least a majority of the Board (not including directors whose election, or nomination for election by stockholders, was approved by a majority of the incumbent Board); or

•
consummation of a company transaction, which is generally defined as a merger or consolidation, a sale of all of the Company’s outstanding voting securities, or a sale, lease or other transfer of all or substantially all of the assets of the Company, unless (a) after such transaction the beneficial owners of common stock and

Blucora, Inc. | 2019 Proxy Statement 68

voting securities immediately prior to the transaction retain at least 50% of such common stock and voting securities of the company resulting from such transaction, (b) no person beneficially owns 40% or more of the then outstanding common stock or voting securities of the company resulting from such transaction, and (c) at least a majority of the board of directors of the company resulting from such transaction were incumbent directors of the Company prior to such transaction.

In addition, the 2018 award agreements for equity awards granted under the 2015 Plan and under the 2018 Plan provide that in the event of death or disability, each of the NEOs would receive accelerated vesting of the time-based RSUs, PRSUs and options that were granted in 2018. PRSUs would vest at target levels of achievement. Awards made prior to 2018, would not automatically accelerate in the event of an NEO's death or disability, unless determined by the Compensation Committee in accordance with the 2015 Plan.

2018 EXECUTIVE PAY RATIO

Pay Ratio

In compliance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of John Clendening, our President and CEO. For 2018, our last completed fiscal year: (i) the median of the annual total compensation of all employees of the company (other than the CEO) was $79,878; and (ii) the annual total compensation of our CEO, as reported in the “Summary Compensation Table,” was $6,041,902. Based on this information, for 2018, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 76 to 1.

Methodology

Although we are permitted under Item 402(u) of Regulation S-K to utilize the median employee identified in 2017 in the 2018 ratio calculation, we chose, due to our completed Strategic Transformation (which included a move of our Company's headquarters to Irving, Texas during 2017 and the hiring of several new employees), to re-calculate the ratio based on the most current employee population and compensation levels.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments and estimates that we used are described below.

We selected the first business day of October 2018, which was October 1, 2018, as the date upon which we would identify the “median employee.” This date was chosen to allow sufficient time to identify the median employee. We included all employees working on a full-time, part-time or interim basis. As of October 1, 2018, we had 504 employees, including 498 U.S. employees and 6 employees in Canada. In determining the identity of our median employee, we excluded the 6 employees from Canada, which in aggregate represents less than 5% of our workforce. After excluding the employees from Canada, we determined the identity of our median employee from our U.S. employees.

In order to identify the “median employee," we utilized total cash compensation and equity compensation of our employees. The cash compensation was annualized for employees who were hired during 2018 and was comprised of base salary and (i) actual bonuses paid to employees hired before 2018 and (ii) the greater of target bonus or actual bonus paid for employees who were hired in 2018 (because the actual bonus paid was prorated and would not be representative of full year bonus amounts). We did not make any cost-of-living adjustments. We identified our “median employee” using a standard median formula based on the compensation measure, which was consistently applied to all of our employees included in this calculation. Once we identified our "median employee," total compensation was calculated for this individual using the same methodology we use for our NEOs as set forth in the 2018 Summary Compensation Table.

Blucora, Inc. | 2019 Proxy Statement 69

BENEFICIAL OWNERSHIP
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 and Form 5 with the SEC. Executive officers, directors, and greater-than-ten-percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by the Company or filed with the SEC, and written representations from certain reporting persons, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors, and persons who own more than ten percent of a registered class of our equity securities have been complied with on a timely basis during 2018.
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 26, 2019, as to: (i) each person who is known by us to own beneficially more than five percent of the outstanding shares of common stock; (ii) each of our directors and Director Nominees; (iii) each of our NEOs; and (iv) all current directors and executive officers as a group. Information for beneficial owners who are not officers or directors is based on their most recent filings with the SEC (as described in the footnotes to this table) and has not been independently verified by us. The number of shares outstanding as of March 26, 2019 was 48,254,247 shares.
Unless otherwise indicated below, and subject to applicable community property laws, we believe based on the information provided to us, that each beneficial owner has sole voting and investment power with respect to the shares listed below. Unless otherwise indicated, the address of each beneficial owner in the table below is c/o Blucora, Inc. 6333 North State Highway 161, Irving, Texas 75038.

Blucora, Inc. | 2019 Proxy Statement 70

Principal Stockholders, Directors, Nominees for Director and Named Executive Officers	Number of Shares Owned Directly or Indirectly	Number of Shares That Can Be Acquired Within 60 Days of
		March 26, 2019		Shares Beneficially Owned (1)
		Options	RSUs	Number		Percent of Class
5% Stockholders
BlackRock, Inc.	6,822,668	—	—	6,822,668	(2)	14.14%
55 East 52nd Street
New York, NY 10055
Wellington Group Holdings LLP	6,624,818	—	—	6,624,818	(3)	13.73%
c/o Wellington Management Company LLP
280 Congress Street
Boston, MA 02210
The Vanguard Group	5,054,708	—	—	5,054,708	(4)	10.48%
100 Vanguard Blvd
Malvern, PA 19355
Dimensional Fund Advisors LP	3,443,296	—	—	3,443,296	(5)	7.14%
Building One
6300 Bee Cave Road
Austin, TX 78746
Renaissance Technologies, LLC	2,670,600	—	—	2,670,600	(6)	5.53%
800 Third Ave.
New York, NY 10022
First Trust Portfolios L.P.	2,414,513	—	—	2,414,513	(7)	5.00%
First Trust Advisors L.P.
The Charger Corporation
120 East Liberty Dr, Suite 400
Wheaton, IL 60187
Directors
Steven Aldrich	8,474	—	—	8,474		*
William L. Atwell	23,923	7,940	—	31,863		*
John S. Clendening	443,692	663,076	70,834	1,177,602		2.40%
Lance G. Dunn	56,470	44,863	—	101,333		*
H. McIntyre Gardner	9,443	7,315	—	16,758		*
E. Carol Hayles	—	—	—	—		*
John MacIlwaine	—	—	—	—		*
Georganne C. Proctor	5,474	—	—	5,474		*
Christopher W. Walters	22,194	42,388		64,582		*
Mary S. Zappone	33,164	28,822		61,986		*

NEOs and Directors and Officers as a Group
Davinder Athwal	8,234	19,589	—	27,823		*
Todd C. Mackay	4,405	55,015	—	59,420		*
Mathieu Stevenson	39,193	—	—	39,193		*
Ann J. Bruder	13,414	18,047	—	31,461		*
John D. Palmer	1,143	3,302	—	4,445		*
Robert D. Oros	36,138	—	—	36,138		*
Sanjay Baskaran
All directors and executive officers as a group (16 persons)	713,235	890,357	70,834	1,674,426		3.40%
* Indicates less than 1.0% ownership of Blucora common stock.

Blucora, Inc. | 2019 Proxy Statement 71

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by such person that are currently exercisable or will become exercisable within 60 days of March 26, 2019, if any, or RSUs held by such person that vest within 60 days of March 26, 2019, if any, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)
Based on information contained in a Schedule 13G/A filed with the SEC on January 24, 2019, by BlackRock, Inc. BlackRock, Inc. reported it had sole voting power as to 6,724,799 shares and sole dispositive power as to 6,822,668 shares.

(3)
Based on information contained in Schedule 13G/A filed with the SEC on February 12, 2019, each of Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP shares voting power as to 5,859,903 shares and has shared dispositive power as to 6,624,818 shares; and Wellington Management Company LLP shares voting power as to 5,170,085 shares and has shared dispositive power as to 5,646,997 shares.

(4)
Based on information contained in a Schedule 13G/A filed with the SEC on February 11, 2019, by The Vanguard Group. (“Vanguard”). Vanguard reported it had sole voting power as to 84,303 shares, shared voting power as to 9,996 shares, sole dispositive power as to 4,965,135 shares, and shared dispositive power as to 89,573 shares.

(5)
Based on information contained in a Schedule 13G/A filed with the SEC on February 8, 2019, by Dimensional Fund Advisors LP and its subsidiaries (“Dimensional”). Dimensional is an investment adviser/manager to certain funds and as investment adviser/manager, Dimensional possesses investment and/or voting power of the securities of the funds and may be deemed to be the beneficial owner of the shares held by the funds. Dimensional disclaims beneficial ownership of the shares held by the funds. Dimensional reported it had sole voting power as to 3,329,097 shares and sole dispositive power as to 3,443,296 shares.

(6)
Based on information contained in a Schedule 13G filed with the SEC on February 12, 2019, by Renaissance Technologies, LLC. Renaissance Technologies, LLC reported it had sole voting power as to 2,670,600 shares and sole dispositive power as to 2,670,600 shares.

(7)
Based on information contained in Schedule 13G filed with the SEC on January 16, 2019 jointly by First Trust Portfolios L.P., First Trust Advisors L.P. and The Charger Corporation. First Trust Portfolios L.P. acts as sponsor of certain unit investment trusts that holds shares of the Company. First Trust Advisors L.P., an affiliate of First Trust Portfolios L.P., acts as a portfolio supervisor of the unit investment trusts sponsored by First Trust Portfolios L.P., certain of which hold shares of the Company. Neither First Trust Portfolios L.P., First Trust Advisors L.P. nor The Charger Corporation have the power to vote the shares of the Company held by these investment trusts sponsored by First Trust Portfolios L.P. Each of First Trust Portfolios L.P., First Trust Advisors L.P, and The Charger Corporation disclaims beneficial ownership of the shares included in the Schedule 13G. First Trust Advisors L.P. and The Charger Corporation share voting power as to 2,397,154 shares and share dispositive power as to 2,414,513 shares. First Trust Portfolios L.P. has shared dispositive power as to 17,359 shares.

Ownership Limitations
Certain transfers of our stock between stockholders could result in our undergoing an “ownership change” as defined in Section 382 of the IRC and the related Treasury Regulations (“Section 382”). Our certificate of incorporation (the “Charter”) was amended in 2009 to reclassify our common stock and impose restrictions on its transfer under certain circumstances related to Section 382.
In particular, the Charter generally restricts any person or entity from attempting to transfer (which includes any direct or indirect acquisition, sale, transfer, assignment, conveyance, pledge, or other disposition) any of our stock (or options, warrants, or other rights to acquire our stock, or securities convertible or exchangeable into our stock) to the extent that transfer would (i) create or result in an individual or entity becoming a five-percent stockholder of our stock for purposes of Section 382 (a “Five Percent Stockholder”) or (ii) increase the stock ownership percentage of any existing Five Percent Stockholder. Any person or entity attempting to acquire shares in such a transaction is referred to as a “Restricted Holder.” The Charter does not prevent transfers that are sales by a Five Percent Stockholder, although it does restrict any purchasers that seek to acquire shares from a Five Percent Stockholder to the extent that the purchaser is or would become a Five Percent Stockholder.
Any transfer that violates the Charter is null and void ab initio and is not effective to transfer any record, legal, beneficial, or any other ownership of the number of shares that result in the violation (which are referred to as “Excess Securities”). The purported transferee shall not be entitled to any rights as our stockholder with respect to the Excess Securities. Instead, the purported transferee would be required, upon demand by the Company, to transfer the Excess Securities to an agent designated by the Company for the limited purpose of consummating an orderly arm’s-length sale of such shares. The net proceeds of the sale will be distributed first to reimburse the agent for any costs associated with the sale, second to the purported transferee to the extent of the price it paid, and finally any additional amount will go to the purported transferor, or, if the purported transferor cannot be readily identified, to a charity designated by the Board of Directors. The Charter also provides the Company with various remedies to prevent or respond to a purported transfer that violates its provisions. In particular, any person who knowingly violates such provisions, together with any persons in the same control group with such person, are jointly and severally liable to the Company for such amounts as will put the Company in the same financial position as it would have been in had such violation not occurred.

Blucora, Inc. | 2019 Proxy Statement 72

Our Board of Directors may authorize an acquisition by a Restricted Holder of stock that would otherwise violate the Charter if the Board of Directors determines, in its sole discretion, that after taking into account the preservation of our net operating losses ("NOLs") and income tax credits, such acquisition would be in the best interests of the Company and its stockholders. Any Restricted Holder that would like to acquire shares of our stock must make a written request to our Board of Directors prior to any such acquisition. The Company intends to enforce the restrictions to preserve future use of our NOLs and income tax credits for so long as the Board of Directors determines in good faith that it is in the best interests of the Company to prevent the possibility of an ownership change under Section 382.
TRANSACTION OF OTHER BUSINESS
The Board of Directors is unaware of any other matters to be submitted at the meeting. If any other matters come before the meeting, the persons named as proxies in the accompanying form of proxy will vote the shares represented in their discretion.
DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
Stockholder Proposal
Any stockholder proposal intended to be included in the Company’s Proxy Statement and form of proxy for the 2020 annual meeting of stockholders (pursuant to Rule 14a-8 of the Exchange Act) must be received by the Company at 6333 North State Highway 161, 4th Floor, Irving, Texas 75038 no later than December 12, 2019 and must otherwise be in compliance with applicable SEC rules. However, pursuant to such rule, if the 2020 annual meeting is held on a date that is before April 23, 2020 or after June 22, 2020, then a stockholder proposal submitted for inclusion in our Proxy Statement must be received by us a reasonable time before we begin to print and mail our proxy statement for the 2020 annual meeting.
Director Nomination by Stockholders
Any stockholder nomination of a candidate for election to our Board of Directors, and any stockholder proposal of other business intended to be presented for consideration at the 2020 annual meeting of stockholders (but that will not be included in the Company’s Proxy Statement for such meeting pursuant to Rule 14a-8 of the Exchange Act), must be received in a timely manner and otherwise in accordance with the Company’s Bylaws and related policies and procedures. In particular, our Bylaws establish that nominations for the election of directors or proposals of other business may be made by any stockholder entitled to vote who has delivered written notice to our Corporate Secretary not fewer than 90 days nor more than 120 days before the anniversary of the previous year’s annual meeting, which notice must contain the information specified in the Bylaws concerning the nominees or other business proposed by the stockholder and concerning the stockholder proposing such nominations or other business. Accordingly, any such stockholder proposal must be received between the close of business on January 24, 2020 and the close of business on February 23, 2020. However, if the 2020 annual meeting is not scheduled to be held between April 23, 2020 and June 22, 2020, such stockholder’s notice must be delivered to our Corporate Secretary not later than the close of business on later of (A) the tenth day following the day of the public announcement of the date of the 2020 annual meeting or (B) the date which is 90 days prior to the date of the 2020 annual meeting. Further information regarding nomination of directors is disclosed above in the descriptions of the Nominating and Governance Committee and of the Director Nomination Process under the heading “Independence, Committee and Other Board Information" and "Director Nomination Process," respectively.
The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with the requirements of our Bylaws or any applicable laws or regulations. A copy of the full text of our Bylaws is available on our Company website at www.blucora.com or may be obtained by writing to the Corporate Secretary of Blucora. All notices of proposals by stockholders, whether or not included in our proxy materials, should be sent to our principal executive offices at 6333 North State Highway 161, 4th Floor, Irving, Texas 75038, Attention: Corporate Secretary.

Blucora, Inc. | 2019 Proxy Statement 73

ANNUAL REPORT TO STOCKHOLDERS
The Company’s Annual Report to Stockholders, including the Annual Report on Form 10-K for the year ended December 31, 2018, is being furnished together with this Proxy Statement. The Annual Report to Stockholders is also available on the corporate website at www.blucora.com. Upon written request by any stockholder to Ann J. Bruder, our Corporate Secretary, at 6333 North State Highway 161, 4th Floor, Irving, Texas 75038, a copy of the Annual Report to Stockholders will be furnished without charge, and a copy of any or all exhibits to the Annual Report on Form 10-K will be furnished for a fee that will not exceed the reasonable expenses in furnishing those exhibits. The Company’s SEC filings also are available to the public at the SEC’s website at http://www.sec.gov.
WHERE YOU CAN FIND MORE INFORMATION
The Company files annual, quarterly, and current reports, proxy statements, and other information with the SEC.
The Company’s public filings are available to the public from document retrieval services and the internet website maintained by the SEC at www.sec.gov. These filings are also available on the Company’s corporate website at www.blucora.com under “Investors – Financial Information – SEC Filings.”
* * * *
Your vote is important to us. Please vote by telephone or Internet, or, if you request and receive a paper copy of the proxy materials, please sign, date and promptly mail the enclosed proxy card or use the telephone or Internet voting procedures described on the proxy card. Shares must be voted by telephone, online, or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes.

By Order of the Board of Directors,

Ann J. Bruder Chief Legal Officer and Secretary
Irving, Texas
April 10, 2019
Annex A - Non-GAAP Reconciliation

Blucora, Inc. | 2019 Proxy Statement 74

Annex A
NON-GAAP RECONCILIATION
Below is a reconciliation of the non-GAAP measures set forth in this proxy statement under "Proxy Statement Summary" and "Compensation Discussion and Analysis—Executive Summary."
Adjusted EBITDA
We define Adjusted EBITDA as net income (loss) attributable to Blucora, Inc., determined in accordance with GAAP, excluding the effects of stock-based compensation, depreciation and amortization of acquired intangible assets, restructuring, other loss, net, the impact of noncontrolling interests, income tax expense (benefit), the effects of discontinued operations, net of income taxes, and acquisition-related costs. For purposes of this definition, restructuring costs relate to the move of our corporate headquarters in 2017. Acquisition-related costs include professional services fees and other direct transaction costs and changes in the fair value of contingent consideration liabilities related to acquired companies. The SimpleTax acquisition that was completed in 2015 included contingent consideration, for which the fair value of that liability was revalued in the second quarter of 2016.
We believe that Adjusted EBITDA provides meaningful supplemental information regarding our performance. We use this non-GAAP financial measure for internal management and compensation purposes, when publicly providing guidance on possible future results, and as a means to evaluate period-to-period comparisons. We believe that Adjusted EBITDA is a common measure used by investors and analysts to evaluate our performance, that it provides a more complete understanding of the results of operations and trends affecting our business when viewed together with GAAP results, and that management and investors benefit from referring to this non-GAAP financial measure. Items excluded from Adjusted EBITDA are significant and necessary components to the operations of our business and, therefore, Adjusted EBITDA should be considered as a supplement to, and not as a substitute for or superior to, GAAP net income (loss). Other companies may calculate Adjusted EBITDA differently and, therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Non-GAAP Net Income and Net Income Per Share (Non-GAAP EPS)
We define non-GAAP net income as net income (loss) attributable to Blucora, Inc., determined in accordance with GAAP, excluding the effects of discontinued operations, net of income taxes, stock-based compensation, amortization of acquired intangible assets, accelerated accretion of debt discount on convertible senior notes that were previously outstanding, gain on convertible senior notes repurchased, accretion and write-off of debt discount and debt issuance costs on previous debt, acquisition-related costs, restructuring costs, the impact of noncontrolling interests, the related cash tax impact of those adjustments, and non-cash income taxes. The write-off of debt discount and debt issuance costs on the convertible notes that were previously outstanding and our previous credit facility relates to our debt refinancing that occurred in the second quarter of 2017. We exclude the non-cash portion of income taxes because of our ability to offset a substantial portion of our cash tax liabilities by using deferred tax assets, which primarily consist of U.S. federal net operating losses. The majority of these net operating losses will expire, if unutilized, between 2020 and 2024. See "Note 10: Debt" of the Notes to Consolidated Financial Statements in Part II Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2018 for additional information regarding our debt.
We believe that non-GAAP net income and non-GAAP net income per share provide meaningful supplemental information to management, investors, and analysts regarding our performance and the valuation of our business by excluding items in the statement of operations that we do not consider part of our ongoing operations or have not been, or are not expected to be, settled in cash. Additionally, we believe that non-GAAP net income and non-GAAP net income per share are common measures used by investors and analysts to evaluate our performance and the valuation of our business. Non-GAAP net income and non-GAAP net income per share should be evaluated in light of our financial results prepared in accordance with GAAP and should be considered as a supplement to, and not as a substitute for or superior to, GAAP net income (loss) and GAAP net income (loss) per share. Other companies may calculate these non-GAAP measures differently, and, therefore, our non-GAAP net income and non-GAAP net income per share may not be comparable to similarly titled measures of other companies.
Net Leverage Ratio
The net debt leverage ratio is net debt divided by Adjusted EBITDA, which is a non-GAAP measure. We define net debt as cash and cash equivalents less the outstanding principal of debt. Management believes that the presentation of this non-GAAP financial measure provides useful information to investors because it is an important liquidity measurement that reflects our ability to service debt.

Blucora, Inc. | 2019 Proxy Statement 75

Operating Free Cash Flow
We define operating free cash flow from continuing operations, which is a Non-GAAP measure, as net cash provided by operating activities from continuing operations less purchases of property and equipment. We believe operating free cash flow is an important liquidity measure that reflects the cash generated by the continuing businesses, after the purchases of property and equipment, that can then be used for, among other things, strategic acquisitions and investments in the businesses, stock repurchases, and funding ongoing operations.

Reconciliation of Non-GAAP Financial Measures

(in thousands except per share amounts, rounding differences may exist)	2014	2015	2016	2017	2018
	FY 12/31	FY 12/31	FY 12/31	FY 12/31	FY 12/31
Adjusted EBITDA
Net income (loss) attributable to Blucora, Inc.	$(45,501)	$(38,884)	$(65,158)	$27,039	$50,634
Stock-based compensation	13,591	13,591	14,128	11,653	13,253
Depreciation and amortization of acquired intangible assets	44,712	45,564	38,688	38,139	38,590
Restructuring	—	—	3,870	3,101	288
Other loss, net	42,672	41,934	39,781	44,551	15,797
Net income attributable to noncontrolling interests	—	—	658	2,337	935
Income tax expense (benefit)	(9,702)	(7,222)	(1,285)	(25,890)	311
Discontinued operations, net of tax	30,003	27,348	63,121	—	—
Acquisition-related costs	—	—	391	—	—
Adjusted EBITDA	$75,775	$82,331	$94,194	$100,930	$119,808
Non-GAAP Net Income
Net income (loss) attributable to Blucora, Inc.	$(45,501)	$(38,884)	$(65,158)	$27,039	$50,634
Discontinued operations, net of income taxes	30,003	27,348	63,121	—	—
Stock-based compensation	13,591	13,591	14,128	11,653	13,253
Amortization of acquired intangible assets	40,740	40,851	34,143	34,002	33,586
Accelerated accretion of debt discount on Convertible Senior Notes	3,594	3,866	1,628	—	—
Gain on the Convertible Senior Notes repurchased	—	—	(7,724)	—	—
Accretion and write-off of debt discount and debt issuance costs on previous debt	—	—	3,666	17,875	—
Acquisition-related costs	—	—	391	—	—
Restructuring	—	—	3,870	3,101	288
Impact of noncontrolling interests	—	—	658	2,337	935
Cash tax impact of adjustments to GAAP net income	(400)	(400)	175	(6)	(2,257)
Non-cash income tax benefit	(11,902)	(9,422)	(3,802)	(26,853)	(2,403)
Non-GAAP net income	$30,125	$36,950	$45,096	$69,148	$94,036

Non-GAAP net income per share	$0.70	$0.88	$1.06	$1.46	$1.90
Diluted shares	42,946	41,861	42,686	47,211	49,381

Blucora, Inc. | 2019 Proxy Statement 76

(in thousands except ratio, rounding differences may exist)	2015		2016		2017		2018
	FY 12/31		FY 12/31		FY 12/31		FY 12/31
Net Leverage Ratio
Cash	$55,473		$51,713		$59,965		$84,524
Available-for-sale Investments	11,301		7,101		—		—
Debt	607,650		436,059		345,000		265,000
Escrow Receivable	20,000		—		—		—
Total Net Debt	(520,876)		(377,245)		(285,035)		(180,476)
Adjusted EBITDA	82,231		94,194		100,930		119,808
Net Leverage Ratio	6.3	x	4.0	x	2.8	x	1.5	x

(in thousands, rounding differences may exist)	2018
Reconciliation of Operating Free Cash Flows	FY 12/31
Net cash provided by operating activities	$105,548
Purchases of property and equipment	(7,633)
Operating free cash flow	$97,915

Blucora, Inc. | 2019 Proxy Statement 77

BLUCORA

## ANNUAL MEETING OF BLUCORA, INC.

**Date:** Thursday, May 23, 2019
**Time:** 1:00 P.M. (Central Daylight Time)
**Place:** The Hotel at Kirkwood Center, Hotel Auditorium - Room 198, 7725 Kirkwood Blvd SW Cedar Rapids, IA 52404
See Voting Instruction

**Please make your marks like this: ☒ Use dark black pencil or pen only**

**1:** Election of Directors

| | For | Against | Abstain | Directors Recommend ↓ |
|---|---|---|---|---|
| 01 Steven Aldrich | ☐ | ☐ | ☐ | For |
| 02 William L. Atwell | ☐ | ☐ | ☐ | For |
| 03 John S. Clendening | ☐ | ☐ | ☐ | For |
| 04 H. McIntyre Gardner | ☐ | ☐ | ☐ | For |
| 05 Christopher W. Walters | ☐ | ☐ | ☐ | For |

**To attend the meeting and vote your shares in person, please mark this box.** ☐

**Authorized Signatures - This section must be completed for your Instructions to be executed.**

____________________ Please Sign Here    ________________ Please Date Above

____________________ Please Sign Here    ________________ Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

BLUCORA

# Annual Meeting of Blucora, Inc.
# to be held on Thursday, May 23, 2019
# for Holders as of March 26, 2019

**This proxy is being solicited on behalf of the Board of Directors**

## VOTE BY:

### INTERNET

Go To
**www.proxypush.com/BCOR**
- Cast your vote online.
- View meeting documents.

**OR**

### TELEPHONE

Call **866-437-3802**
- Use any touch-tone telephone.
- **Have your Proxy Card/Voting Instruction Form ready.**
- Follow the simple recorded instructions.

**OR**

### MAIL

- Mark, sign and date your Proxy Card/Voting Instruction Form.
- Detach your Proxy Card/Voting Instruction Form.
- Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned stockholder(s) of Blucora, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 10, 2019, and hereby appoints Davinder Athwal and Ann J. Bruder, and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the same of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Blucora, Inc. to be held on May 23, 2019 at 1:00 p.m., Central Daylight Time, at The Hotel at Kirkwood Center, Hotel Auditorium - Room 198, 7725 Kirkwood Blvd SW, Cedar Rapids, IA 52404, and at any postponement, adjournment or recess thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side and on such other matters as may be properly brought before the meeting or any adjournment, postponement or recess thereof, conferring authority upon such attorneys-in-fact to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

**PROXY TABULATOR FOR**

**BLUCORA, INC.**
**P.O. BOX 8016**
**CARY, NC 27512-9903**

Blucora, Inc. | 2019 Proxy Statement 78

**Revocable Proxy — Blucora, Inc.**
**Annual Meeting of Stockholders**
**May 23, 2019 1:00 p.m. (Central Daylight Time)**
**This Proxy is Solicited on Behalf of the Board of Directors**

The undersigned stockholder(s) of Blucora, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 10, 2019, and hereby appoints Davinder Athwal and Ann J. Bruder, and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the same of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Blucora, Inc. to be held on May 23, 2019 at 1:00 p.m., Central Daylight Time, at The Hotel at Kirkwood Center, Hotel Auditorium - Room 198, 7725 Kirkwood Blvd SW, Cedar Rapids, IA 52404, and at any postponement, adjournment or recess thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present.

This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR the election of the director nominees specified in Proposal 1 and FOR Proposals 2 and 3.

**(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)**

→ Please separate carefully at the perforation and return just this portion in the envelope provided. →

Blucora, Inc. | 2019 Proxy Statement 79